Exhibit 2.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

AGREEMENT AND PLAN OF MERGER

among:

Century Therapeutics, Inc.,
a Delaware corporation;

Clarent Intermediate Sub, Inc.,

a Delaware corporation;

Clarent Merger Sub, Inc.,

a Delaware corporation;

Clade Therapeutics, Inc.,
a Delaware corporation;

and

Fortis Advisors LLC,
as the Securityholders’ Agent

Dated as of April 11, 2024

Page

1.	Description of Transaction		1

	1.1	The Merger	1
	1.2	Effect of the Merger	1
	1.3	Closing; Effective Time	1
	1.4	Charter Documents and Management of Surviving Company	2
	1.5	Conversion of Shares	2
	1.6	Treatment of Company Options and Company Restricted Stock	5
	1.7	Contingent Consideration	5
	1.8	[Reserved.]	8
	1.9	Dissenting Shares	8
	1.10	Exchange	8
	1.11	No Fractional Shares; Adjustments; Rounding; Accredited Investors	11
	1.12	Registration of Consideration Shares.	11
	1.13	Further Action	12

2.	Representations and Warranties of the Company		13

	2.1	Due Organization; Subsidiaries; Etc.	13
	2.2	Charter Documents; Books and Records	13
	2.3	Capitalization	14
	2.4	Financial Statements and Related Information	16
	2.5	Liabilities	17
	2.6	Absence of Changes	18
	2.7	Assets	19
	2.8	Equipment; Real Property	19
	2.9	Intellectual Property	20
	2.10	Contracts	24
	2.11	Compliance with Legal Requirements	26
	2.12	Regulatory Matters	27
	2.13	Governmental Authorizations; No Subsidies	28
	2.14	Tax Matters	29
	2.15	Employee and Labor Matters; Benefit Plans	31
	2.16	Environmental Matters	35
	2.17	Insurance	35
	2.18	Related Party Transactions	35
	2.19	Legal Proceedings; Orders	36
	2.20	Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes	36
	2.21	Non-Contravention; Consents	36
	2.22	Vote Required	37
	2.23	Brokers	37
	2.24	Stimulus Program	37
	2.25	Disclaimer of Any and All Other Representations and Warranties	37

3.	Representations and Warranties of Parent, Intermediate Sub and Merger Sub		38

	3.1	Due Organization	38
	3.2	Non-Contravention; Consents	38

i

(continued)

Page

	3.3	Authority; Binding Nature of Agreement	38
	3.4	Legal Proceedings	39
	3.5	Financing	39
	3.6	Ownership of Intermediate Sub and Merger Sub	39
	3.7	Brokers	39
	3.8	No Parent Vote Required	39
	3.9	Issuance of Parent Common Stock	39
	3.10	Disclaimer of Any and All Other Representations and Warranties	39

4.	Certain Covenants of the Company		40

	4.1	Access and Investigation	40
	4.2	Operation of the Business of the Company	40
	4.3	Notification	43
	4.4	No Negotiation	43
	4.5	Termination of Certain Company Employee Plans	44
	4.6	Termination of Agreements	44
	4.7	FIRPTA Matters	44
	4.8	Resignation of Officers and Directors	44
	4.9	Tail Insurance; Indemnification of Company Directors and Officers	44
	4.10	Estimated Merger Consideration Spreadsheet	45

5.	Certain Covenants of the Parties		45

	5.1	Filings and Consents	45
	5.2	Stockholder Consent	47
	5.3	Public Announcements; Confidentiality	48
	5.4	Employee Matters	49
	5.5	Commercially Reasonable Efforts	49

6.	Conditions Precedent to Obligations of Parent, Intermediate Sub and Merger Sub		49

	6.1	Accuracy of Representations	50
	6.2	Performance of Covenants	50
	6.3	Governmental and Other Consents	50
	6.4	No Material Adverse Effect	51
	6.5	Stockholder Approval	51
	6.6	Agreements and Documents	51
	6.7	FIRPTA Compliance	52
	6.8	No Restraints	52
	6.9	No Legal Proceedings	53
	6.10	Section 280G Stockholder Approval	53
	6.11	Termination of Employee Plans	53
	6.12	Tail Insurance	53

7.	Conditions Precedent to Obligations of the Company		53

	7.1	Accuracy of Representations	53
	7.2	Performance of Covenants	54

(continued)

Page

	7.3	Parent Closing Certificate	54
	7.4	Agreements and Documents	54
	7.5	No Restraints	54

8.	Termination		54

	8.1	Termination Events	54
	8.2	Termination Procedures	55
	8.3	Effect of Termination	55

9.	Indemnification, Etc.		56

	9.1	Survival of Representations, Etc.	56
	9.2	Indemnification	57
	9.3	Limitations	59
	9.4	No Contribution	61
	9.5	Defense of Third Party Claims	61
	9.6	Indemnification Claim Procedure	62
	9.7	Sources of Indemnification for Indemnitees	64
	9.8	Setoff	66
	9.9	Tax Matters	66

10.	Miscellaneous Provisions		69

	10.1	Securityholders’ Agent	69
	10.2	Further Assurances	71
	10.3	[Reserved]	71
	10.4	Fees and Expenses	71
	10.5	Notices	71
	10.6	Headings	73
	10.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	73
	10.8	Governing Law; Dispute Resolution	73
	10.9	Successors and Assigns	74
	10.10	Remedies Cumulative; Specific Performance	74
	10.11	Waiver	74
	10.12	Amendments	74
	10.13	Severability	75
	10.14	Parties in Interest	75
	10.15	Entire Agreement	75
	10.16	Disclosure Schedule	75
	10.17	Conflict of Interest	75
	10.18	Attorney-Client Privilege	76
	10.19	Parent Acknowledgment	76
	10.20	Rules of Construction	77
	10.21	Construction	77

CONFIDENTIAL

Exhibits and Schedules

Exhibits

Exhibit A	Certain Definitions

Exhibit B	Form of Joinder Agreement

Exhibit C	Form of Lock Up Agreement

Exhibit D	Form of Letter of Transmittal

Exhibit E	Accredited Investor Questionnaire

Exhibit F	Agreements to be Terminated Prior to Closing

Exhibit G	Required Third Party Consents

Exhibit H	Resignations

Exhibit I	Governmental Consents

Schedule

Schedule 1	Milestone Product

Schedule 2	Company Product Know-How

Schedule 3	Key Employees

Schedule 4	Excluded Severance

Schedule 5	Terminated Employees

Schedule 6	Key Stockholders

Schedule 7	Excluded Company Transaction Expenses

CONFIDENTIAL

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 11, 2024, by and among: Century Therapeutics, Inc, a Delaware corporation (“Parent”); Clarent Intermediate Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Intermediate Sub”); Clarent Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Intermediate Sub (“Merger Sub”); Clade Therapeutics, Inc., a Delaware corporation (the “Company”); and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Agent. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.            The Company desires that Merger Sub merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Intermediate Sub, on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”).

B.            Pursuant to the Merger, upon the terms and subject to the conditions of this Agreement, each share of Company Capital Stock will be converted into the right to receive the applicable Merger Consideration as provided for, and subject to the terms and conditions of, this Agreement.

C.            As an inducement for Parent, Intermediate Sub and Merger Sub to enter into this Agreement, concurrently with the execution and delivery hereof, each of the Key Stockholders is entering into a Joinder Agreement in favor of Parent, substantially in the form of Exhibit B (a “Joinder Agreement”).

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants set forth herein, for other good and valuable consideration, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	Description of Transaction

1.1           The Merger . Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger as an indirect wholly-owned Subsidiary of Parent (the “Surviving Company”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2           Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

1.3           Closing; Effective Time.

(a)            Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures on the date of execution of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

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(b)            Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.4          Charter Documents and Management of Surviving Company.

(a)           Certificate of Incorporation. Subject to Section 4.9, at the Effective Time, the certificate of incorporation of the Surviving Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Legal Requirement.

(b)            Bylaws. Subject to Section 4.9, at the Effective Time, the bylaws of the Surviving Company shall be amended and restated so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and will be the bylaws of the Surviving Company until thereafter amended as provided in its charter documents and applicable Legal Requirement.

(c)            Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Company from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

1.5          Conversion of Shares.

(a)            Conversion. Subject to Sections 1.9, 1.10 and 1.11, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any stockholder of the Company or any other Person:

(i)            each share of Company Capital Stock held in the Company’s treasury, owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company or owned by Parent, Merger Sub or any subsidiary of Parent immediately prior to the Effective Time (each, a “Disregarded Share”), if any, shall be canceled without payment of any consideration with respect thereto;

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(ii)          each share of Series A Preferred Stock that is not a Disregarded Share issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive (in each case of the foregoing clauses (1) through (5), as such portions are set forth in the Merger Consideration Spreadsheet):

(1)            an amount in cash equal to: (A) the applicable portion of the Aggregate Upfront Cash Consideration; minus (B) the applicable portion of the Expense Fund Amount; plus

(2)            a certificate or book entry reflecting (A) the applicable portion of the Upfront Stock Consideration minus (B) the applicable portion of the Indemnity Holdback Shares; plus

(3)            a contingent right to receive the applicable portion of the Milestone Payment in accordance with the terms of Section 1.7, as and when such payments is required to be made pursuant to the terms hereof; plus

(4)            a contingent right to receive any cash disbursements required to be made from the Expense Fund with respect to such share of Series A Preferred Stock to the former holder thereof in accordance with the terms of this Agreement, as and when such disbursements are required to be made pursuant to the terms hereof; plus

(5)            a contingent right to receive a certificate or book entry reflecting the applicable portion of the Indemnity Holdback Shares that may be required to be issued with respect to such share to the former holder thereof in accordance with the terms of this Agreement, as and when such disbursements are required to be made pursuant to the terms hereof; and

(iii)         each share of Series A-1 Preferred Stock that is not a Disregarded Share issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive (in each case of the foregoing clauses (1) through (5), as such portions are set forth in the Merger Consideration Spreadsheet):

(1)            an amount in cash equal to: (A) the applicable portion of the Aggregate Upfront Cash Consideration; minus (B) the applicable portion of the Expense Fund Amount; plus

(2)            a certificate or book entry reflecting (A) the applicable portion of the Upfront Stock Consideration minus (B) the applicable portion of the Indemnity Holdback Shares; plus

(3)            a contingent right to receive the applicable portion of the Milestone Payment in accordance with the terms of Section 1.7, as and when such payments is required to be made pursuant to the terms hereof; plus

(4)            a contingent right to receive any cash disbursements required to be made from the Expense Fund with respect to such share of Series A-1 Preferred Stock to the former holder thereof in accordance with the terms of this Agreement, as and when such disbursements are required to be made pursuant to the terms hereof; plus

(5)            a contingent right to receive a certificate or book entry reflecting the applicable portion of the Indemnity Holdback Shares that may be required to be issued with respect to such share to the former holder thereof in accordance with the terms of this Agreement, as and when such disbursements are required to be made pursuant to the terms hereof;

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(iv)          each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and shall not have the right to receive any portion of the Merger Consideration; and

(v)           each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company.

(b)

(i)            Indemnity Holdback Share Contribution. At the Effective Time, the amount of the Upfront Stock Consideration shall be reduced by a number of shares of Parent Common Stock equal to the Indemnity Holdback Shares in accordance with the terms of this Agreement, and Parent shall have no obligation to issue the Indemnity Holdback Shares except in accordance with, and subject to the conditions of, Section 9.6. No Participating Securityholder shall have any rights (including voting rights, rights to receive dividends or other distributions with respect to the applicable portion of the Indemnity Holdback Shares (if any) or the right to pledge, encumber, sell, assign or transfer such Indemnity Holdback Shares or any interest therein) with respect to the Indemnity Holdback Shares until such time as the Indemnity Holdback Shares (or the applicable portion thereof) are actually issued to such Participating Securityholder in accordance with Section 9.6; provided, that any dividends or distributions paid or made in respect of such Indemnity Holdback Shares shall be retained by Parent and paid or made to the holder of the Indemnity Holdback Shares if released to the Participating Securityholders in accordance with Section 9.6. Parent shall issue the Indemnity Holdback Shares only if, as and when required by Section 9.6. Each Participating Securityholder will be deemed to have contributed a number of Indemnity Holdback Share as set forth on the Merger Consideration Spreadsheet.

(ii)           Expense Fund Contribution. At or prior to the Effective Time, Parent shall cause to be delivered to the Securityholders’ Agent an amount in cash equal to the Expense Fund Amount (such funds being referred to as the “Expense Fund”), with respect to each Participating Securityholder, an amount equal to the applicable portion of the Expense Fund Amount as set forth on the Merger Consideration Spreadsheet (it being understood that (A) each Participating Securityholder will be deemed to have contributed to the Expense Fund in accordance with its applicable Pro Rata Share as set forth on the Merger Consideration Spreadsheet and (B) once deposited in an account designated by the Securityholders’ Agent, Parent shall have no Liability to any Person in respect of the Expense Fund and each holder of shares of Company Capital Stock shall look solely to the Securityholders’ Agent with respect to any payments in respect thereof). The Expense Fund shall be held by the Securityholders’ Agent in accordance with Section 10.1(e).

(iii)         Share Cap. Notwithstanding anything to the contrary in this Agreement, in no event shall the total number of shares of Parent Common Stock issuable in respect of the Upfront Stock Consideration exceed 19.9% of the total number of shares of Parent Common Stock outstanding as of the date hereof, which percentage is equal to 12,920,121 shares (the “Share Cap”). To the extent the calculation of the Upfront Stock Consideration would result in the issuance to the Participating Securityholders of a number of shares of Parent Common Stock in excess of the Share Cap, the balance of such payment will be made in cash (calculated as (a) the number of such shares of Parent Common Stock in excess of the Share Cap (rounded down to the nearest whole share) multiplied by (b) the Parent Stock Price as of the Closing Date) in accordance with the Participating Securityholders’ respective Pro Rata Shares as set forth in the Merger Consideration Spreadsheet.

CONFIDENTIAL

1.6          Treatment of Company Options and Company Restricted Stock.

(a)           At the Effective Time, each Company Option that is outstanding and unexercised, whether vested or unvested, as of immediately prior to the Effective Time shall be cancelled and terminated without consideration at the Effective Time. Prior to the Effective Time, the Company shall take all action that may be necessary or required (under any Company Incentive Plan, any applicable Legal Requirement, the applicable share option award agreements or otherwise) to effectuate the provisions of this Section 1.6(a) and to ensure that, from and after the Effective Time, holders of Company Options shall have no rights with respect thereto.

(b)           Prior to the Effective Time, the Company shall take all action that may be necessary or required (under any Company Incentive Plan, any applicable Legal Requirement, the applicable incentive equity award agreements or otherwise) to cause the acceleration of vesting and the lapse of the Company’s repurchase right with respect to all then outstanding Company Restricted Stock.

1.7          Contingent Consideration.

(a)           [***] Milestone. Upon achievement by a Milestone Party of the [***] Milestone, the Milestone Payment shall become due and payable in accordance with Section 1.7(b). Parent shall provide written notice to the Securityholders’ Agent of the achievement of the [***] Milestone no later than thirty (30) days after the occurrence thereof. For the avoidance of doubt, the Milestone Payment shall be payable only one (1) time upon the first achievement of the [***] Milestone, and no amounts shall be due for any subsequent or repeated achievements of the [***] Milestone by the same or by a different Milestone Product. Under no circumstances shall the aggregate amount payable by Parent pursuant to this Section 1.7 exceed an amount in cash or shares of Parent Common Stock equal to $10,000,000 in the aggregate.

(b)            Distribution of the Milestone Payment. Subject to Section 1.10 and Parent’s right of set-off pursuant to Section 9.8, if the Milestone Payment becomes due and payable pursuant to Section 1.7(a), Parent shall, promptly following delivery of the notice of the achievement of the [***] Milestone (but in any event not later than thirty (30) days following achievement by a Milestone Party of the [***] Milestone), (i) notify Securityholders’ Agent in writing whether Parent is electing (in its sole and exclusive discretion) to make the Milestone Payment in cash, shares of Parent Common Stock or a combination thereof and (ii) pay or cause to be paid to the Payment Administrator, at Parent’s sole and exclusive discretion, the Milestone Payment in accordance with any one of the following clauses (1), (2) or (3) (but not more than one of such clauses (1), (2) or (3)) for further distribution to each Participating Securityholder, with respect to each outstanding share of Company Preferred Stock held by such Participating Securityholder immediately prior to the Effective Time: (1) in the event Parent has elected to pay the Milestone Payment in cash, an amount in cash equal to the applicable portion of the Milestone Consideration Value, (2) in the event Parent has elected to pay the Milestone Payment in shares of Parent Common Stock, a certificate or book entry reflecting the applicable portion of the total amount of shares of Parent Common Stock determined by dividing the Milestone Consideration Value by the Parent Stock Price as of the Milestone Achievement Date (rounded down to the nearest whole share) or (3) in the event Parent has elected to pay the Milestone Payment in a combination of cash and shares of Parent Common Stock, (i) the applicable portion of the cash portion of the Milestone Payment and (ii) certificates or book entries reflecting the applicable portion of the total amount of shares of Parent Common Stock determined by dividing (A) the Milestone Consideration Value minus the aggregate portion of the Milestone Payment paid in cash by (B) the Parent Stock Price as of the Milestone Achievement Date (rounded down to the nearest whole share), in each case of clauses (1), (2) and (3), as such portions are set forth in the updated Merger Consideration Spreadsheet to be provided by the Securityholders’ Agent as promptly as practicable following receipt of such notice of achievement of the [***] Milestone; provided, that under no circumstances shall the aggregate amount of the Upfront Stock Consideration plus the number of shares of Parent Common Stock to be issued pursuant to this Section 1.7(b) exceed the Share Cap, and to the extent the issuance of Parent Common Stock as contemplated under this Section 1.7 would result in the issuance to the Participating Securityholders of a number of shares of Parent Common Stock in excess of the Share Cap (when aggregated with the number of shares issued hereunder as Upfront Stock Consideration), the balance of the Milestone Consideration Value will be made in cash in accordance with the Participating Securityholders’ respective Pro Rata Shares; provided, further, if the Parent Common Stock is no longer listed on a national securities exchange as of the Milestone Achievement Date or if Parent assigns or transfers, by operation of law or otherwise, its obligations under this Section 1.7 to a Person whose shares are not traded on a national securities exchange, then the Milestone Payment shall be paid only in cash in an amount equal to the Milestone Consideration Value. If Parent elects to pay any Milestone Payment in shares of Parent Common Stock and such shares of Parent Common Stock are not covered by the Registration Statement described in Section 1.12, then Parent shall promptly (but in any event no later than ninety (90) days after the payment of such Milestone Payment), prepare and file with the SEC a Form S-3 registration statement covering the resale of all such shares of Parent Common Stock, which shall be deemed part of the “Registration Statement” hereunder, and Parent shall keep the Registration Statement continuously effective in accordance with Sections 1.12(b), (c) and (d). Notwithstanding anything to the contrary contained in this Agreement, if any amount is due to be paid to a particular Participating Securityholder in accordance with this Section 1.7 prior to the Payment Compliance Date for such Participating Securityholder, the Payment Administrator shall retain such amount until the Payment Compliance Date for such Participating Securityholder, and Parent and the Securityholders’ Agent shall instruct the Payment Administrator in accordance with this Section 1.7(b) to distribute such amount to such Participating Securityholder, promptly following such Payment Compliance Date. For all U.S. federal income Tax purposes, any Parent Consideration Shares payable hereunder are not issued and outstanding until the date of issuance pursuant to this Section 1.7. Notwithstanding anything to the contrary contained in this Section 1.7, Parent shall have no obligation to make any Milestone Payment hereunder earlier than three (3) Business Days following receipt of the updated Merger Consideration Spreadsheet to be delivered by the Securityholders’ Agent pursuant to this Section 1.7(b).

CONFIDENTIAL

(c)            Information Rights.

(i)            From the Effective Time until the Development Expiration Date, Parent shall provide the Securityholders’ Agent, within sixty (60) days after the end of each calendar year following the Closing Date, with an annual written report describing Parent’s progress towards achievement of the [***] Milestone (each such report, a “Development Report”).

(ii)           If, within thirty (30) days after delivery of a Development Report, the Securityholders’ Agent requests in writing a meeting with representatives of Parent to discuss such report, Parent shall make available in person or by phone (at Parent’s option) for such a meeting appropriate representative(s) of Parent or its Affiliates with representatives of the Securityholders’ Agent.

(iii)         The Securityholders’ Agent’s right to review or receive any information or documents pursuant to or contemplated by this Agreement shall be conditioned on the execution and delivery to Parent by the Securityholders’ Agent of a confidentiality agreement reasonably satisfactory to Parent, which agreement shall include: (A) a prohibition on providing information to Third Parties unless such Third Parties are bound by confidentiality obligations no less restrictive than those contained therein; and (B) a prohibition on providing any information contained in the reports contemplated by this Section 1.7 to any security holder of the Company other than: (1) information that has been made available to the public by Parent; or (2) summary information that has been reviewed and approved by Parent acting in good faith. Notwithstanding the foregoing, the Securityholders’ Agent may disclose such information to (I) the Advisory Group or (II) the Securityholder Agent’s advisors (x) who have a need to know such information and (y) are informed of the confidential nature of such information and are bound by obligations of confidentiality to the Securityholders’ Agent no less restrictive than those contained in the confidentiality agreement between Parent and the Securityholders’ Agent; provided, however, that a security holder of the Company that is a venture capital fund or other institutional investor may disclose such information (I) to its auditors solely to the extent required to enable such auditors to confirm the reasonableness of the methodology utilized by such venture capital fund in valuing its expected return from the Merger, (II) to its prospective and current limited partners, such venture capital fund’s or institutional investor’s share of the total consideration payable or that may become payable under this Agreement, the valuation such venture capital fund or institutional investor has placed on its expected return from the Merger and a general statement of the likelihood that the Milestone Payment will be received, and (III) other summary terms of this Agreement to its limited partners to the extent required pursuant to the terms of its limited partnership agreement (or comparable governing fund document) in effect as of the date of this Agreement.

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(d)           Commercially Reasonable Efforts. From and after the Effective Time until the Development Expiration Date, Parent shall use Commercially Reasonable Efforts to achieve the [***] Milestone. Except as expressly set forth in the preceding sentence or as otherwise expressly set forth in this Agreement or any other agreement, document and instrument referred to in this Agreement to which Parent is a party, Parent shall not be obligated to make any particular level of efforts or engage in any particular activity in connection with its acquisition of the Company, the conduct of the business of the Surviving Company or the combined business of Parent and the Surviving Company, or in connection with the [***] Milestone.

(e)           Other Payment Rights; Transferability.

(i)            The right of any Participating Securityholder to receive any portion of the Milestone Payment, the Expense Fund or the Indemnity Holdback Shares constitutes an integral part of the total Merger Consideration to be received by the Participating Securityholders in the Merger. For clarity, such right to receive any portion of the Milestone Payment, the Expense Fund or the Indemnity Holdback Shares (other than Indemnity Holdback Shares to the extent and when distributed in accordance with Section 9.6), (i) shall not be evidenced by a certificate or other instrument and does not represent any equity or ownership interest in the Company, the Surviving Company, Parent or any other entity and (ii) does not confer upon the Participating Securityholders any rights common to stockholders of the Company, the Surviving Company or Parent or any other entity, including any voting or dividend rights.

(ii)          The right of any Participating Securityholder to receive any portion of the Milestone Payment, the Expense Fund, the Indemnity Holdback Shares or any Parent Consideration Shares may not be assigned or transferred by any Participating Securityholder to any third party (other than, subject to compliance with applicable Legal Requirement (including the Securities Act and the Exchange Act) an Affiliate of such Participating Securityholder, which for purposes hereof, shall include (A) in the case of a Participating Securityholder that is an investment fund, Persons to which such investment fund’s assets are distributed, transferred or assigned in connection with the dissolution of such investment fund, and (B) in the case of a Participating Securityholder that is an individual, any spouse, domestic partner, father, mother, brother, sister, lineal descendant of spouse, or lineal descendant of such individual or to any custodian or trustee for the benefit of such individual or any of the foregoing persons), except by operation of law or pursuant to a decree of divorce, dissolution or separate maintenance, any property settlement or any separation or other agreement under which property is transferred to a spouse or required to be transferred (all such Persons shall be referred to as “Permitted Purchaser Share Transferees”). Any attempted assignment or transfer (other than as specifically permitted by this Section 1.7(e)) shall be null and void.

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1.8          [Reserved.]

1.9          Dissenting Shares.

(a)           Effect on Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock held by a holder of Company Capital Stock who has demanded and perfected a demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost such holder’s right to such appraisal under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any amount that otherwise would have constituted Merger Consideration to be paid on account of such Dissenting Shares pending resolution of the claims of holders of Dissenting Shares, and the Non-Dissenting Stockholders shall not be entitled to any portion of such retained amount unless and until such holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses its appraisal rights under Section 262 of the DGCL.

(b)            Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.9(a), if any holder of Dissenting Shares shall lose such holder’s status as such (through the failure to perfect or otherwise), then as of the Effective Time or the time of the loss of such status, whichever occurs later, such Dissenting Shares shall automatically be deemed to have been converted only into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of such shares in accordance with Section 1.10 and the applicable Merger Consideration will be paid to the Payment Fund (as defined below) for each such Dissenting Share.

(c)           Notice of Dissenting Shares. Prior to the Effective Time, the Company shall give Parent: (i) prompt notice of: (A) any demands for appraisal of shares of Company Capital Stock pursuant to the DGCL received by the Company; (B) any withdrawal of any such demand; and (C) any other instrument or notice served on or otherwise delivered to the Company pursuant to the DGCL; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand for appraisal or any such other instrument or notice. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demand for appraisal of shares of Company Capital Stock or settle, offer to settle or otherwise negotiate any such demand.

1.10        Exchange.

(a)            Payment Administrator. PNC Bank, National Association, shall act as payment administrator in the Merger (the “Payment Administrator”) pursuant to the terms of this Agreement and the Payments Agreement. Subject to Section 1.10(i) and Parent’s right of set-off pursuant to Section 9.8, on or promptly following the Effective Time, Parent shall deposit (and/or cause the Company to deposit out of any available Closing Cash Amount) with the Payment Administrator an amount in cash sufficient to pay (i) the Aggregate Upfront Cash Consideration payable at Closing pursuant to Section 1.5(a)(ii) and Section 1.5(a)(iii) (for subsequent transfer to each such holder in the amounts set forth in the Merger Consideration Spreadsheet), (ii) the Expense Fund Amount (to be subsequently transferred to the Securityholders’ Agent and held in accordance with Section 10.1(e)), and (iii) the aggregate amount of Company Transaction Expenses payable to Third Party Persons as of the Closing Date (for subsequent transfer to each such holder of Company Transaction Expenses, in accordance with the wire instructions provided by such holder and in the amounts set forth in funds flow spreadsheet included in the Merger Consideration Spreadsheet). Cash amounts deposited with the Payment Administrator from time-to-time in accordance with this Section 1.10(a) and Section 1.7, if any, are referred to as the “Payment Fund.” The Payment Administrator will be instructed to invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent. Any portion of the Merger Consideration required to be paid after the Closing Date pursuant to Sections 1.7, 1.9 and 10.1(e), if any, shall be paid in cash via the Payments Administrator.

CONFIDENTIAL

(b)            Letter of Transmittal. Following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), (a) Parent shall instruct the Payment Administrator to electronically transmit to each Person who was a record holder of Company Preferred Stock immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form of Exhibit D (a “Letter of Transmittal”) containing, among other things: (A) a provision confirming that delivery of uncertificated shares of Company Capital Stock (“Book-Entry Shares”) shall be effected, and risk of loss and title to such Book-Entry Shares shall pass, only upon delivery of delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares to the Payment Administrator; (B) a general release in favor of the Indemnitees; and (C) a provision pursuant to which such Person agrees to be bound by the provisions of this Section 1.10, Section 9, Section 10.1 and the other applicable provisions of this Agreement; and (ii) instructions for use in effecting the exchange of Book-Entry Shares for the applicable portion of the Merger Consideration payable with respect to such Company Preferred Stock, from time to time in accordance with the terms of this Agreement and (b) Parent or Transfer Agent shall instruct Exchange Agent to issue the Upfront Stock Consideration to each Person (i) who was a record holder of Company Preferred Stock immediately prior to the Effective Time pursuant to the terms of Section 1.5(a)(ii) and 1.5(a)(iii) and the Merger Consideration Spreadsheet and (ii) returned to Transfer Agent a duly completed Letter of Transmittal and all ancillary documentation related thereto in accordance with this Section 1.10(b). From and after the Effective Time, upon the surrender to the Payment Administrator of a duly executed Letter of Transmittal and such other documents as the Payment Administrator may reasonably request, the holder of such Book-Entry Share shall be entitled to receive in exchange therefor the applicable portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.5(a)(ii) or Section 1.5(a)(iii), as applicable, from time to time, at the time of such surrender, and the Book-Entry Shares so surrendered in accordance with this Section 1.10(b) shall forthwith be cancelled. From and after the Effective Time and until surrendered as contemplated by this Section 1.10(b): (1) each Book-Entry Share that prior to the Effective Time represented shares of Company Preferred Stock shall be deemed to represent only the right to receive the applicable portion of the Merger Consideration payable with respect to such shares, from time to time in accordance with the terms of this Agreement; and (2) the holder of each such Book-Entry Share shall cease to have any rights with respect to the Book-Entry Shares formerly represented thereby. No interest shall accrue or be paid on any Merger Consideration payable upon the Book-Entry Share in accordance with this Section 1.10(b).

(c)            Payments to Others. If payment of Merger Consideration in respect of shares of Company Preferred Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Book-Entry Share is registered, it shall be a condition to such payment that the Person requesting such payment has paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Book-Entry Share so cancelled or has established to the satisfaction of Payment Administrator that such Tax either has been paid or is not payable.

(d)            Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company.

(e)            Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Participating Securityholders as of the date that is twelve (12) months after the date any such funds are deposited with the Payments Administrator shall be delivered to Parent (subject to abandoned property, escheat or other similar laws), upon demand, and Participating Securityholders who have not theretofore complied with the provisions of this Section 1.10 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Company Preferred Stock previously represented by such Book-Entry Shares without any interest thereon.

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(f)            Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Participating Securityholder or to any other Person for any amount properly paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement. Any Merger Consideration or other amounts remaining unclaimed by Participating Securityholders three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(g)            Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of the Payment Administrator, Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h)            Management Carveout Plan Payments. As soon as reasonably practicable after the Closing Date, Parent shall (i) cause the Surviving Company to pay to each Management Carveout Plan Payment Recipient through the Surviving Company’s payroll processing system in accordance with standard payroll practices (no later than the second regular payroll cycle of the Surviving Company’s following the Closing Date), the applicable cash portion of the Management Carveout Plan Payment to which such Management Carveout Plan Payment Recipient is entitled to on the Closing Date and (ii) no later than 30 days following the Closing Date, Parent shall instruct Exchange Agent to issue shares of Parent Common Stock to which such Management Carveout Plan Payment Recipient is entitled to on the Closing Date, in each case, in the amounts set forth in the Merger Consideration Spreadsheet across from such Management Carveout Plan Recipient’s name, to be paid in accordance with the Management Carveout Plan. In addition, in accordance with the terms of the Management Carveout Plan, (i) Parent shall cause the Surviving Company to pay to each Management Carveout Plan Payment Recipient through the Surviving Company’s payroll processing system in accordance with standard payroll practices (no later than the second regular payroll cycle of the Surviving Company following such date), the applicable cash portion of the Management Carveout Plan Payment to which such Management Carveout Plan Payment Recipient is entitled to following the Closing and (ii) Parent shall instruct Exchange Agent to issue shares of Parent Common Stock to which such Management Carveout Plan Payment Recipient is entitled to following the Closing, in each case, in the amounts set forth in the updated Merger Consideration Spreadsheet to be delivered by the Securityholders’ Agent, across from such Management Carveout Plan Recipient’s name. The Management Carveout Plan Payments, and the employer portion of any payroll taxes imposed on such payments, to be paid on or after the Closing, will be paid out of the Merger Consideration that, but for the provisions of this Section 1.10(h) would otherwise be payable or issuable to the holders of the Company Preferred Stock under this Agreement (who by the adoption of this Agreement hereby approve and direct the payment and issuance of such funds and Parent Common Stock to the recipients of the payments under the Management Carveout Plan).

(i)            Excluded Severance. As soon as reasonably practicable after the Closing Date (but no later than the first regular payroll cycle of the Surviving Company following the Closing Date), Parent shall cause the Surviving Company to pay to the recipient of the Excluded Severance listed on Schedule 4 through the Surviving Company’s payroll processing system in accordance with standard payroll practices, the amount of the Excluded Severance listed on Schedule 4 to which such recipient is entitled.

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1.11        No Fractional Shares; Adjustments; Rounding; Accredited Investors. Notwithstanding any provision herein to the contrary:

(a)            no fractional shares of Parent Common Stock shall be issued pursuant to this Section 1 (with the intended effect that any shares of Parent Common Stock issuable as Parent Consideration Shares to a single Participating Securityholder on a particular date shall be aggregated and then rounded down to the nearest whole number);

(b)            in the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Company Capital Stock payable in Company Capital Stock or in any right to acquire Company Capital Stock, or effects a subdivision of the outstanding shares of Company Capital Stock into a greater number of shares of Company Capital Stock, or in the event the outstanding shares of Company Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of shares of Company Capital Stock pursuant to Section 1.5(a) shall be appropriately adjusted;

(c)            the amount of cash, if any, that each holder is entitled to receive pursuant to this Agreement for the shares of Company Capital Stock held by such holder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of each class and series of Company Capital Stock held by such holder; and

(d)            the issuance of any Parent Consideration Shares to any Participating Securityholder hereunder shall be expressly conditioned upon (A) such Participating Securityholder providing written evidence reasonably satisfactory to Parent that such Participating Securityholder is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire completed in a manner satisfactory to Parent) or (B) satisfying each of the following conditions: (I) such Participating Securityholder is identified on the Merger Consideration Spreadsheet as a Non-Accredited Investor; (II) the aggregate number of Non-Accredited Investors among all of the Participating Securityholders does not exceed thirty five (35) and (III) payment of Parent Consideration Shares to each such Non-Accredited Investor would not otherwise violate or reasonably be expected to violate the Securities Act (including Regulation D promulgated thereunder) or any other applicable securities Law; provided, that if either (i) or (ii) is not satisfied, Parent and Company may provide for the payment of cash as means to compensate such Participating Securityholder in such amounts as would have otherwise been paid in respect of such Parent Consideration Shares.

1.12        Registration of Consideration Shares.

(a)            Promptly (but in any event no later than ninety (90) days) after the Closing Date (the “Filing Deadline”), Parent shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a Form S-3 registration statement covering the resale of all of the Parent Consideration Shares (the “Registration Statement”). Parent shall use commercially reasonable efforts to, as soon as reasonably practicable following the filing of the Registration Statement, cause such Registration Statement to be declared effective by the SEC.

(b)            After the Registration Statement has been declared effective by the SEC, Parent shall use commercially reasonable efforts to keep the Registration Statement continuously effective until the earlier of (i) the fifth (5th) anniversary of the Closing Date, and (ii) the date that all Parent Consideration Shares covered by the Registration Statement are sold or are able to be sold by the holders thereof by relying on Rule 144 under the Securities Act without any restriction, including volume limitation. Without limiting the foregoing, Parent shall (A) prepare and file with the SEC such amendments to the Registration Statement and amendments or supplements to the prospectus used in connection therewith as may be reasonably necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Parent Consideration Shares included in the Registration Statement and (B) register or qualify the Parent Consideration Shares included in the Registration Statement under the applicable state securities or blue sky laws.

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(c)            Parent will pay all expenses associated with the Registration Statement and any amendments or supplements thereto, and any actions or filings necessary to maintain the effectiveness of the Registration Statement, including filing and printing fees, the fees and expenses of Parent’s counsel and accounting fees and expenses, costs associated with clearing the Parent Consideration Shares for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Parent Consideration Shares being sold.

(d)                        For not more than thirty (30) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Parent may suspend the use of any prospectus included in any Registration Statement contemplated by this Section 1.12 in the event that the Parent determines in good faith that such suspension is necessary to (i) delay the disclosure of material nonpublic information concerning the Parent, the disclosure of which at the time is not, in the good faith opinion of the Parent, in the best interests of the Parent or (ii) amend or supplement the affected Registration Statement or the related prospectus so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that Parent shall promptly (A) notify each holder in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of an holder) disclose to such holder any material nonpublic information giving rise to an Allowed Delay, (B) advise the holders in writing to cease all sales under such Registration Statement until the end of the Allowed Delay and (C) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(e)            The term (i) “Participating Securityholders” for purposes of this section shall mean (A) the Participating Securityholders, (B) the Management Carveout Plan Recipients and (C) Permitted Purchaser Share Transferees who are transferred the right to receive Parent Consideration Shares in accordance with this Section 1, and who shall have third-party beneficiary rights under this Section 1; and (ii) “Parent Consideration Shares” for purposes of this section shall mean (A) the shares of Parent Consideration Shares issued to the Participating Securityholders (as defined in this Section 1.12(e)) under this Agreement and (B) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing in clause (ii)(A).

1.13        Further Action. If, at any time after the Effective Time, any further action is determined to be necessary to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession to all assets, property, rights, privileges and powers of the Company, and Merger Sub, the Surviving Company and the officers of the Surviving Company shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Company.

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2.	Representations and Warranties of the Company

Except as specifically set forth on the Disclosure Schedule, with respect to those representations and warranties that specifically identify a disclosure, prepared by the Company in accordance with Section 10.16 and delivered to Parent prior to or concurrently with the execution and delivery of this Agreement, the Company represents and warrants, as follows:

2.1          Due Organization; Subsidiaries; Etc.

(a)            Organization. Each Acquired Company has been duly organized or incorporated, and is validly existing and, where applicable as a legal concept, in good standing, under the laws of the jurisdiction of its organization. Each Acquired Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

(b)            Qualification. Each Acquired Company is qualified, licensed or admitted to do business as a foreign corporation, and, where applicable as a legal concept, is in good standing (or its equivalent), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission.

(c)            Directors and Officers. Part 2.1(c) of the Disclosure Schedule sets forth: (i) the names of the members of the board of directors of each Acquired Company and (ii) the names and titles of the officers of each Acquired Company.

(d)            Subsidiaries. Part 2.1(d) of the Disclosure Schedule sets forth a complete and accurate list identifying each Entity in which any Acquired Company directly owns, holds or has any right to acquire any capital stock or other equity interest and the jurisdiction of organization of such Entity. Except for the equity interests identified in Part 2.1(d) of the Disclosure Schedule, none of the Acquired Companies owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity (other than to another Acquired Company).

(e)            Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except for any power of attorney executed on behalf of a Subsidiary of the Company in favor of the Company).

2.2           Charter Documents; Books and Records.

(a)            Charter Documents. The Company has Made Available to Parent accurate and complete copies of the Charter Documents, as amended to date and currently in effect. All actions taken and all transactions entered into by each Acquired Company have been duly approved by all necessary action of the board of directors and the stockholders of such Acquired Company (if such actions required approval by the Charter Documents). There has been no violation of any of the provisions of the Charter Documents of any Acquired Company, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s stockholders or board of directors or any committee of the board of directors of such Acquired Company.

(b)            Books and Records. The minute books of each Acquired Company contain complete and accurate records of all meetings and other corporate actions and proceedings of the stockholders and board of directors (including committees thereof) of such Acquired Company. The stock ledgers of each Acquired Company are accurate and complete, and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of such Acquired Company as of the date of this Agreement. Accurate and complete copies of the foregoing minute books and the stock ledger of each Acquired Company have been Made Available to Parent.

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2.3          Capitalization.

(a)            Capital Stock.

(i)            The authorized capital stock of the Company consists of: (A) 77,000,000 shares of Company Common Stock; and (B) 51,792,083 shares of Company Preferred Stock, of which (1) 49,734,402 have been designated as Series A Preferred Stock and (2) 2,057,681 have been designated as Series A-1 Preferred Stock.

(ii)          As of the date of this Agreement: (A) there are 9,011,725 shares of Company Common Stock issued and outstanding; (B) there are 51,744,096 shares of Company Preferred Stock issued and outstanding, of which (1) 49,734,402 consist of shares of Series A Preferred Stock and (2) 2,009,694 consist of shares of Series A-1 Preferred Stock; and (C) the Company has no other issued or outstanding shares of Company Capital Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive rights. No shares of Company Capital Stock are subject to any right of repurchase, option or forfeiture provision or any restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(iii)         No shares of Company Capital Stock are held as treasury stock or are owned by the Company or any other Acquired Company. The Company has never declared or paid any dividends on any shares of Company Capital Stock, and there are no accrued dividends remaining unpaid with respect to any shares of Company Capital Stock. Each share of Series A Preferred Stock and each share of Series A-1 Preferred Stock is convertible into one (1) share of Company Common Stock.

(iv)          Part 2.3(a)(iv) of the Disclosure Schedule sets forth an accurate and complete list of the holders of all of the issued and outstanding shares of Company Capital Stock and the class, series and number of shares of Company Capital Stock owned of record by each such holder, as of the date of this Agreement.

(b)            Stock Options.

(i)            The Company has reserved 12,141,357 shares of Company Common Stock for issuance under the Company Incentive Plans, as to which Company Options to purchase an aggregate of 9,492,275 shares of Company Common Stock are outstanding as of the date of this Agreement, and Company Options to purchase an aggregate of 857,667 shares of Company Common Stock remain available for future grants. Part 2.3(b)(i) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (A) the name of the holder of such Company Option; (B) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (C) the date on which such Company Option was granted and the term of such Company Option if other than ten (10) years; (D) the vesting schedule for such Company Option (including the extent to which it will become accelerated as a result of the Merger or any of the other transactions contemplated by this Agreement, whether alone or in connection with any other event) and the status of such Company Option as fully vested, partially vested or unvested; (E) the exercise price per share of Company Common Stock purchasable under such Company Option; and (F) whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code. Each Company Option is exempt from Section 409A of the Code, and each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Option Grant Date”).

CONFIDENTIAL

(ii)           Each grant of a Company Option has been authorized by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents. Each award agreement governing the grant of a Company Option was duly executed and delivered by each party thereto and is in full force and effect. Each grant of a Company Option was made under a Company Incentive Plan in accordance with the terms of the Company Incentive Plan under which such Company Option was made and all applicable Legal Requirements. The per-share exercise price of each Company Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable Option Grant Date, as determined in accordance with Section 409A of the Code. The grant of each such Company Option was properly accounted for in accordance with GAAP in the consolidated financial statements (including the related notes) of the Company. All Company Options with respect to shares of Company Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee of, or a consultant to, any Acquired Company. Each exercise of a Company Option complied with the terms of the Company Incentive Plan pursuant to which such Company Option was granted, all Contracts applicable to such Company Option and all Legal Requirements. The Company has Made Available to Parent accurate and complete copies of all Company Incentive Plans and each form of agreement used thereunder. No Company Options have terms or provisions that differ from or are inconsistent in any material respect with such form agreements. Except as provided in Section 1.6, from and after the Effective Time, no individual who held a Company Option at any time prior to the Effective Time will have any rights with respect to such Company Option. The treatment of the Company Options in accordance with Section 1.6 is permitted under the applicable Company Incentive Plan, all Contracts applicable to such Company Options and all Legal Requirements. From and after the Effective Time, no holder of a Company Option will have any rights with respect to any Company Option other than the rights contemplated by Section 1.6.

(c)            No Other Securities. Except for the Company Options set forth on Part 2.3(b)(i) of the Disclosure Schedule and the conversion privileges of the Company Preferred Stock, there is no: (i) outstanding subscription, option, restricted stock, restricted stock unit, stock appreciation right, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any share of capital stock or any other security of any Acquired Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share of capital stock (or cash or other property based on the value of such share) or any other security of any Acquired Company; (iii) Contract pursuant to which any Acquired Company is or may become obligated to sell, grant, deliver or otherwise issue any share of capital stock or any other security, including any promise or commitment to grant or issue any security of any Acquired Company to an employee of, or other provider of services to, any Acquired Company; (iv) Contract pursuant to which any Acquired Company is or may become obligated to issue, distribute or otherwise deliver to any holder of any share of capital stock any evidence of indebtedness or asset of any Acquired Company; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person owns, or is entitled to acquire or receive, any share of capital stock or other security of any Acquired Company. No Acquired Company has ever issued any incentive equity, including any restricted stock units, other than the Company Options and Company Restricted Stock. At the Effective Time, there will be no outstanding options, restricted stock, restricted stock units, stock appreciation rights, warrants or other rights to purchase or otherwise acquire shares of capital stock or other securities of the Surviving Company, or any payments in respect thereof, except as specifically provided in Section 1.6.

CONFIDENTIAL

(d)            No Agreements. There is no Contract between any Acquired Company and any holder of securities of any Acquired Company, or, to the Knowledge of the Company, between or among any holders of securities of any Acquired Company, relating to the issuance, acquisition (including any acquisition pursuant to any buy-sell agreement or any right of first refusal or preemptive right), disposition, registration under the Securities Act or voting of any securities of any Acquired Company. Part 2.3(d) of the Disclosure Schedule completely and accurately identifies each Company Contract relating to any securities of any Acquired Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(e)            Equity Issuance; Compliance with Laws. All shares of Company Capital Stock, all Company Options, and all other securities that have ever been issued or granted by any Acquired Company have been issued and granted in compliance with: (i) all applicable securities laws and all other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts (including the applicable Company Incentive Plan and any Contract relating to any Company Option) and in all applicable Charter Documents. No share of Company Capital Stock or any other security issued by any Acquired Company was issued in violation of any preemptive right or other right to subscribe for or purchase any security of any Acquired Company.

(f)            Merger Consideration. No Person will be entitled to receive any portion of the Merger Consideration payable pursuant to Sections 1.5(a)(i) and (ii) from Parent, Intermediate Sub, Merger Sub or any Acquired Company as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, other than the holders of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time, specifically as set forth in the Merger Consideration Spreadsheet and (ii) the other recipients of payments specifically set forth in the Merger Consideration Spreadsheet, including the Management Carveout Plan Recipients. All of the information that will be set forth in the Merger Consideration Spreadsheet will be accurate and complete (and in the case of dollar amounts for calculations, properly calculated in accordance with this Agreement and the Charter Documents) as of the Closing Date.

(g)           Ungranted Equity. Part 2.3(g) of the Disclosure Schedule completely and accurately sets forth: (i) each Company Employee or other Person with an offer letter or other Contract that contemplates a grant of a Company Option or any other equity award to purchase shares of Company Capital Stock or any other security of any Acquired Company, or who has otherwise been promised a Company Option or any other equity award or security of any Acquired Company (each, a “Specified Person”), except for options or other equity awards that have been granted, or other securities that have been issued, prior to the date of this Agreement and are set forth in Part 2.3(b) of the Disclosure Schedule; and (ii) the number, type and terms of any such Company Option, equity award or other security of such Acquired Company promised to such Specified Person.

2.4          Financial Statements and Related Information.

(a)           Delivery of Financial Statements. The Company has Made Available to Parent the following financial statements (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2022, and the related audited consolidated statement of operations and comprehensive loss, audited consolidated statement of convertible preferred stock and stockholders’ deficit and audited consolidated statement of cash flow for the year ended December 31, 2022; (ii) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2023 and the related consolidated statement of profit and loss; and (iii) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2024 (the “Unaudited Interim Balance Sheet” and such date, the “Interim Balance Sheet Date”).

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(b)            Fair Presentation. The Company Financial Statements present fairly in all material respects the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except (i) as may be indicated in the footnotes to the Company Financial Statements and (ii) that the Unaudited Interim Balance Sheets do not contain footnotes and are subject to normal year-end adjustments.

(c)            Internal Controls. The books, records and accounts of the Acquired Companies completely and accurately and fairly reflect, in all material respects, the transactions in and dispositions of the assets of the Acquired Companies. Each Acquired Company has taken and currently takes all actions necessary to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to the differences.

2.5          Liabilities.

(a)            Absence of Liabilities. No Acquired Company has any material Liability of any nature (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) Liabilities that have been incurred by an Acquired Company since the date of the Unaudited Interim Balance Sheet in the ordinary course of business consistent with such Acquired Company’s past practices; (iii) Liabilities under the Company Contracts that are expressly set forth in and identifiable by reference to the text of such Company Contracts; (iv) Liabilities incurred in connection with the execution, delivery or performance of this Agreement and (v) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.

(b)            Indebtedness. Part 2.5(b) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of each item of Indebtedness for borrowed money as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the address of such creditor, the title of the instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the date of this Agreement. Except as set forth on Part 2.5(b) of the Disclosure Schedule, no other Indebtedness for borrowed money contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of any other Indebtedness by any Acquired Company; or (iii) the ability of any Acquired Company to grant any Encumbrance on any of its assets. With respect to each such item of Indebtedness for borrowed money, no Acquired Company is in default and no payments are past due. No Acquired Company has received any written (or, to the Knowledge of the Company, other) notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any such item of Indebtedness. Except as set forth on Part 2.5(b) of the Disclosure Schedule, neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness for borrowed money. No Acquired Company has guaranteed or otherwise become liable for any Indebtedness of borrowed money any other Person (other than another Acquired Company), and no Acquired Company has guaranteed any other related obligation of any other Person for borrowed money.

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(c)            No Deferred Purchase Price, Capital Leases, Etc. No Acquired Company has: (i) deferred payment of the purchase price for any property or assets (other than accounts payable incurred in the ordinary course of business); (ii) an obligation to pay rent or other amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; or (iii) no obligation under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks.

(d)            No “Off-Balance Sheet” Arrangements. No Acquired Company has effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act, as amended).

(e)            Director and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any executive officer or director of the Company (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such executive officer or director in the course of performing such executive officer’s or director’s duties for any Acquired Company) pursuant to: (i) the terms of the Charter Documents; (ii) any indemnification agreement or other Contract between any Acquired Company and any such executive officer or director; or (iii) any applicable Legal Requirement.

2.6          Absence of Changes.

(a)            Since the Interim Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or could reasonably be expected to have or result in a Material Adverse Effect. Since the Interim Balance Sheet Date through the date of this Agreement, each Acquired Company has conducted its business only in the ordinary course and consistent with past practices, and each Acquired Company has used its commercially reasonable efforts to:

(i)            (A) preserve substantially intact its present business organization; (B) keep available the services of its present officers and Key Employees; (C) preserve its relationships with all material suppliers, customers, landlords and creditors; and (D) maintain its tangible assets in their current condition, except for ordinary wear and tear; and

(ii)           paid all Indebtedness for borrowed money and other accounts payable as they became due.

(b)            Since the Interim Balance Sheet Date through the date of this Agreement, there has not been any material loss, damage or destruction to any of any Acquired Company’s assets, which was not covered by insurance.

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(c)            Since the Interim Balance Sheet Date through the date of this Agreement, no Acquired Company has taken any action that would have been prohibited or otherwise restricted under Section 4.2 hereof, had such action been taken during the Pre-Closing Period.

2.7          Assets.

(a)            Excluding intellectual property which is covered by Section 2.9, each Acquired Company owns, and has good and valid title to, all material tangible assets purported to be owned by it, including all material tangible assets reflected on the Unaudited Interim Balance Sheet; (ii) any assets referred to in Part 2.7 of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of each Acquired Company as being owned by such Acquired Company. All of such assets are owned by such Acquired Company free and clear of any Encumbrances, except for: (A) any lien for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP); and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of such Acquired Company (“Permitted Encumbrances”).

(b)            Leased Assets. Part 2.7(b) of the Disclosure Schedule completely and accurately identifies all material tangible assets that are being leased to each Acquired Company.

(c)            Sufficiency of Tangible Assets. Excluding intellectual property which is covered by Section 2.9, the tangible assets owned, leased or licensed by each Acquired Company collectively constitute all of the tangible properties, rights, interests and other tangible assets used in or necessary to enable each Acquired Company to conduct its business in the manner in which such business is currently being conducted.

2.8          Equipment; Real Property.

(a)            Equipment. All material items of equipment, fixtures and other material tangible assets owned by or leased to each Acquired Company are reasonably adequate for the uses to which they are currently being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of each Acquired Company’s business in the manner in which such business is currently being conducted.

(b)            Real Property. No Acquired Company has ever owned any real property, and no Acquired Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell or acquire any real property. As of the Closing Date, no Acquired Company will own any interest in real property or other licensed space, including any leasehold, license or real property lease, sublease, license or other agreement for the use of space except as set forth in Part 2.8(b) of the Disclosure Schedule (including all amendments, modifications, supplements and assignments thereto). Part 2.8(b) of the Disclosure Schedule (i) identifies the street address of each parcel of Leased Real Property (collectively, the “Leases”) and to the extent applicable, (ii) provides the title of the agreement for all subleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Leased Real Property (collectively the “Ancillary Lease Documents”), (iii) the identity of the lessor, lessee, and current occupant (if different than the lessee) of each such parcel of Leased Real Property and (iv) the length of term for the tenancy (referencing applicable renewal periods) and rental payment amounts (including escalations) pertaining to each such parcel of Leased Real Property. Each of the Leases related to the Leased Real Property to which any Acquired Company is a party is a legal, valid, binding and enforceable obligation of the Acquired Company, assuming the due authorization, execution, and delivery by such other party, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies, as applicable, and, to the knowledge of the Company, each of the Leases is in full force and effect. No Acquired Company is in breach or default under any of the Leases and to the Company’s Knowledge, no condition exists which (with notice or lapse of time or both) would constitute a default by any Acquired Company or (to the knowledge of the Company) by the other parties thereto. No Acquired Company has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. No Acquired Company has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. There exist no Encumbrances (other than Permitted Encumbrances) affecting the Leased Real Property created by, through or under the Acquired Companies. The Acquired Companies have delivered to Parent true and complete copies of each of the Leases described in Part 2.8(b) of the Disclosure Schedule.

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(c)            With respect to each of the Leases identified on Part 2.8(b) of the Disclosure Schedule, except as set forth on Part 2.8(c) of the Disclosure Schedule:

(i)            the Leases and all Ancillary Lease Documents are in legal, valid, binding, enforceable and in full force and effect;

(ii)            no Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Leases.

(d)            With respect to each of the Leases, no Acquired Company has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).

(e)            Except as otherwise set forth in Part 2.8(c) of the Disclosure Schedule, no Acquired Company has caused any improvements or construction of a value in excess of $50,000 in the aggregate made to or constructed on any Leased Real Property within the applicable period for the filing of mechanics’ liens.

(f)            Except as disclosed on Part 2.8(b) of the Disclosure Schedule, there are no security deposits under any of the Leases or any Ancillary Lease Documents.

(g)            Each Acquired Company, as the case may be, has the full right to exercise any options contained in the Leases and any Ancillary Lease Documents pertaining to the Leased Real Property on the terms and conditions contained therein.

As used herein, “Leased Real Property” means all real property set forth on Part 2.8(b) of the Disclosure Schedule leased, subleased or licensed by any Acquired Company.

2.9           Intellectual Property.

(a)            Registered IP. Part 2.9(a) of the Disclosure Schedule sets forth a true and correct list of: (i) the following Intellectual Property that is owned by any Acquired Company, including any Intellectual Property that is jointly owned with another person: (A) all Patents; (B) Trademark registrations and applications for registration; and (C) domain name registrations; and (D) to the Knowledge of the Company, all Third Party IP Challenge Rights ((A), (B), (C), and (D), collectively, “Registered Owned IP”); and (ii) the following Licensed Intellectual Property under which any Acquired Company is granted a license and for which any Acquired Company controls the prosecution and maintenance of: (A) all Patents; (B) Trademark registrations and applications for registration; and (C) domain name registrations; and (D) to the Knowledge of the Company, all Third Party IP Challenge Rights ((A), (B), (C), and (D), collectively, “Registered Licensed IP”). All Registered Owned IP and all Registered Licensed IP that is issued, granted or registered is subsisting, and, to Knowledge of the Company, valid, and enforceable. All Registered Owned IP and all Registered Licensed IP that is the subject of a pending application is subsisting.

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(b)            Licenses. Part 2.9(b) of the Disclosure Schedule sets forth a true and correct list of all agreements: (i) under which any Acquired Company is granted a license or sublicense to any Third Party Intellectual Property (the “In-License Agreements”); or (ii) under which any Acquired Company licenses or otherwise authorizes a Third Party to use or covenants not to sue or grants an immunity from suit any Intellectual Property of any Acquired Company, other than, in each case ((i) and (ii)), (A) the (sub)license to any Acquired Company of generally commercially available off-the-shelf, Third Party software products, (B) any non-disclosure agreement entered into in the ordinary course of business, or (C) any license, sublicense or authorization to use that is incidental to the performance of such agreement ((i) and (ii), collectively, “Intellectual Property Licenses”). Each Acquired Company is not and, to the Knowledge of the Company, no other party to any such Intellectual Property License is breaching or otherwise violating or has breached or otherwise violated any Intellectual Property License in any material respect, and each Intellectual Property License is now and immediately following the Closing shall be in full force and effect.

(c)            Validity. No Registered Owned IP or, Registered Licensed IP is the subject of any cancellation, re-examination, nullification, interference, concurrent use or opposition proceeding or other Legal Proceeding. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining: (i) any Registered Owned IP have been paid; and (ii) any Registered Licensed IP have, to the Knowledge of the Company, been paid, in each case ((i) and (ii)), in full in a timely manner to the proper Governmental Body. None of the Company Intellectual Property is the subject of any order, decree or injunction of any Governmental Body, and no Acquired Company has been subject to any order, decree or injunction of any Governmental Body with respect to any other person’s Intellectual Property.

(d)            Rights. The Acquired Companies own, or in the case of Licensed Intellectual Property, have a valid right to use or license the Company Intellectual Property.

(e)            Non-Contravention. None of the execution, delivery, or performance of this Agreement or the consummation of any of the transactions or agreements contemplated by this Agreement will result in the loss, termination or impairment with respect to any Company Intellectual Property.

(f)            Legal Proceedings. No Legal Proceeding is pending or threatened in writing, against any Acquired Company by any Third Party claiming that the conduct of any Acquired Company’s business and operations infringe any Intellectual Property owned by such Third Party.

(g)            Unlawful Use. To the Knowledge of the Company: (i) the conduct of each Acquired Company’s business and operations does not infringe or constitute unlawful use of Intellectual Property of any other person; and (ii) the distribution, sale, or use of any Company Product (if conducted as of the date of this Agreement or the Closing Date, as applicable) would not infringe any Patent of any other person.

(h)            Misappropriation; Infringement. To the Knowledge of the Company, (i) the research, discovery, development, and use of any Company Product has not misappropriated the Trade Secrets or other confidential or proprietary information of any other person, and (ii) the distribution, sale, or use of any Company Product (if conducted as of the date of this Agreement) would not misappropriate the Trade Secrets or other confidential or proprietary information of any other person. To the Knowledge of the Company, no Third Party is infringing, misappropriating, or otherwise violating any Company Intellectual Property, and no such claim has been made or threatened against any person by or on behalf of any Acquired Company.

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(i)            Confidentiality. To the Knowledge of the Company, none of the Trade Secrets or other confidential or proprietary information of any Acquired Company has been disclosed to any person unless such disclosure was made in the ordinary course of business: (i) pursuant to a Contract requiring the counterparty to protect such information using not less than a reasonable degree of care under the circumstances; or (ii) to a Governmental Body solely to the extent necessary in order to obtain a Patent or as otherwise required by law. To the Knowledge of the Company, there has not been any material breach of confidentiality or non-disclosure by any such person of any such Contract covered by the foregoing sub-clause (i). Each Acquired Company has taken commercially reasonable measures designed to maintain the confidentiality of such Trade Secrets and other material confidential or other proprietary information, in each case, using not less than a reasonable degree of care under the circumstances.

(j)            Payments and Royalties. No Acquired Company is required or obligated to make any payments by way of royalties, fees or otherwise, including any such payments that are contingent upon the occurrence of future events, or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other person, with respect to the use thereof or in connection with the conduct of any Acquired Company’s business and operations, other than as set forth in the Intellectual Property Licenses listed on Part 2.9(b) of the Disclosure Schedule or in connection with the payment of fees for service to any Acquired Company’s vendors in accordance with the terms of the applicable services agreement.

(k)           Employee Intellectual Property. All former and current officers, employees, consultants or contractors involved in the creation or development of Registered Owned IP used by any Acquired Company and, to the Knowledge of the Company, all former and current officers, employees, consultants or contractors involved in the creation or development of Registered Licensed IP: (i) have executed and delivered written Contracts that assign to an Acquired Company or the applicable Third Party licensor all rights to any Intellectual Property conceived, reduced to practice, created or otherwise developed by them in the course of their performing services for, or otherwise operating within the scope of their engagement with, an Acquired Company or such Third Party licensor, as applicable; (ii) are not subject to any Contract with any other Third Party that requires such person to assign any interest in any such Intellectual Property to such other Third Party; and (iii) have executed and delivered effective assignments of all ownership rights of such persons in such Intellectual Property to an Acquired Company or such Third Party licensor, as applicable. To the Knowledge of the Company, no party thereto is breaching or violating any such Contract in a manner that would adversely impact the use or practice of the Registered Owned IP or the Registered Licensed IP.

(l)            Government Relationships. No funding, facilities, or personnel of any Governmental Body or any public or private educational or research institutions, were used to develop or create any Company Intellectual Property (to the Knowledge of the Company with respect to Licensed Intellectual Property included in the Company Intellectual Property). No Acquired Company has entered into a government funding relationship that would result in rights with respect to any Company Intellectual Property residing in the U.S. Government, the National Institutes of Health, the National Institute for Drug Abuse, or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the Legal Requirements of any other country.

(m)          Compliance. Since January 1, 2021, each Acquired Company’s business and operations have been conducted in compliance in all material respects with such Acquired Company’s internal written policies and applicable Privacy and Security Laws, including, as applicable, with respect to any genetic material collected, used, or held by such Acquired Company. Each Acquired Company has taken commercially reasonable steps intended to protect Personal Information in its control and the material Company IT Systems in its control against unauthorized access or use. To the Company’s Knowledge, there has been no material unauthorized access or use of Personal Information of any Acquired Company in its control.

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(n)           Records; Etc. The Company keeps accurate records with respect to the conception, reduction to practice, creation or other development of the Owned Intellectual Property in accordance with generally accepted scientific practices. Part 2.9(n) of the Disclosure Schedule sets forth a true and correct list of each report and presentation of the Acquired Companies relating to the progress, discovery, or development of each Company Product prepared for, or shared with, any Acquired Company’s board of directors (or committee thereof). To the Knowledge of the Company, all data provided to Parent or any of its Affiliates or Representatives relating to each Company Product is accurate and complete, and was generated using generally accepted scientific practices.

(o)            Inventorship. (i) Each Intellectual Property right included in the Registered Owned IP or, to the Knowledge of the Company, the Registered Licensed IP properly identifies all inventors thereof, (ii) each inventor of each such Intellectual Property right has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Intellectual Property right (and the inventions and discoveries claimed or otherwise disclosed therein) to an Acquired Company or, to the Knowledge of the Company, the applicable licensor of an Acquired Company, (iii) to the Knowledge of the Company, the compliance by each such inventor with each such written agreement does not conflict with any of such inventor’s obligations to Third Parties, and (iv) all such assignments have been timely and properly filed with the Patent and Trademark Office or its foreign equivalent, as applicable.

(p)            Information Technology. All Company IT Systems in any Acquired Company’s control have been properly maintained by technically competent personnel, in material accordance with standards set by the manufacturers or otherwise in material accordance with standards prudent in the industry, designed to ensure proper operation, monitoring and use.

(q)            In-License Agreements. Each of the In-License Agreements is in full force and effect and is a legal, valid and binding obligation of the Acquired Companies, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Each Acquired Company is in compliance in all material respects with and has not received written notice that it has materially breached or violated or defaulted under, any of the terms or conditions of any In-License Agreement and there exists no default or event of default or event, occurrence, condition or act, with respect to any Acquired Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under any In-License Agreement.

(r)           Company Legal Proceedings. Except as set forth in Part 2.9(r) of the Disclosure Schedule, no Acquired Company is party to, and no Acquired Company has caused any other Person to be party to, any Legal Proceeding and has not threatened in writing, and no Acquired Company has caused any other Person to threaten in writing, any such Legal Proceeding, in each case, against any Third Party claiming that any Patent owned or otherwise controlled by such party is invalid or unenforceable.

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2.10        Contracts.

(a)            List of Contracts. Part 2.10(a) of the Disclosure Schedule completely and accurately identifies each of the following Contracts in existence as of the date of this Agreement, other than Company Employee Plans that are scheduled on Part 2.15(e) of the Disclosure Schedules:

(i)            each employment Contract with any current Company Employee that may not be terminated without advance notice or payment of severance;

(ii)          each Company Contract between an Acquired Company and any Company Employee pursuant to which benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events);

(iii)         each Company Contract with any labor union or association representing any Company Employee or otherwise binding any Acquired Company;

(iv)          each Company Contract, the main purpose of which provides for indemnification of any Company Employee;

(v)           each Company Contract relating to the voting and any other rights or obligations of a stockholder of an Acquired Company;

(vi)          each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to an Acquired Company;

(vii)         each Company Contract (including each Company IP Contract) relating to the acquisition, transfer, development, distribution, licensing, granting rights to or sharing of any technology or Intellectual Property (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any Acquired Company), excluding (x) any non-disclosure agreement entered into the ordinary course of business and (y) any license, sublicense, granting of rights, authorization to use or sharing of technology that is, in each case, non-exclusive, entered into in the ordinary course of business and incidental to the performance of such agreement;

(viii)        each Company Contract with any clinical research organization providing (A) clinical trial services or (B), other than entered into the ordinary course of business, other research or development services for any Company Product,;

(ix)          each Company Contract with any contract manufacturing organization providing manufacturing services for any Company Product, including clinical supplies;

(x)           each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of any Acquired Company;

(xi)          each Company Contract creating any partnership, joint venture, strategic alliance or similar arrangement;

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(xii)        each Company Contract imposing any restriction on any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from or to associate with the branding of any other Person, to sell, market or promote any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) to develop or distribute any technology or other Intellectual Property; (D) to use any Intellectual Property; (E) to manufacture any products; or (F) to disparage any Person (other than with respect to each of (C), (D) or (E), any limitation pursuant to the scope of any (sub)license granted to any Acquired Company as set forth in the applicable Company IP Contract);

(xiii)       each Company Contract granting exclusive rights to license, market, sell, support, make available or deliver any product or other asset or service of any Acquired Company;

(xiv)        each Company Contract creating or involving any referral or agency relationship, sales representative, channel partner distribution or reseller arrangement or franchise relationship;

(xv)         each Company Contract regarding the acquisition, issuance or transfer of any securities;

(xvi)        each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness for borrowed money by any Acquired Company or imposing an Encumbrance on any of the assets of any Acquired Company (excluding any Company IP Contract);

(xvii)       each Company Contract for the sale of any of the assets of any Acquired Company or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Company;

(xviii)      each lease, lease guaranty, sublease, license or other Company Contract for the leasing, use or occupancy of the Leased Real Properties;

(xix)        each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party (other than offer letters, option agreements, entered into in the ordinary course of business);

(xx)         each Company Contract relating to any liquidation or dissolution of any Acquired Company;

(xxi)        each Company Contract pursuant to which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Company;

(xxii)      each Company Contract with a bank, financial institution or lender;

(xxiii)     each Company Contract: (A) containing “standstill” or similar provisions; or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xxiv)      each Company Contract under which the Merger would give rise to or expand any rights in favor of, or any obligations on the part of, an Acquired Company or any other Person;

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(xxv)       each Company Contract with any Governmental Body;

(xxvi)      each Company Contract that contemplates or involves, or is expected to involve, the payment or delivery of cash or other consideration by an Acquired Company in an amount or having a value in excess of $75,000 in the aggregate for the fiscal year ending December 31, 2024;

(xxvii)     each Company Contract and each Contract entered into by any Affiliate of an Acquired Company in settlement of any Legal Proceeding or other dispute; and

(xxviii)   each Company Contract under which the consequences of a default, breach or termination could have a Material Adverse Effect.

Contracts disclosed in the Disclosure Schedule in the respective categories described in clauses “(i) ” through “(xxviii)” above are referred to in this Agreement as “Material Contracts.”

(b)            Delivery of Contracts. The Company has Made Available to Parent accurate and complete copies of all written Material Contracts in existence as of the date of this Agreement, including all amendments thereto. To the Knowledge of the Company, assuming the due authorization, execution, and delivery by such other party, each Material Contract is valid and in full force and effect, and is enforceable by an Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)            No Breach. No Acquired Company, and, to the Knowledge of the Company, no other party, is in material default under or in breach of any Material Contract. No material payment or other material obligation of any Acquired Company is past due under any Material Contract. As of the date of this Agreement, no event has occurred, and to the Company’s Knowledge, no circumstance or condition exists, that, with notice, the passage of time or both, could reasonably be expected to: (i) constitute a default under or result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default on the part of an Acquired Company or exercise any remedy for such default under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract or cause the breach of any Material Contract by any Person. No party to any Material Contract has exercised or purported or threatened in writing to exercise any termination right with respect to any Material Contract. No Acquired Company has received any written notice of a default, an alleged failure to perform or an offset or counterclaim with respect to any Material Contract that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement will not affect the enforceability against any Person of any Material Contract.

2.11        Compliance with Legal Requirements.

(a)            Compliance. Each Acquired Company is, and has since January 1, 2021, been in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by any Acquired Company of, or a failure on the part of any Acquired Company to materially comply with, any applicable Legal Requirement. No Acquired Company has received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

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(b)            Foreign Corrupt Practices and Anti-Bribery. No Acquired Company nor any Representative thereof has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where any Acquired Company conducts business, if such Acquired Company was subject thereto; or (iv) made or agreed to make any other unlawful payment.

2.12        Regulatory Matters.

(a)            Compliance. All regulatory filings made with respect to the Company Products have been accurate and complete and have complied in all material respects with all applicable Legal Requirements.

(b)            Company Products. All Company Products have been and are being researched, developed, tested, manufactured, packaged, labeled, stored, and handled by the Acquired Companies in compliance with all applicable requirements under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq. (the “FFDCA”) and the U.S. Public Health Service Act, and the rules and regulations promulgated thereunder, and any applicable guidance documents or requirements issued by the FDA, and all applicable analogous state and non-U.S. Legal Requirements, including those relating to investigational use of a new Company Product.

(c)            Current Good Manufacturing Practices. To the extent applicable, all manufacturing operations relating to Company Products conducted by or on behalf of any Acquired Company have been and are being conducted in compliance with applicable provisions of current Good Manufacturing Practice requirements as set forth in 21 U.S.C. § 351(a)(2)(B), 21 C.F.R. Parts 210 and 211, and applicable FDA guidance documents. No Company Product has been recalled voluntarily or at the request of the FDA or any other Governmental Body.

(d)            Preclinical Studies. Without limiting the generality of Section 2.12(a), all preclinical studies conducted by or on behalf of any Acquired Company have been and are being conducted in compliance with all applicable requirements of the Animal Welfare Act and (i) Good Laboratory Practices (“GLP”) as set forth in 21 C.F.R. Part 58 or (ii) involved experimental research techniques that could not be or were not performed by a registered GLP testing laboratory (with legally required notice being given to the FDA or applicable Governmental Body) and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed in connection with the study of the Company Products. No Acquired Company has received any notice that the FDA or any other Governmental Body has recommended, initiated, or threatened to initiate any action to suspend, terminate, or otherwise restrict any preclinical studies conducted by or on behalf of any Acquired Company.

(e)            Clinical Studies. All clinical studies relating to the Company Products conducted by or on behalf of any Acquired Company, if any, have been and are being conducted in compliance with all applicable requirements of Good Clinical Practices, including regulations under 21 C.F.R. Parts 50, 54, 56, 312, applicable guidance documents, similar Legal Requirements in other jurisdictions, and all Legal Requirements relating to protection of human subjects. No Acquired Company has received any notice that the FDA, any other Governmental Body, or any institutional review board has recommended, initiated, or threatened to initiate any action to suspend or terminate any clinical trial sponsored by any Acquired Company or otherwise restrict the clinical study of any Company Product.

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(f)            Recordkeeping and Reporting. Each Acquired Company has maintained records relating to the research, development, testing, manufacture, packaging, labeling, storage, and handling of the Company Products in compliance with the FFDCA and other applicable Legal Requirements, and each Acquired Company has submitted to the FDA and other Regulatory Authorities in a timely manner all required notices and annual or other reports, including adverse experience reports and annual reports, to the extent applicable.

(g)            No False Statements; Debarment. No Acquired Company has made any material false statement or material omission in any application, report, or other submission to or correspondence with the FDA or other Regulatory Authority relating to any Company Product, or committed an act, made a statement or failed to make a statement, that (in any such case) establishes a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any analogous state or non-U.S. Regulatory Authority to invoke any similar policy. Neither of the Acquired Companies nor, to the Company’s knowledge, any officer, employee or independent contractor of an Acquired Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a, disqualification as a clinical investigator under 21 C.F.R. § 312.70, or debarment or disqualification under any similar state or foreign Legal Requirement or (ii) exclusion under 42 U.S.C. Section 1320a–7 or any similar state or foreign Legal Requirement.

(h)            Administrative and Enforcement Action. No Acquired Company and none of its officers and employees has received any notice or communication from the FDA or other Regulatory Authorities requiring, recommending, or threatening to initiate any action or alleging noncompliance with the FFDCA or other Legal Requirements with regard to the Company Products. No Acquired Company and none of its officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and no such proceedings have been threatened. There has not been and is not now any Form FDA 483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information pending or in effect against any Acquired Company or any of its officers and employees, and no Acquired Company has liability (whether actual or contingent) for failure to comply with the FFDCA or other Legal Requirements. There is no act, omission, event, or circumstance that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FFDCA or other Legal Requirements.

2.13        Governmental Authorizations; No Subsidies.

(a)            Governmental Authorizations. The Company has Made Available to Parent accurate and complete copies of all of its material Governmental Authorizations, which are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each Acquired Company to conduct its business in the manner in which its business is currently being conducted in accordance with applicable Legal Requirements. Each Acquired Company is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. To the Knowledge of the Company, no Acquired Company has received any written notice from any Governmental Body regarding: (i) any actual or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; (ii) any actual or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; or (iii) any actual or possible failure to obtain or receive any Governmental Authorization.

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(b)            No Subsidies. The Acquired Companies do not possess and have never possessed, and the Acquired Companies have no rights or interests with respect to and have never had any rights or interests with respect to, any monetary grants, incentives or subsidies from any Governmental Body.

2.14        Tax Matters.

(a)            Tax Returns and Payments. All income and other material Tax Returns required to be filed by or on behalf of the Acquired Companies have been timely and properly filed and are true, accurate and complete in all material respects. All Taxes of any of the Acquired Companies that are due and payable (whether or not shown on a Tax Return) have been timely and properly paid. All Taxes required to be withheld by any of the Acquired Companies have been properly and timely withheld and remitted to the appropriate Taxing Authority. The Company has Made Available to Parent accurate and complete copies of all income and other material Tax Returns (and relevant workpapers or memos) filed by any of the Acquired Companies. No claim has ever been made by a Taxing Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for all Tax liabilities of the Acquired Companies in accordance with GAAP as of the respective dates thereof. Except in connection with the transactions contemplated by this Agreement, the Acquired Companies have not incurred any Liability for Taxes since the date of the Unaudited Interim Balance Sheet outside the ordinary course of business.

(b)            Audits; Claims. Except as set forth on Part 2.14(b) of the Disclosure Schedule, no Tax Return of any Acquired Company is currently under audit by any Taxing Authority. No Acquired Company has received from any Taxing Authority any written: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns of the Acquired Companies has been granted by a Taxing Authority or requested from any of the Acquired Companies, other than extensions resulting from customarily granted extensions of time to file Tax Returns. No claim or Legal Proceeding is pending or threatened in writing against any of the Acquired Companies in respect of any Tax. There are no liens for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable or for Taxes being contested in good faith and for which there are adequate accruals, in accordance with GAAP).

(c)            Closing Agreements; Etc. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements) executed on or prior to the Closing Date. No Acquired Company is a party to or bound by any Tax allocation or sharing agreement, in each case, other than pursuant to the customary provisions of an agreement the primary purpose of which is not related to Taxes.

(d)            Distributed Stock. Except in connection with the transactions contemplated by this Agreement, no Acquired Company has distributed stock of another Person, nor has any Acquired Company had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(e)            Tax Holidays. Part 2.14(e) of the Disclosure Schedule completely and accurately sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to any of the Acquired Companies. The Company has provided to Parent all documentation relating to any Tax holidays or incentives applicable to any Acquired Company. Each Acquired Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement.

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(f)            Section 481, 263A or 108(i). The Acquired Companies are not currently, nor for any Tax period will the Acquired Companies be, required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Legal Requirements); (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements) incurred on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) adjustments pursuant to Section 263A of the Code (or any comparable provision under state, local, or foreign Legal Requirements) made on or prior to the Closing Date; or (vi) an election under Section 965(h) of the Code made on or prior to the Closing Date.

(g)            Tax Shelters. No Acquired Company has consummated or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662 of the Code or the Treasury Regulations promulgated thereunder. No Acquired Company has participated in, and no Acquired Company is currently participating in, a “listed transaction” within the meaning of Section 6707A(c) of the Code or Section 1.6011-4(b) of the Treasury Regulations, or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(h)            Section 1.1502-6. No Acquired Company has any Liability for the Taxes of any Person (other than any other Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract (other than pursuant to the customary provisions of an agreement the primary purpose of which is not related to Taxes) or otherwise.

(i)            Section 1503. No Acquired Company has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(j)            FIRPTA. No Acquired Company is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and the Company has filed with the IRS all statements that are required under Section 1.897-2(h) of the Treasury Regulations.

(k)            Withholding Taxes. Each Acquired Company has complied in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper Taxing Authority (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements and has timely filed all required withholding Tax Returns, for all periods.

(l)            Powers of Attorney. No power of attorney (i) is currently in force with respect to any matter relating to Taxes and (ii) has been granted with respect to any matter relating to Taxes that could affect any Acquired Company after the Closing.

(m)            Gain Recognition. No Acquired Company is a party to any gain recognition agreement under Section 367 of the Code.

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(n)            No Relief. No Acquired Company has taken advantage of any relief provisions related to COVID-19 for Tax purposes, including taking any action to defer employment or payroll Taxes or electing to carryback or waive any net operating losses, whether federal, state, local, or foreign, including the CARES Act.

(o)            Investments, Etc. No Acquired Company owns and has never owned (directly or indirectly) any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(p)            Foreign Taxes. No Acquired Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Taxing Authority.

(q)            Boycott. No Acquired Company has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(r)            409A. No Company Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A of the Code or, if subject to Section 409A of the Code, have failed in form or operation, to meet the requirements of Section 409A of the Code. No Acquired Company has an obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(s)           Notwithstanding anything herein to the contrary, no representations are made concerning the amounts of or Parent’s, the Company’s or any other Person’s ability to utilize or otherwise benefit from and Acquired Company net operating losses, capital losses, deductions, Tax credits, Tax basis or other similar items of the Acquired Companies.

2.15        Employee and Labor Matters; Benefit Plans.

(a)            Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current employees of any Acquired Company as of the date of this Agreement, and correctly reflects: (i) their employing entity; (ii) their hire date; (iii) their positions; (iv) their annual base salaries or hourly rates (as applicable); (v) current target annual incentive compensation; (vi) their visa or work permit status; (vii) leave of absence status and, if applicable, expected return to work date; (viii) exempt or non-exempt status under the Fair Labor Standards Act; (ix) state of residence; and (x) work location. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(b)            Labor Matters. No Acquired Company is, or has ever been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees. No Acquired Company is engaged, or in the past three (3) years has been engaged in any unfair labor practice of any nature. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any Acquired Company before the National Labor Relations Board. No Acquired Company has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company Employees. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

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(c)            At Will Employment. Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment or engagement of each of the current Company Employees is terminable by an Acquired Company at will and with no requirement for advance notice. The Company has Made Available to Parent accurate and complete copies of all current written employee manuals, handbooks, and employment policies applicable to the employment or engagement of the Company Employees.

(d)            Employee Departures/Restrictions. To the Knowledge of the Company, no employee of any Acquired Company: (i) intends to terminate her or his employment with such Acquired Company; (ii) has received an offer to join a business that may be competitive with an Acquired Company’s business; or (iii) is a party to or is bound by any restrictive covenants, confidentiality agreement, noncompetition agreement or other Contract (with any Person other than an Acquired Company) that may have an adverse effect on: (A) the performance by such employee of any of her or his duties or responsibilities as an employee of an Acquired Company; or (B) an Acquired Company’s business or operations.

(e)            Employee Plans and Agreements. Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan. No Acquired Company intends, nor has any Acquired Company committed, to establish or enter into any new Company Employee Plan, or to modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(f)            Delivery of Documents. As applicable with respect to each Company Employee Plan, the Company has Made Available to Parent: (i) correct and complete copies of all documents setting forth the terms of each material Company Employee Plan, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the three most recent annual reports (Form 5500 series) filed with the U.S. Department of Labor; (v) the most recent determination, advisory or opinion letter from the U.S. Internal Revenue Service relating to the tax-qualified status of any Company Employee Plan; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any Acquired Company; (vii) nondiscrimination and coverage testing results for the three most recent plan years; (viii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; and (ix) all insurance policies in the possession of any Acquired Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(g)            Parachute Payments. Except as set forth in Part 2.15(g) of the Disclosure Schedule, no payment or benefit that could be made or provided by or on behalf of the Company in connection with the Merger or any other transactions contemplated by this Agreement (either alone or in conjunction with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Legal Requirements). The Company has no obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(h)            No Foreign Plans. No Acquired Company has established or maintained any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States.

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(i)            No Post-Termination Benefits. No Acquired Company has any obligation or liability to provide, under any Company Employee Plan or otherwise, any life insurance, health benefits or other employee welfare benefits to any Person for any reason after such Person terminates employment or services, except as may be required by applicable Legal Requirements or at no cost to any Acquired Company. Other than commitments made that involve no future costs to any Acquired Company, no Acquired Company has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with post-termination welfare benefits (including retiree life insurance, retiree health benefit or other retiree employee welfare benefits), except to the extent required by applicable Legal Requirements.

(j)            No Defaults. Each Acquired Company has, in all material respects, performed all obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and, to the Knowledge of the Company, there is no default or violation by any other party to, the terms of any Company Employee Plan. Each of the Company Employee Plans has, in all material respects, been operated and administered in accordance with its terms and all applicable Legal Requirements, including the applicable requirements under the Code, ERISA and the ACA. All contributions to, and material payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued liability on the Unaudited Interim Balance Sheet. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to any Acquired Company or Parent (other than ordinary administration expenses). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred in connection with which any Acquired Company would reasonably be expected to have any material liability (including on account of an indemnification obligation). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened, by any Person with respect to any Company Employee Plan.

(k)            No Conflict. Other than as contemplated in this Agreement or on Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Company Employee; or (ii) create or otherwise result in any material Liability with respect to any Company Employee Plan.

(l)            Compliance. Each Acquired Company: (i) is, and for the past three (3) years has been, in compliance with all applicable Legal Requirements and Orders respecting employment, employment practices and labor related matters including Legal Requirements and Orders relating to terms and conditions of employment, discrimination, wage and hour requirements, labor relations, leave of absence requirements, occupational health and safety, privacy harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees (or prospective employees or other service providers), including but not limited to, the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation, including the provisions of California Labor Code Sections 1400-1408) (collectively, “WARN”); (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice). Each Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to the qualification and the Tax-exempt status of its related trust, and, to the Company’s Knowledge, no circumstances exist which could result in liability to any Acquired Company in respect of such qualified status. No Company Employee Plan is the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No Company Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code. Each Acquired Company is and has been in compliance with the Affordable Care Act and has made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and, to the Knowledge of the Company, no Acquired Company is otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

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(m)            Absence of Certain Plans and Related Liabilities. No Acquired Company nor any ERISA Affiliate of any Acquired Company has ever sponsored or maintained, been a participating employer in, contributed to, had an obligation to contribute to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) any other employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (iv) any multiple employer welfare arrangement as defined under Section 3(40)(A) of ERISA; (v) any self-insured plan (including any such plan pursuant to which a stop loss policy or Contract applies); or (vi) any plan maintained or sponsored by a professional employer organization.

(n)            Labor Relations and Claims. There is no Legal Proceeding, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, occupational health and safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints. No Acquired Company is or has been subject to any Order or private settlement contract in respect of any labor or employment matters, including related to sexual harassment or the COVID-19 pandemic. Each Acquired Company is, and at all times has been, in compliance with the requirements of the Immigration Reform Control Act of 1986. Every employee who requires permission or authorization to work in the jurisdiction in which they carry out their employment provided at the time of hire current and appropriate permission or authorization to work in that jurisdiction. Except as set forth in Part 2.15(n) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated internal complaints, claims or Legal Proceedings against any Acquired Company under any workers’ compensation policy or long-term disability policy. No allegation, complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct, or sex or gender discrimination (a “Sexual Misconduct Allegation”) has been made against any person who is or was a Company Employee or an independent contractor identified on Part 2.15(p) of the Disclosure Schedule. No Acquired Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Sexual Misconduct Allegation against any Acquired Company or any person who is or was an officer, director, manager, employee, independent contractor, or consultant of any Acquired Company.

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(o)            Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or any Acquired Company, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.

(p)            Independent Contractors. Part 2.15(p) of the Disclosure Schedule accurately sets forth, with respect to each Person who is an independent contractor of any Acquired Company:

(i)            the name of such independent contractor and the date as of which such independent contractor was originally engaged by such Acquired Company; and

(ii)           the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from such Acquired Company with respect to services performed in the fiscal year ended December 31, 2023, and from January 1 – March 31, 2024.

(q)            No Misclassified Employees. No current or former independent contractor of any Acquired Company has been or is a misclassified employee. No independent contractor participates in any Company Employee Plan. No Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.

(r)            No Layoffs or Plant Closings. The Acquired Company has not implemented a “mass layoff,” “plant closing” or similar action under WARN within the last twelve (12) months.

2.16        Environmental Matters. To the Company’s knowledge, except as would not, individually or in the aggregate, reasonably be expected to result in any material liability of any Acquired Company, (a) each Acquired Company is in compliance with all applicable Environmental Laws in all material respects; and (b) there is no Legal Proceeding pending or, to the Company’s knowledge, threatened in writing against any Acquired Company for alleged noncompliance with or liability under any applicable Environmental Law.

2.17        Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by any Acquired Company as of the date of this Agreement and identifies any material claims or notices of circumstances submitted thereunder that remain outstanding as of the date of this Agreement. The Company has Made Available to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 2024, no Acquired Company has received any written (or to the Knowledge of the Company, other) notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There are no self-insurance arrangements affecting any Acquired Company.

2.18        Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule, no director, officer or other Affiliate of the Acquired Company (each, a “Related Party”): (a) has any commercial or pecuniary interest in any material asset currently used in the business of any Acquired Company; (b) is indebted to any Acquired Company for borrowed money (other than for ordinary travel advances); (c) has entered into, or has any financial interest in, any Material Contract involving a transaction or business dealing with or involving an Acquired Company; and (d) solely with respect to the Acquired Company’s directors and officers (and not with respect to any other Related Party), to the Company’s knowledge, is directly competing against an Acquired Company.

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2.19        Legal Proceedings; Orders. There are no Legal Proceedings pending or, to the Company’s knowledge, threatened in writing against any Acquired Company, and no Acquired Company is party or subject to or in default under any unsatisfied Order.

2.20        Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.

(a)            Authority; Binding Nature. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and under each Ancillary Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other Ancillary Agreement to which the Company is a party, have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement and each other Ancillary Agreement to which the Company is a party and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)            Board Approval. The board of directors of the Company has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) unanimously recommended the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the holders of Company Capital Stock and directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted for consideration by the holders of Company Capital Stock.

(c)            No Takeover Statute. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute, regulation or similar Legal Requirement applies or at the Effective Time, will apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.21        Non-Contravention; Consents.

(a)            Except as set forth in Part 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Company is a party; nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such Ancillary Agreement, will (with or without notice or lapse of time), except in each case of clauses (iii), (iv) and (v), where such conflicts, violations, breaches, defaults, cancellations, accelerations, or other occurrences that would not reasonably be expected to be material to the business or operations of the Acquired Companies:

(i)            contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of any Acquired Company;

(ii)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or any of the assets owned by any Acquired Company, is subject;

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(iii)         contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any Acquired Company;

(iv)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify any such Company Contract; or

(v)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned by any Acquired Company (except for Permitted Encumbrances).

(b)            Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and as set forth in Part 2.21 of the Disclosure Schedule, no Acquired Company is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements to which the Company is a party; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22        Vote Required. The affirmative vote of: (a) the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis); and (b) the holders of sixty-five percent (65%) of the outstanding shares of Series A Preferred Stock, which must include Synocona Portfolio Limited and/or its affiliate transferees (voting together as a single class on an as-converted to Company Common Stock basis) are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, under the DGCL and the Charter Documents(the votes referred to in clauses “(a)” and “(b)” of this sentence being referred to collectively as the “Required Stockholder Votes”).

2.23        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Company.

2.24        Stimulus Program. No Acquired Company currently participates, has participated, or has applied to participate, in any Stimulus Program.

2.25        Disclaimer of Any and All Other Representations and Warranties. The Company acknowledges and agrees that Parent and Merger Sub have not made any representations or warranties, express or implied, of any nature whatsoever relating to itself or the business of either Parent or Merger Sub or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in Section 3 and the certificate to be delivered by Parent in accordance with Section 7.3.

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3.	Representations and Warranties of Parent, Intermediate Sub and Merger Sub

Parent, Intermediate Sub and Merger Sub represent and warrant to the Company as follows:

3.1           Due Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Each of Intermediate Sub and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2           Non-Contravention; Consents.

(a)            Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation, bylaws or operating agreement of Parent, Intermediate Sub or Merger Sub; (B) any resolution adopted by the stockholders, the board of directors, manager or any committee of the board of directors of Parent, Merger Sub or Intermediate Sub; (C) any provision of any material contract to which Parent, Intermediate Sub or Merger Sub is bound, (D) any provision of Legal Requirement or Order applicable to Parent, Intermediate Sub or Merger Sub is subject or (E) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) of any nature whatsoever upon any assets or property of Parent, Intermediate Sub or Merger Sub.

(b)            Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and any applicable filings required to be made by Parent, Intermediate Sub or Merger Sub in connection with the issuance and listing on NASDAQ of any Parent Consideration Shares and notices required to be given by Parent, Intermediate Sub or Merger Sub or Consents required to be obtained by Parent, Intermediate Sub or Merger Sub, in each case from any Governmental Body in connection with the Merger, none of Parent, Intermediate Sub or Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, other than any such filing, notice or Consent that will have been made, given or obtained by Parent, Intermediate Sub or Merger Sub prior to the Effective Time.

3.3           Authority; Binding Nature of Agreement.

(a)            Parent, Intermediate Sub and Merger Sub have all requisite corporate power and authority to enter into and perform their obligations under this Agreement and under each Ancillary Agreement to which Parent, Intermediate Sub or Merger Sub is a party; and the execution, delivery and performance by Parent, Intermediate Sub and Merger Sub of this Agreement any of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent, Intermediate Sub and Merger Sub and their respective boards of directors or manager. No vote of Parent’s stockholder is needed to approve the Mergers. This Agreement and each other Ancillary Agreement to which Parent, Intermediate Sub or Merger Sub is a party constitutes the legal, valid and binding obligation of Parent, Intermediate Sub and Merger Sub, as the case may be, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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(b)            The board of directors of Parent, Intermediate Sub and Merger Sub has unanimously (i) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereto and thereto and (ii) determined that the consummation of the transactions contemplated hereby are in the best interests of Parent, Intermediate Sub and Merger Sub and the stockholders of Parent, Intermediate Sub and Merger Sub.

3.4          Legal Proceedings. There is no pending Legal Proceeding and, to the knowledge of Parent, Intermediate Sub or Merger Sub, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

3.5          Financing. Parent has sufficient currently-available funds on hand, and will have, prior to, from and after the Effective Time sufficient currently-available funds on hand, to consummate the Merger and the transactions contemplated hereby, including to pay any amounts that Parent, Intermediate Sub and Merger Sub is obligated to pay to the Participating Securityholders pursuant to the terms of this Agreement and provide for the working capital needs of the Surviving Company following the Merger. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated under this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Intermediate Sub, Merger Sub or the Surviving Company.

3.6           Ownership of Intermediate Sub and Merger Sub. All of the issued and outstanding securities of Intermediate Sub are, and at the Effective Time shall be, owned directly or indirectly by Parent. All of the issued and outstanding securities of Merger Sub are, and at the Effective Time shall be, owned directly or indirectly by Intermediate Sub. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not engaged prior to the date hereof in any business or other activities.

3.7           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent, Intermediate Sub or Merger Sub in connection with the Merger based upon arrangements made by or on behalf of Parent, Intermediate Sub or Merger Sub or any of their Affiliates.

3.8           No Parent Vote Required. No vote or action of the stockholders of Parent is required by applicable Legal Requirement, the Charter Documents of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby, including the payment or issuance of the Merger Consideration, when payable or issuable in accordance with Section 1.5(a).

3.9           Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

3.10        Disclaimer of Any and All Other Representations and Warranties. Parent and Merger Sub each acknowledge and agrees that the Company has not made any representations or warranties, express or implied, of any nature whatsoever relating to itself, any of the Acquired Companies, or the business of any Acquired Company, or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in Section 2, and the Company Closing Certificate.

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4.	Certain Covenants of the Company

4.1           Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 or the Effective Time (the “Pre-Closing Period”), the Company, upon advanced written notice received by Parent, shall, and shall ensure that each of the Acquired Companies and its and their respective Representatives: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to each Acquired Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to each Acquired Company necessary for purposes of post-Closing integration, and with such additional financial, operating and other data and information regarding each Acquired Company, as Parent may reasonably request; provided that any such access (i) shall be conducted at Parent’s expense, under the supervision of appropriate personnel designated by the Company, (ii) in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and (iii) shall not unreasonably interfere with the normal operation of the business of the Acquired Companies nor create a material risk of damage or destruction to any material assets or property of the Company. During the Pre-Closing Period, Parent may make inquiries to the Company of Persons having business relationships with each Acquired Company (including suppliers, licensors and customers) and the Company shall, and shall ensure that each of the Acquired Companies, help facilitate (and shall cooperate fully with Parent in connection with) such inquiries. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall, and shall ensure that each of the Acquired Companies, reasonably cooperate with Parent to facilitate Parent’s due diligence review of the Acquired Companies’ third-party suppliers and distributors. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion, based on the advice of outside legal counsel, risk (i) jeopardizing any attorney-client or other legal privilege or (ii) contravene any binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which any Acquired Company is a party).

4.2          Operation of the Business of the Company. During the Pre-Closing Period, the Company shall ensure that:

(a)            each Acquired Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, including by maintaining all Registered Owned IP, paying any necessary maintenance, renewal or other fees, and making any necessary filings with respect thereto;

(b)            each Acquired Company shall use its respective commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees and independent contractors, maintain its relations and good will with all material suppliers, customers, landlords, creditors, and other Persons having material business relationships with any Acquired Company, and preserve and maintain all data, information, records and samples arising from the research and development of any Company Product, in each case, in the ordinary course of business;

(c)            each Acquired Company shall: (i) consult with Parent in connection with any proposed meeting with a Regulatory Authority relating to any Company Product and promptly provide Parent with a summary report of any such meeting that occurs; (ii) provide Parent and its Representatives with a reasonable opportunity to review and comment on any submission or filing proposed to be made and any correspondence or other material communication proposed to be submitted or otherwise transmitted to a Regulatory Authority on behalf of an Acquired Company relating to any Company Product, and use good faith efforts to incorporate Parent’s reasonable comments that are received in a timely fashion, provided that Parent acknowledges that whether or not to incorporate any such comments shall be determined by the Acquired Companies in their sole discretion and (iii) consult with Parent prior to making any material change to a study protocol or a development timeline or adding new trials or taking any action with respect to ongoing trials; and (iv) report regularly to Parent concerning operational, financial, regulatory, Intellectual Property, manufacturing matters and otherwise report regularly to Parent concerning the status of the business of the Acquired Companies;

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(d)            no Acquired Company shall cancel or fail to renew any of its insurance policies in effect as of the date of this Agreement or reduce the amount of any insurance coverage provided by such insurance policies;

(e)            no Acquired Company shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(f)            no Acquired Company shall sell, issue, grant or authorize the issuance, sale or grant of: (i) any capital stock or other security; (ii) any option, warrant or right to acquire any capital stock (or cash based on the value of capital stock) or other security (except that the Company shall be permitted to issue shares of Company Capital Stock upon the exercise of Company Options or upon the conversion of Company Preferred Stock, in each case outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement); or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

(g)            other than as contemplated by this Agreement, no Acquired Company shall amend or waive any of its rights under, or permit the acceleration of vesting or exercisability under: (i) any provision of any Company Incentive Plan; (ii) any provision of any Contract evidencing any outstanding Company Option; or (iii) any other Contract or arrangement relating to compensation, benefits or the provision of services to or for the benefit of any Acquired Company;

(h)            no Acquired Company shall amend or permit the adoption of any amendment to the Charter Documents, or effect or permit any Acquired Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i)            no Acquired Company shall form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(j)            no Acquired Company shall enter into, or permit any of the assets owned or used by it to become bound by, any Contract relating to clinical trials that contemplates aggregate payments in excess of $75,000;

(k)            no Acquired Company shall make any capital expenditure, except for individual capital expenditures that do not exceed $50,000 or that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $100,000;

(l)            no Acquired Company shall: (i) except in the ordinary course of business consistent with past practice, enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract, in each case other than (A) expiration in accordance with the terms of any Material Contract and (B) renewals of Material Contracts on substantially the same terms in the ordinary course of business;

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(m)          no Acquired Company shall: (i) acquire, purchase, lease, license or sublicense any right or other asset from any other Person or (ii) sell, assign, transfer, convey, divest, abandon, waive, relinquish, or otherwise dispose of, or pledge, encumber or otherwise subject to any Encumbrance (other than a Permitted Encumbrance), or lease, license, or sublicense, any right or other asset or property to any other Person;

(n)           enter into any Contract, or amend or otherwise modify or waive any of the material terms of any Contract, or exercise any right or take, or fail to take any other action with respect to any Contract, in each case, that would, following the Closing: (1) impair the ability of the Company to fulfill its obligations under this Agreement ; (ii) grant any person (other than Parent or any of its Affiliates) with exclusive marketing or other commercialization rights of any kind or scope with respect to any Company Intellectual Property; (iii) require or obligate any Acquired Company to make any payments by way of royalties, fees or otherwise, including any such payments that are contingent upon the occurrence of future events, or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Patents, Trade Secrets, or other Intellectual Property, or any other person, in each case, with respect to the use thereof or in connection with the conduct of any Acquired Company’s business and operations or any Company Products arising therefrom; (iv) materially restrain, limit or impede any Acquired Company or any of its Affiliates’ (including Parent’s) ability to compete with or conduct any business or line of business; (v) require Parent or any of its Affiliates to purchase all or substantially all of its requirements for a product or service from a particular person; (vi) grant a most favored nation pricing or any exclusive Intellectual Property license to a counterparty; or (vii) grant any Encumbrance (other than a Permitted Encumbrance) to a Third Party with respect to any Intellectual Property;

(o)            no Acquired Company shall: (i) lend money to any Person; or (ii) incur or guarantee any Indebtedness for borrowed money;

(p)            no Acquired Company shall: (i) establish, adopt, amend or terminate any Company Employee Plan (or any plan or arrangement that would be a Company Employee Plan if in effect as of the date hereof); (ii) pay, or make any new commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iii) increase, or make any new commitment to increase, the amount of the wages, salary, commissions, fringe benefits, employee benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; or (iv) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise);

(q)            no Acquired Company shall: (i) promote or change the title of any of its employees (retroactively or otherwise); (ii) hire or make an offer to hire any new employee; (iii) enter into any collective bargaining or similar agreement; or (iv) terminate the employment of any employee, except for cause following reasonable consultation with Parent;

(r)            no Acquired Company shall change any of its methods of accounting or accounting practices in any material respect (including with respect to the collection of accounts receivable or the payment of accounts payable), except as required by GAAP or applicable Legal Requirements;

(s)            no Acquired Company shall: (i) make, change or rescind any material election relating to Taxes; (ii) settle or compromise any claim, controversy or Legal Proceeding relating to Taxes; (iii) except as required by applicable Legal Requirements or GAAP, make any change to (or make a request to any Taxing Authority to change) any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes; (iv) amend, refile or otherwise revise any previously filed Tax Return, or forgo the right to any amount of refund or rebate of a previously paid Tax; (v) enter into or terminate any agreements with a Taxing Authority; (vi) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, other than extensions resulting from customarily granted extensions of time to file Tax Returns; (vii) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any agreement entered into in the ordinary course of business the primary purpose of which does not relate to Tax); (viii) grant any power of attorney relating to Tax matters; (ix) request a ruling with respect to Taxes or (x) make or claim any refund or credit of Tax in connection with any relief provisions related to COVID-19 for Tax purposes whether federal, state, local, or foreign, including the CARES Act;

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(t)            no Acquired Company shall commence or settle any Legal Proceeding;

(u)           no Acquired Company shall accelerate the collection of any accounts receivable or delay the payment of any accounts payable; and

(v)            no Acquired Company shall perform any acts with respect to Patent applications or take any actions involving the United States Patent and Trademark Office or any other comparable Governmental Body outside of the United States; and

(w)           no Acquired Company shall agree or commit to take any of the actions described in clauses “(d)” through “(v)” above.

Notwithstanding the foregoing, the Acquired Companies may take or refuse to take any action described in this Section 4.2 if: (A) Parent gives its prior written consent (not to be unreasonably withheld, delayed or conditioned) to the taking of such action by such Acquired Company; (B) such action is expressly required to be taken by or necessary to comply with its obligations under this Agreement; (C) such action is disclosed in Part 4.2 of the Disclosure Schedule or (D) such action is necessary to comply with applicable Legal Requirements or contractual obligations. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall give to Parent, directly or indirectly, the right to control or direct the operations of any of the Acquired Companies prior to the Closing Date, and prior to the Closing Date, each of Parent and the Acquired Companies shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

4.3           Notification. During the Pre-Closing Period, the Company or Parent, as applicable, shall promptly notify the other party in writing of: (i) the discovery by the Company or Parent, as applicable, of any event, condition, fact or circumstance that caused or is likely to cause a breach of or an inaccuracy in any representation or warranty made by the Company or Parent, as applicable in this Agreement such that such inaccuracy would cause any of the conditions to obligations of the Company or Parent, as applicable, to consummate the Merger set forth in Section 6 or Section 7, as applicable, not to be satisfied and(ii) any breach of any covenant or obligation of the Company or Parent, as applicable, contained in this Agreement such that such inaccuracy would cause any of the conditions to obligations of the Company or Parent, as applicable, to consummate the Merger set forth in Section 6 or Section 7, as applicable, not to be satisfied.

4.4          No Negotiation. During the Pre-Closing Period, the Company shall not, and shall not authorize any Acquired Company nor Representative of any Acquired Company to: (a) solicit or knowingly encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; (c) entertain or accept any proposal, offer or letter of intent from any Person (other than Parent) relating to a possible Acquisition Transaction; or (d) submit any possible Acquisition Transaction to the board of directors of any Acquired Company. The Company shall promptly, subject to confidentiality obligations (and in any event within 48 hours of receipt thereof) provide Parent with: (i) a description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by any Acquired Company or by any of its Representatives from any Person (other than Parent); and (ii) a copy of each written communication or a summary of each other communication transmitted on behalf of such Person or any of such Person’s Representatives to any Acquired Company or any of its Representatives.

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4.5           Termination of Certain Company Employee Plans. Prior to the Closing, the Company shall, to the extent permitted by applicable Legal Requirement and the terms of the applicable plan or arrangement, cause any tax-qualified defined contribution retirement plan (a “401(k) Plan”) of the Company to be terminated effective at least one (1) day prior to the Effective Time. The Company shall provide Parent with evidence in a form reasonably satisfactory to the Parent that the board of directors of the Company has approved the termination of such plan.

4.6           Termination of Agreements. The Company shall use its commercially reasonable efforts to cause the agreements identified in Exhibit F to be terminated effective as of the Effective Time.

4.7           FIRPTA Matters. At the Closing, the Company shall deliver to Parent duplicate originals of (a) a statement (in such form as may be reasonably acceptable to Parent) conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, (b) the notification required under Section 1.897-2(h)(2) of the Treasury Regulations, and (c) and written authorization for Parent to file the certifications described in clauses “(a)” and “(b)” with the IRS on behalf of the Company (together with the certifications in the foregoing clauses “(a)” and “(b)”, the “FIRPTA Notifications”).

4.8           Resignation of Officers and Directors. The Company shall obtain and deliver to Parent, at or prior to the Closing, the resignation (in form and substance satisfactory to Parent) of each officer and director of each Acquired Company listed on Exhibit H from his or her corporate offices with each Acquired Company, contingent upon and effective as of the Effective Time (or, at the option of Parent, as of a later time).

4.9           Tail Insurance; Indemnification of Company Directors and Officers.

(a)            Prior to the Effective Time, the Company shall purchase a tail policy providing for an extended reporting period for claims under the Acquired Companies’ existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Acquired Companies’ directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage presently maintained by the Acquired Companies.

(b)            If the Merger is consummated, then for a period of six (6) years after the Effective Time, Parent shall cause the Surviving Company (or its successor) to (i) subject to Section 4.9(d), cause the certificate of incorporation and bylaws of the Surviving Company and its subsidiaries, to contain provisions with respect to indemnification and exculpation of, and advancement of expenses to, current and former officers and directors of the Acquired Companies as of the date of this Agreement (each, an “Indemnified Executive Party”) that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Charter Documents of the Company and the equivalent organizational and governance documents of its subsidiaries for the benefit of Indemnified Executive Party as of the date hereof, and during such six (6) year period, such provisions shall not, unless required by applicable Legal Requirement, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Executive Party, and (ii) indemnify and hold harmless (except to the extent limited by applicable Legal Requirement) each Indemnified Executive Party pursuant to the Charter Documents of the Company, the equivalent organizational and governance documents of its subsidiaries and the indemnification agreements identified on Part 4.9(b) of the Disclosure Schedule for acts or omissions which occurred at or prior to the Effective Time. If the Merger is consummated, then for the six (6) years following the Effective Time, Parent shall not, and shall cause the Surviving Company not to, cancel or amend the D&O Tail Policy.

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(c)            The provisions of this Section 4.9(b) are intended to be for the benefit of, and shall be enforceable by each Indemnified Executive Party, his or her respective heirs or personal representatives and may not be amended, altered or repealed in such a manner to adversely affect any Indemnified Executive Party (or his or her respective heirs or personal representatives, as applicable) without the prior written consent of the affected Indemnified Executive Party (or his or her respective heirs or personal representatives, as applicable).

(d)            Notwithstanding anything herein to the contrary, Parent shall have no obligation to maintain the existence of the Surviving Company for any specified period following the Effective Time.

4.10        Estimated Merger Consideration Spreadsheet.

(a)            Estimated Merger Consideration Spreadsheet. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated Merger Consideration Spreadsheet, in form and substance reasonably satisfactory to Parent and setting forth the information required by Section 6.6(d), together with documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the estimated Merger Consideration Spreadsheet.

(b)            No Limits on Rights. Nothing in this Section 4.10 shall limit any rights of any Indemnitee as set forth in Section 9.

5.	Certain Covenants of the Parties

5.1          Filings and Consents.

(a)            Filings. During the Pre-Closing Period, each party (other than the Securityholders’ Agent) shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information reasonably requested by any such Governmental Body. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Parent with respect to any filings made by Parent in connection with the Merger; (ii) permit Parent to review (and consider in good faith the views of Parent in connection with) any documents before submitting such documents to any Governmental Body in connection with the Merger; and (iii) promptly provide Parent with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Company with or to any Governmental Body in connection with the Merger.

(b)            Notification. During the Pre-Closing Period, each party (other than the Securityholders’ Agent) shall promptly notify the other upon the receipt of: (i) any material communication from any official of any Governmental Body in connection with any filing made in connection with any of the transactions contemplated by this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to any of the transactions contemplated by this Agreement (and shall keep the other informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any Governmental Body for any amendment or supplement to any filing made in connection with any of the transactions contemplated by this Agreement or any information required to comply with any Legal Requirement applicable to any of the transactions contemplated by this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.1(a), each party shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate with the other in filing with the applicable Governmental Body such amendment or supplement.

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(c)            Efforts. Subject to Section 5.1(d), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable. Without limiting the generality of the foregoing, but subject to Section 5.1(d), each party (other than the Securityholders’ Agent) to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Material Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement.

(d)            Limitations. Notwithstanding anything to the contrary contained in Section 5.1(c) or elsewhere in this Agreement, none of Parent, Intermediate Sub or Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or Affiliates to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or Affiliates to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or Affiliates to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Merger or any of the other transactions contemplated by this Agreement.

(e)            Financial Statements. The Securityholders’ Agent shall administratively direct the Company’s current tax preparers or accounting firm if different from its tax preparers to reasonably assist Parent, at Parent’s expense, with the preparation of the audited consolidated balance sheet of the Acquired Companies as of and for the fiscal year ended December 31, 2023, and the related audited consolidated income statement and unaudited consolidated statement of cash flow for the fiscal year ended December 31, 2023 (the “Required Financials”). Without limiting the foregoing, the Securityholders’ Agent shall administratively direct the Company’s current tax preparers or accounting firm if different from its tax preparers to provide as to subclauses (i) and (ii) (and use commercially reasonable efforts to cause the applicable Participating Securityholders to provide as to the following subclauses (iii) and (iv)) (i) audited annual and unaudited interim financial statements (including footnotes) that are timely reviewed by the Company’s independent auditor for the periods required to be included or incorporated by reference in any securities filing of Parent within the first three (3) months of the Closing Date related to this Agreement or the transactions contemplated hereby (the “Reporting Obligations”) (ii) the consent of the Company’s independent auditor to include or incorporate by reference audited financial statement reports in any Reporting Obligations, (iii) information necessary to enable Parent to prepare required pro forma financial statements and related footnotes required to be included within the Reporting Obligations and (iv) any other information required to be included or incorporated by reference in any Reporting Obligations (all such financial statements provided for in subclause (i) above required to be included or incorporated by reference in connection with the Reporting Obligations with the financial information of the Acquired Companies required for Parent to prepare the Required Financials. The costs and expenses incurred by the Securityholders’ Agent, Company, Parent, the Surviving Company or any of their Affiliates in connection with preparing the Required Financials shall be borne by Parent.

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5.2          Stockholder Consent.

(a)            Written Consents. The Company shall ensure that, promptly following the execution and delivery of this Agreement (but no later than 24 hours after the date hereof), written consents in favor of the adoption of this Agreement are executed and delivered to Parent on behalf of the Company’s stockholders who collectively hold sufficient Company Capital Stock to provide the Required Stockholder Votes and shall secure as many additional stockholders of the Company as possible (but in any event at least those holders of Company Capital Stock representing not less than 90% of the outstanding shares of Company Common Stock). The Company shall ensure that all such written consents are solicited and obtained in full compliance with all applicable Legal Requirements and with the fiduciary duties of the Company’s board of directors.

(b)            Information Statement. As promptly as practicable (and in any event within five (5) Business Days) after the execution of this Agreement, the Company shall, in accordance with the Charter Documents and applicable Legal Requirements of Sections 228 and 262 of the DGCL, provide to its stockholders an Information Statement and other appropriate documents in connection with the obtaining of: (i) written consents of the stockholders of the Company in favor of the adoption of this Agreement and approval of the transactions contemplated by this Agreement; and (ii) waivers by the stockholders of the Company of their appraisal rights in connection with the Merger. The Company shall use commercially reasonable efforts to obtain such written consents and waivers from holders of all of the outstanding shares of each class and series of Company Capital Stock. The Information Statement shall: (A) include the unanimous recommendation of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement; (B) notify the stockholders of the receipt by the Company of the Required Stockholder Votes and their appraisal rights pursuant to Section 262 of the DGCL; and (C) comply with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable comment by Parent and its advisors.

(c)            Parachute Payments. The Company shall: (i) prior to the Closing Date and prior to the 280G Vote, use commercially reasonable efforts to secure from each “disqualified individual” (within the meaning of Section 280G of the Code) who has received or has a right to receive any payments or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)) a waiver of such individual’s rights to retain or receive some or all of such payments or benefits (such waived payments or benefits, the “Waived Section 280G Payments”) applicable to such individual so that all remaining payments or benefits applicable to such individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code); and (ii) prior to the Closing Date, submit to its stockholders for approval, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and regulations thereunder, any Waived Section 280G Payments, such that the deduction of such payments or benefits will not be limited by the application of Section 280G and the excise tax under Section 4999 of the Code will not apply to such payments or benefits (such request for stockholder approval, the “280G Vote”). Prior to the Closing, the Company shall provide Parent with evidence reasonably satisfactory to Parent that either: (x) the requisite Company stockholder approval was obtained with respect to the Waived Section 280G Payments; or (y) the Company stockholder approval of the Waived Section 280G Payments was not obtained and that, as a consequence, such Waived Section 280G Payments shall not be made or provided. The Company shall provide to Parent for its review, prior to securing the waivers required by clause (i) hereof, copies of the form of waiver agreement, stockholder information statement, stockholder voting materials, and parachute payment calculations prepared by the Company or its advisors.

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5.3          Public Announcements; Confidentiality. From and after the date of this Agreement and until the Effective Time or the termination of this Agreement in accordance with Section 8, (a) except as expressly contemplated by this Agreement, the Company shall not (and the Company shall ensure that no Acquired Company and no Representative of any Acquired Company) issue any press release or make any public statement regarding this Agreement or the Merger or any of the other transactions contemplated by this Agreement, without Parent’s prior written consent; and (b) the Company shall (and shall cause each Acquired Company to) consult with Parent prior to issuing, and shall consider in good faith the views of Parent with respect to, any other press release or making any other public statement. From and after the Closing, (i) Parent and the Company shall be entitled to issue any public announcement, public statement or similar publicity with respect to this Agreement or transactions contemplated hereby in its discretion (provided that any such action taken by Company will be subject to the prior written approval of Parent), and (ii) the Securityholders’ Agent shall not issue any public announcement, public statement or similar publicity with respect to this Agreement or the transactions contemplated hereby without first obtaining Parent’s prior written consent. Unless consented to in advance or required by applicable Legal Requirements (in which case the party required to make such disclosure will, to the extent legally permissible, consult with the other parties a reasonable time prior to making such disclosure and will consider in good faith any comments made by the other parties to such disclosure), the parties shall keep this Agreement confidential in accordance with the terms of the Confidentiality Agreement and may not make any disclosure of this Agreement to any person, other than in the case of Parent, to its Affiliates or, subject to customary confidentiality undertakings, their respective assignees or licensees and in the case of the Securityholders’ Agent or the Company prior to Closing, to its legal and accounting advisors, and in the case of the Securityholders’ Agent, the Advisory Group, that are subject to customary confidentiality undertakings. If Parent, the Company, the Securityholders’ Agent or any of their respective Affiliates, based on the advice of their respective counsel, determines that this Agreement must be publicly filed with a Governmental Body, then, to the extent legally permissible, prior to making such filing, (i) in the case of such a filing by Parent or any of its Affiliates, Parent or its applicable Affiliates shall provide the Company (if prior to the Closing) or the Securityholders’ Agent (if after the Closing), on behalf of the stockholders, and its counsel with a redacted version of this Agreement that it intends to file, and will consider in good faith any comments provided by the Company or the Securityholders’ Agent (as applicable) or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Body of those sections specified by the Company or the Securityholders’ Agent (as applicable) or its counsel for redaction and confidentiality, or (ii) in the case of such a filing by any Acquired Company (if prior to the Closing) or the Securityholders’ Agent (if after the Closing), the Company or the Securityholders’ Agent (as applicable) shall provide Parent and its counsel, if applicable, with a redacted version of this Agreement that such entity intends to file, and will consider in good faith any comments provided by Parent or its counsel, if applicable, and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Body of those sections specified by Parent or its counsel, if applicable, for redaction and confidentiality. Notwithstanding the foregoing or anything in this Agreement to the contrary, following Closing, the Securityholders’ Agent shall be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Securityholders’ Agent in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information as required by applicable Legal Requirements or to employees, advisors, agents or consultants of the Securityholders’ Agent, including the Advisory Group, and to the Participating Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. Each of the parties hereto agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the consummation for the transactions contemplated hereby shall be governed by the terms of the Confidentiality Agreement.

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5.4          Employee Matters.

(a)            Prior to the Closing, the Company shall have provided employment and consulting termination notices to each of the employees and consultants of the Company set forth on Schedule 5. Each such notice shall be effective no later than the Closing Date.

(b)            In addition, prior to the Closing, at the discretion of Parent, certain employees and consultants of the Company shall be offered offer letters for employment or consulting arrangements with Parent, to be effective on and after the Closing Date.

(c)            For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Continuing Employee who remains employed (i) base salary and base wages and short-term cash incentive compensation opportunities that are no less favorable than those in effect for such Continuing Employee as of the date hereof and (ii) health and welfare benefits that are substantially comparable in the aggregate to the health and welfare benefits provided to such Continuing Employee as of the Effective Time.

(d)            For purposes of eligibility and vesting under the employee benefit plans of Parent providing benefits to Continuing Employees (the “Parent Plans”), Parent shall use commercially reasonable efforts to credit each Continuing Employee with his or her years of service with the Company and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Employee Plan, other than for any purposes under any defined benefit pension plan. Parent shall use commercially reasonable efforts to give credit to such Continuing Employees for any deductibles and out-of-pocket expenses paid under the plans of the Company or an Acquired Company in the year of initial participation in the Parent Plans, provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits.

(e)            Nothing contained herein, express or implied, (i) shall create any third party rights in any current or former employee, director or other service provider of the Company (or any beneficiaries or dependents thereof), or (ii) shall constitute an amendment to or any other modification of any Company Employee Plan or any benefit plan maintained by Parent or its Affiliates. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person any right to employment or service or continued employment or service, or any term or condition of employment or service with Parent or the Surviving Company or any of their Affiliates, for any period of time.

5.5          Commercially Reasonable Efforts. Prior to the Closing: (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis; and (b) subject to Section 5.1(d), Parent, Intermediate Sub and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

6.	Conditions Precedent to Obligations of Parent, Intermediate Sub and Merger Sub

The obligations of Parent, Intermediate Sub and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

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6.1          Accuracy of Representations.

(a)            Accuracy at Signing. The: (i) representations and warranties set forth in Section 2.3(a) (Capitalization) shall have been accurate in all respects as of the date of this Agreement, other than de minimis inaccuracies; (ii) representations and warranties set forth in Sections 2.20 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes) and 2.22 (Vote Required) shall have been accurate in all respects as of the date of this Agreement; and (iii) representations and warranties made by the Company in this Agreement (other than the representations and warranties set forth in Sections 2.3(a) (Capitalization), 2.20 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes) and 2.22 (Vote Required)) shall have been accurate in all material respects as of the date of this Agreement (other than any such representation or warranty that by its terms is made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that for purposes of determining the accuracy of such representations and warranties: (A) all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b)            Accuracy at Closing. The: (i) representations and warranties set forth in Section 2.3(a) (Capitalization) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date, in each case other than de minimis inaccuracies; (ii) representations and warranties set forth in Sections 2.20 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes) and 2.22 (Vote Required) shall have been accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty that by its terms is made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); and (iii) representations and warranties made by the Company in this Agreement (other than the representations and warranties set forth in Sections 2.3(a) (Capitalization), 2.20 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes) and 2.22 (Vote Required)) shall have been accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date; provided, however, that for purposes of determining the accuracy of such representations and warranties: (i) all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2          Performance of Covenants. The covenants and obligations that the Company is required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

6.3          Governmental and Other Consents.

(a)            Governmental Consents. All filings with and Consents of any Governmental Body set forth on Exhibit I required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect, any other Legal Requirement preventing, prohibiting or otherwise restraining the Merger or any of the other transactions completed by this Agreement shall have expired or been terminated and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

(b)            Other Consents. Parent shall have received evidence reasonably satisfactory to Parent that all Consents identified in Exhibit G shall have been obtained, in form and substance reasonably satisfactory to Parent, and such Consents shall be in full force and effect.

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6.4           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing, and no event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, will or would reasonably be expected to have a Material Adverse Effect that is continuing.

6.5           Stockholder Approval. The Company shall have delivered evidence in form and substance reasonably satisfactory to Parent that: (a) this Agreement has been duly adopted and approved by: (i) holders of Company Capital Stock representing at least 90% of the outstanding shares of Company Common Stock, (ii) each Key Stockholder and (iii) holders of Company Capital Stock representing 85% of the outstanding shares of Company Preferred Stock; and (b) no more than 2% of the shares of Company Capital Stock constitute Dissenting Shares.

6.6           Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)            (i) Lock Up Agreements duly executed by each of the Key Stockholders receiving Merger Consideration and (ii) Joinder Agreements duly executed by each of the Key Stockholders;

(b)            written consents from the Company’s stockholders and the Company's board of directors terminating the agreements identified on Exhibit F pursuant to Section 4.6;

(c)            a certificate duly executed on behalf of the Company by the chief executive officer of the Company certifying that the conditions set forth in Sections 6.1, 6.2 and 6.4 have been duly satisfied (the “Company Closing Certificate”);

(d)            a spreadsheet, in form and substance reasonably satisfactory to Parent, containing the following information (such spreadsheet, the “Merger Consideration Spreadsheet”), accompanied by a certificate (the “Merger Consideration Certificate”), duly executed on behalf of the Company by an authorized officer of the Company, containing the representation and warranty of the Company that all of such information set forth in the Merger Consideration Spreadsheet is accurate as of the Closing and that such information is prepared in accordance with applicable Legal Requirement, the terms and provisions of the Charter Documents of the Company and the Company Incentive Plan, the grant agreement in respect of the vested Company Options and all other Contracts to which the Company is a party:

(i)            (A) the total and components of the Aggregate Upfront Cash Consideration, including (1) the Closing Cash Amount; (2) the aggregate amount of all Company Transaction Expenses, together with a breakdown thereof (including the aggregate dollar amount of any Expenses relating to the D&O Tail Policy (including any premium payable for the D&O Tail Policy); and (3) the Closing Net Indebtedness Amount, together with a breakdown thereof; (B) the allocation of the Expense Fund Amount with respect to each share of Series A Preferred Stock and Series A-1 Preferred Stock, in each case outstanding as of immediately prior to the Effective Time, (C) the allocation of the Indemnity Holdback Shares with respect to each share of the Series A Preferred Stock and Series A-1 Preferred Stock, in each case outstanding as of immediately prior to the Effective Time, (D) each Indemnitor’s Pro Rata Share (expressed as a percentage); and (E) each Participating Securityholder’s Pro Rata Share of the Milestone Payment;

(ii)           with respect to each Person who is a stockholder of the Company as of immediately prior to the Effective Time:

(1)            the name, email address and address of such stockholder, including such stockholder’s email address, if available;

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(2)            the number of shares of Company Capital Stock of each class and series held by such stockholder;

(3)            the consideration that such stockholder is entitled to receive pursuant to Section 1.5 after deduction of the applicable allocation of the Expense Fund Amount and the Indemnity Holdback Shares;

(4)            the number of shares of Parent Consideration Shares that shall constitute Indemnity Holdback Shares with respect to which such stockholder has the contingent right to receive pursuant to Section 1.5(b);

(5)            the cash amount to be contributed to the Expense Fund with respect to the shares of Company Capital Stock held by such stockholder pursuant to Section 1.5(b); and

(6)            the net amount of the Aggregate Upfront Cash Consideration to be paid to such stockholder by the Payment Administrator on the Closing Date in accordance with Section 1.10; and

(iii)          a funds flow spreadsheet showing: (A) an aggregate amount to be delivered by Parent to the Payment Administrator in accordance with Section 1.10(a); and (B) wire transfer instructions for each payment to be made by Parent or the Payment Administrator reflected therein;

(e)            the written resignations described in Section 4.8 from each individual who is an officer or director of each Acquired Company that is listed on Exhibit H;

(f)            100% of the Key Employees shall have entered into offer letters or other employment documentation, or incentive retention documentation, reasonably acceptable to Parent effective as of the Closing Date and shall have not given notice of intent to resign or terminate employment as of or following the Closing;

(g)           the Certificate of Merger, duly executed by the Company; and

(h)           a certificate of the Secretary of the Company, certifying and attaching: (i) the Charter Documents in effect as of the Closing; (ii) the resolutions or written consents adopted by the Company’s board of directors approving this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) the written consents adopted by the stockholders of the Company constituting the Required Stockholder Votes adopting this Agreement, approving the Merger and the other transactions contemplated by this Agreement.

6.7           FIRPTA Compliance. The Company shall have delivered to Parent the FIRPTA Notifications in accordance with Section 4.7.

6.8           No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

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6.9           No Legal Proceedings. No Governmental Body and no other Person shall have commenced any Legal Proceeding challenging the Merger or any of the other transactions contemplated by this Agreement (including: (a) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Company; or (b) seeking to compel any Acquired Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement).

6.10        Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that may not be deductible by reason of Section 280G or that could be subject to an excise tax under Section 4999 of the Code shall have been approved by stockholders of the Company holding the number of shares of Company Capital Stock required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) relating to Section 280G, or, in the absence of such stockholder approval, each Person who would otherwise have been entitled to any such payments or benefits shall have duly executed and delivered to Parent the waiver referred to in Section 5.2(c).

6.11        Termination of Employee Plans. The Company shall have provided Parent with resolutions or written consents adopted by the Company’s board of directors terminating the 401(k) Plan, if required to be terminated pursuant to Section 4.5.

6.12        Tail Insurance. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the purchase of the D&O Tail Policy in accordance with Section 4.9.

7.	Conditions Precedent to Obligations of the Company

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

7.1           Accuracy of Representations.

(a)            Accuracy at Signing. The (i) representations and warranties set forth in Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.8 (No Parent Vote Required) shall have been accurate in all respects as of the date of this Agreement and (ii) the representations and warranties made by Parent, Intermediate Sub and Merger Sub in this Agreement (other than the representations set forth in Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.8 (No Parent Vote Required)) shall be accurate in all material respects as of the date of this Agreement; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b)            Accuracy at Closing. The (i) representations and warranties set forth in Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.8 (No Parent Vote Required) shall have been accurate in all respects as of the Closing Date as if made on and as of the Closing Date, other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date and (ii) representations and warranties made by Parent, Intermediate Sub and Merger Sub in this Agreement (other than the representations set forth in Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.8 (No Parent Vote Required) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality or similar qualifications limiting the scope of such representations and warranties shall be disregarded.

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7.2           Performance of Covenants. The covenants and obligations that Parent, Intermediate Sub and Merger Sub are required to comply with or to perform at or prior to the Closing under the Agreement shall have been complied with and performed in all material respects.

7.3           Parent Closing Certificate. The Company shall have received a certificate duly executed on behalf of Parent by an authorized officer of Parent certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.4           Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)            the Certificate of Merger, duly executed by an authorized officer of Merger Sub; and

(b)            the Payments Agreement, duly executed by Parent and the Payments Administrator.

7.5           No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

8.	Termination

8.1           Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption of this Agreement by the Company’s stockholders):

(a)            by the mutual written consent of Parent and the Company;

(b)            by Parent if the Closing has not taken place on or before 5:00 p.m. (Eastern time) on May 11, 2024 (the “End Date”) (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent, Intermediate Sub or Merger Sub set forth in this Agreement and such failure to comply with or perform such covenant has been a principal cause of or resulted in the failure of the Closing to occur on or before 5:00 p.m. (Eastern time) on the End Date;

(c)            by the Company if the Closing has not taken place on or before 5:00 p.m. (Eastern time) on the End Date (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement and such failure to comply with or perform such covenant has been a principal cause of or resulted in the failure of the Closing to occur on or before 5:00 p.m. (Eastern time) on the End Date);

(d)            by Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

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(e)            by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall have become inaccurate such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if such inaccuracy in any of the representations and warranties of the Company or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within thirty (30) days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if either Parent or Merger Sub is then in material breach of this Agreement;

(f)            by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall have become inaccurate such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been materially breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in any of Parent’s representations and warranties or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts within thirty (30) days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 8.1(f) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either the Company is then in material breach of this Agreement; or

(g)            by Parent if written consents adopting this Agreement by the Required Stockholder Vote shall not have been duly executed and delivered within 24 hours after the execution and delivery of this Agreement.

8.2           Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3           Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any willful and material breach by such party of any representation, warranty, covenant or obligation contained in this Agreement, prior to its termination; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.3, this Section 8.3 and Section 10; and (c) the parties shall, in all events, remain bound by and continue to be subject to the Confidentiality Agreement.

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9.	Indemnification, Etc.

9.1           Survival of Representations, Etc.

(a)            General Representations. Subject to Sections 9.1(b), 9.1(e) and 9.1(f), the representations and warranties made by the Company in this Agreement and the representations and warranties set forth in the Company Closing Certificate, in each case, other than (i) the Specified Representations and (ii) the IP Representations, and the right to bring an indemnifiable claim with respect thereto shall survive the Effective Time until 11:59 pm (Eastern Time) on the date that is eighteen (18) months following the Closing Date (the “Indemnity Holdback Issuance Date”); provided, however, that if, at any time prior to 11:59 pm (Eastern Time) on the Indemnity Holdback Issuance Date, any Indemnitee delivers to the Securityholders’ Agent a written notice in accordance with Section 9.6(a) alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Indemnity Holdback Issuance Date until such time as such claim is fully and finally resolved.

(b)            Specified Representations; IP Representations. Notwithstanding anything to the contrary contained in Section 9.1(a), but subject to Sections 9.1(f): (i) the Specified Representations, other than the Tax Representations, and the right to bring an indemnifiable claim with respect thereto shall survive for a period of six (6) years following the Closing Date, (ii) the IP Representations, and the right to bring an indemnifiable claim with respect thereto shall survive for a period of three (3) years following the Closing Date and (iii) the Tax Representations, and the right to bring an indemnifiable claim with respect thereto, shall survive the Closing Date until the date that is thirty (30) days following the expiration of the longest statute of limitations under Tax law, giving effect to any waiver or extension thereof; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Securityholders’ Agent a written notice in accordance with Section 9.6(a) alleging the existence of an inaccuracy in or a breach of any of such Specified Representations and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive applicable expiration date until such time as such claim is fully and finally resolved.

(c)            Parent Representations. All representations and warranties made by Parent, Intermediate Sub and Merger Sub in this Agreement shall terminate and expire as of the Effective Time, and any liability of Parent, Intermediate Sub or Merger Sub with respect to such representations and warranties shall thereupon cease.

(d)            Covenants. The covenants, agreements and obligations of the parties contained in this Agreement that are to be performed in their entirety at or prior to the Closing and the right to bring an indemnifiable claim with respect thereto, shall survive the Closing until, and shall terminate at 11:59 pm (Eastern Time) on the Indemnity Holdback Issuance Date. The covenants, agreements and other obligations of the parties contained in this Agreement that are to be performed in whole or in part after the Closing and the right to bring an indemnifiable claim with respect thereto shall survive the Closing and remain in full force and effect until fully performed in accordance with their respective terms; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Securityholders’ Agent a written notice in accordance with Section 9.6(a) alleging a breach of any covenant, agreement or obligation and asserting a claim for recovery under Section 9.2 based on such alleged breach, then the claim asserted in such notice shall survive applicable expiration date until such time as such claim is fully and finally resolved.

(e)            General Survival. The Indemnitors’ obligations to indemnify the Indemnitees for the matters described in Sections 9.2(a)(iii) through (v) and (vii) through (x) and the right to bring an indemnifiable claim with respect thereto shall survive the Closing until, and shall terminate thirty (30) days after the expiration of the applicable statute of limitations (including any applicable extensions and waivers thereof).

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(f)            Fraud. Notwithstanding anything to the contrary contained in Section 9.1(a) or Section 9.1(b), the survival limitations set forth in Sections 9.1(a) and 9.1(b) shall not apply in the event of any Fraud (whether on the part of any Participating Securityholder, on the part of the Company or on the part of any Representative acting on behalf of the Company), which shall survive until thirty (30) days after the expiration of the applicable statute of limitations (including any applicable extensions and waivers thereof).

9.2           Indemnification.

(a)            Indemnification. From and after the Effective Time (but subject to the limitations contained in Section 9.1 and Section 9.3), each Participating Securityholder (collectively, the “Indemnitors”) shall, severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, in accordance with such Indemnitor’s Pro Rata Share, of any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) to the extent arising out of or resulting from:

(i)            any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement (other than any such representation or warranty that by its terms is made as of a specific date, which shall have been accurate in all respects as of such date), without giving effect to any update of or modification to: (A) any materiality, Material Adverse Effect or similar qualification contained in such representation limiting the scope of such representation or warranty (except in the case of (1) the standard for what constitutes a defined term hereunder and the use of such defined term, (2) exceptions or exclusions to representations and warranties listed in the Disclosure Schedule and (3) Disclosure Schedule requiring lists or delivery of “material” items) or (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement;

(ii)            any inaccuracy in or breach of any representation or warranty made by the Company: (A) in this Agreement as if such representation or warranty was made on and as of the Closing (other than any such representation or warranty that by its terms is made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); or (B) in the Company Closing Certificate, in each case, without giving effect to: (1) any materiality, Material Adverse Effect or similar qualification contained in such representation limiting the scope of such representation or warranty (except in the case of (x) the standard for what constitutes a defined term hereunder and the use of such defined term, (y) exceptions or exclusions to representations and warranties listed in the Disclosure Schedule and (z) Disclosure Schedule requiring lists or delivery of “material” items); or (2) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement;

(iii)            regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in the Merger Consideration Certificate or Merger Consideration Spreadsheet;

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(iv)            any claim asserted or held by any current, former, or alleged holder of an equity interest, incentive equity holder, other security holder of the Company or other third party (A) relating to any claims challenging the validity of the transactions contemplated by this Agreement, including, any claim by any Participating Securityholder, purported securityholder or other third party concerning, arising from, or relating to, the miscalculation of the Merger Consideration or the Merger Consideration Spreadsheet or the allocation thereof or any failure or alleged failure to comply with any provision of any Charter Document of the Company (but excluding (i) the right to receive any portion of the Merger Consideration in accordance with this Agreement as specified in the Merger Consideration Spreadsheet, (ii) if such Person is an employee, director or service provider of the Company, (A) any entitlement to salary, cash bonuses, or other compensation earned or accrued by or for the benefit of any of such Person prior to the Closing in respect of services performed as an employee, consultant or professional advisor prior to the Closing, (B) any right to expense reimbursements for reasonable and necessary business expenses incurred prior to the Closing and consistent with the prior policies and practices of the Company, and (C) any right to unreimbursed claims under employee health and welfare plans to the extent consistent with terms of applicable governing plan documents and any entitlement to continuation coverage benefits or any other similar benefits required to be provided by law, (iii) if such Person is a Management Carveout Plan Payment Recipient, the right to receive the Management Carveout Plan Payments in accordance with the Merger Consideration Spreadsheet, (iv) the rights of an Indemnified Executive Party for any rights to continuing indemnification, exculpation, expense advancement or insurance in accordance with (A) Section 4.9 or (B) the D&O Tail Policy) or (v) the enforcement of any breaches or non-performance by Parent and its Affiliates for obligations to be performed by Parent or its Affiliates on and after the Closing Date) or (B) alleging or involving any prior ownership of, interest in or right to acquire any equity or other securities of the Company that is not specifically disclosed in the Merger Consideration Spreadsheet, including allegations inconsistent with, or that involves an allegation of facts inconsistent with, any information set forth in Section 2.3 or on Part 2.3 of the Disclosure Schedule;

(v)            any Company Transaction Expenses or any Contingent Company Transaction Expenses, including any such expenses resulting from the payment of any portion of the Merger Consideration by Parent pursuant to this Agreement, including the Milestone Payment, if due and payable, to the extent not previously deducted from any portion of the Merger Consideration previously paid by Parent pursuant to this Agreement, including any such expenses deducted from the calculation of the Aggregate Upfront Cash Consideration;

(vi)           any breach of any covenant, agreement or obligation of the Company in this Agreement required to be performed prior to the Effective Time, or any breach of any covenant, agreement or obligation of the Securityholders’ Agent in this Agreement required to be performed at or after the Effective Time;

(vii)         regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Liability of any Acquired Company for any Taxes, together with any Damages arising out of, in connection with or incidental to the determination, assessment or collection of any such Tax: (A) imposed on any Acquired Company or for which any Acquired Company is otherwise liable, or imposed on or with respect to any Indemnitee with respect to any Acquired Company, for any Pre-Closing Tax Period or for the portion of any Straddle Period ending on the Closing Date (as determined in accordance with Section 9.9(c)); (B) resulting from the inaccuracy in or breach of any of the representations set forth in Section 2.14 (determined without regard to: (1) any materiality, Knowledge or similar qualification limiting the scope of such representation or warranty; or (2) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement); (C) of or imposed on any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor to any Acquired Company) is or was a member on or prior to the Closing Date by reason of Section 1.1502-6(a) of the Treasury Regulations or corresponding provisions of state, local or foreign Tax law; (D) of or imposed on any other Person for which any Acquired Company is or has been liable as a transferee or successor, by Contract (other than pursuant to the customary provisions of an agreement the primary purpose of which is not related to Taxes) or assumption or otherwise by operation of law; or (E) the Indemnitors’ share of Transfer Taxes determined in accordance with Section 9.9(f), in each case, except to the extent such amounts were (1) taken into account in calculating the Company Transaction Expenses or the Closing Net Indebtedness Amount or otherwise as a reduction of the Merger Consideration or (2) caused by a breach of Section 9.9(h);

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(viii)        any matter referred to in Part 9.2(a)(viii) of the Disclosure Schedule;

(ix)          the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL (it being understood that if a final determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such fair value to be included in calculation of the Damages incurred as a result thereof is the amount, if any, by which such fair value exceeds what otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with Section 1.5 hereof); or

(x)           any Fraud on the part of any Acquired Company, a Participating Securityholder or any Representative of any of the foregoing in connection with this Agreement, the Merger or any other transaction contemplated by this Agreement.

(b)            Damage to Parent. The parties acknowledge and agree that, if the Surviving Company suffers, incurs or otherwise becomes subject to any Damages that are indemnifiable pursuant to Section 9.2 as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Company as an Indemnitee), subject to the limitations contained in this Section 9, Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(c)            Treatment of Indemnity Payments. All payments made pursuant to this Section 9 shall be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

9.3           Limitations.

(a)            Tipping Basket. Subject to Section 9.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnitees pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) exceeds $250,000 (the “Tipping Basket”) in the aggregate. If the total amount of such Damages suffered or incurred by any one or more of the Indemnitees pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) exceeds the Tipping Basket, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all of such Damages (subject to the limitations contained in this Section 9.3 and Section 9.1), including the amount of the Tipping Basket.

(b)            Applicability of Tipping Basket. The limitations set forth in Section 9.3(a) shall not apply: (i) in the event of any Fraud (whether on the part of any Participating Securityholder or the Company); (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to inaccuracies in or breaches of any of the IP Representations; or (iv) to the matters referred to in Sections 9.2(a)(iii) through 9.2(a)(x).

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(c)            Liability Cap. Subject to Sections 9.3(d), 9.7 and 9.8, the Indemnitees’ sole and exclusive source of recovery for the indemnification payments that the Indemnitors can be required to make to the Indemnitees pursuant to Section 9.2 resulting from the matters referred to in Section 9.2(a)(i) and Section 9.2(a)(ii) (other than for breaches of the Specified Representations and the IP Representations) shall be limited to the forfeiture of such Indemnitor’s Pro Rata Share of a number of shares of Parent Common Stock equal to the Indemnity Holdback Shares plus the amount of set-off, in accordance with Section 9.8, against any unpaid Milestone Payments due and payable to the Indemnitors, in an amount that when taken together with all other amounts set-off by Parent do not exceed 10% of the aggregate amount of the Milestone Payment paid or then due and payable to the Indemnitors; provided that the Indemnitees’ sole and exclusive source of recovery for the indemnification payments that the Indemnitors can be required to make to the Indemnitees pursuant to Section 9.2 resulting from inaccuracies or breaches of any of the IP Representations shall be limited to the forfeiture of such Indemnitor’s Pro Rata Share of a number of shares of Parent Common Stock equal to the Indemnity Holdback Shares plus the amount of set-off, in accordance with Section 9.8, against any unpaid Milestone Payments due and payable to the Indemnitors, in an amount that when taken together with all other amounts set-off by Parent do not exceed 40% of the aggregate amount of the Milestone Payment paid or then due and payable to the Indemnitors.

(d)            Applicability of Liability Cap. The limitations set forth in Section 9.3(c) shall not apply (and shall not limit the indemnification or other obligations of any Indemnitor for or with respect to): (i) in the event of any Fraud against a Participating Securityholder who committed or participated in such Fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations or (iii) to the matters referred to in Sections 9.2(a)(iii) through 9.2(a)(x); Subject to Section 9.8, the total amount of indemnification payments that each Participating Securityholder that did not commit or participate in such Fraud shall be required to make to the Indemnitees pursuant to Section 9.2 shall be limited to such Indemnitor’s Pro Rata Share of the aggregate portion of the Merger Consideration actually received by such Indemnitor (it being understood that: (x) for purposes of this Section 9.3(d), the amount that such Indemnitor contributed to the Expense Fund and such Indemnitor’s Pro Rata Share of the Indemnity Holdback Shares and the Milestone Payment (to the extent it becomes due and payable by Parent in accordance with Section 1.7) shall be deemed Merger Consideration only to the extent that such amounts are actually paid to and received by such Indemnitor in accordance with this Agreement; and (y) there shall be no limitation on the liability of any Participating Securityholder that committed or participated in Fraud). In no event will any duplicative recovery be allowed.

(e)            Insurance. For purposes of computing the amount of any Damages payable to the Indemnitees under this Section 9, such Damages shall be reduced by an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by Parent or any of its Affiliates, including under any insurance policy of the Company in effect as of the Effective Time (net of actual out-of-pocket costs of recovery or enforcement, deductibles and retro-premium adjustments) in connection with such Damages or any of the circumstances giving rise thereto.

(f)            Exclusive Remedy. This Section 9 constitutes the exclusive remedy after the Closing for recovery of Damages or other claims by an Indemnitee relating to or arising from this Agreement, including in any schedule or certificate delivered hereunder; provided that nothing herein shall limit the rights or remedies of an Indemnitee with respect to specific performance, injunctive relief and other equitable relief in accordance with Section 10.10, or in respect of any claim for Fraud against the Participating Securityholder who committed or participated in such Fraud.

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9.4           No Contribution. Each Indemnitor waives, and acknowledges and agrees that such Indemnitor shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Intermediate Sub, Merger Sub or the Surviving Company or any Acquired Company in connection with any indemnification obligation or any other liability to which such Indemnitor may become subject pursuant to the terms of this Agreement; provided that this Section 9.4 shall not preclude any rights of an Indemnified Executive Party pursuant to Section 4.9(b).

9.5           Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Intermediate Sub, Merger Sub, any Acquired Company, Parent or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9.2(a), Parent shall have the right to proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Securityholders’ Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a)            Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the written consent of the Securityholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Securityholders’ Agent consent to a settlement, adjustment or compromise, the Securityholders’ Agent shall not unreasonably withhold or delay such consent); provided, further that with respect to any claim or Legal Proceeding asserted or commenced pursuant to Section 9.2(a)(viii), Parent shall not have the right to settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of the Securityholders’ Agent (not to be unreasonably withheld, delayed or conditioned; it being understood and agreed that Securityholders' Agent shall be deemed to be acting unreasonably in connection with any failure to consent to any such settlement, adjustment or compromise if it would reasonably be expected that the failure to enter into such settlement, adjustment or compromise would materially and adversely affect the Company’s rights in the Company Intellectual Property). The mere existence of any such claim or Legal Proceeding shall not create a presumption of any breach by the Company to this Agreement of any of its representations, warranties or covenants set forth in this Agreement;

(b)            Parent shall keep the Securityholders’ Agent advised of and shall consult with the Securityholders’ Agent in good faith the status of such claim or Legal Proceeding and the defense thereof and shall consider in good faith recommendations made by the Securityholders’ Agent with respect thereto; and

(c)            the Securityholders’ Agent shall be entitled, at the Indemnitors’ expense, to participate in the defense of such claim or Legal Proceeding.

Parent shall give the Securityholders’ Agent prompt notice of (and in any event within five (5) Business Days after becoming aware of such claim or Legal Proceeding) (a) any third party claim, including any action or proceeding commenced or threated to be commenced by any third party which Parent reasonably believes may result in a claim for indemnification pursuant to this Section 9 and (b) the commencement of any such Legal Proceeding against Parent, Intermediate Sub, Merger Sub or the Surviving Company by any third party which Parent reasonably believes may result in a claim for indemnification pursuant to this Section 9, along with (to the extent permitted by applicable Legal Requirements) copies of any documentation submitted by the third party making such claim or commencement such Legal Proceeding and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such claim or Legal Proceeding and the amount of the claimed damages sought by such third party; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent the Indemnitors are materially prejudiced as a result thereof). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Securityholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Securityholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, any Tax Matter shall be subject to the provisions of Section 9.9(e) and not this Section 9.5.

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9.6           Indemnification Claim Procedure. Any claim for indemnification, compensation or reimbursement by an Indemnitor pursuant to this Section 9 (whether or not related to a claim or Legal Proceeding asserted or commenced by a third party) shall be brought and resolved exclusively as follows:

(a)          Notice of Claim. If any Indemnitee has or claims in good faith to have incurred, paid, accrued, reserved or suffered, or believes in good faith that it may incur, pay, accrue, reserve or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 9, such Indemnitee shall deliver a notice of claim (a “Notice of Claim”) to the Securityholders’ Agent. Each Notice of Claim shall: (i) contain a brief description of the facts and circumstances supporting such Indemnitee’s claim, including the basis for which Indemnitee reasonably believes it is entitled to indemnification under this Section 9; and (ii) contain a good faith, non-binding, preliminary calculation of the total dollar amount of Damages to which the Indemnitee might be entitled to indemnification under this Section 9, and to the extent practicable, a line item for each calculated amount of such Damages described in reasonable detail (the aggregate amount of such estimate, as it may be modified by such Indemnitee from time to time, so long as Indemnitee provides Indemnitor with written notice of such updated or modified estimate, being referred to as the “Claimed Amount”).

(b)            Dispute Procedure. During the thirty (30)-day period commencing upon delivery by an Indemnitee to the Securityholders’ Agent of a Notice of Claim (unless such Notice of Claim has been amended or updated by an Indemnitee, in which case, during the thirty (30)-day period commencing upon delivery of such amended or updated Notice of Claim (the “Dispute Period”), the Securityholders’ Agent may deliver to such Indemnitee a written response (the “Response Notice”) in which the Securityholders’ Agent: (i) agrees that the full calculated Claimed Amount is owed to such Indemnitee; (ii) agrees that part, but not all, of the calculated Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) states that no part of the calculated Claimed Amount is owed to such Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, such Response Notice shall also contain, to the extent practicable, a brief description of the facts and circumstances supporting the Securityholders’ Agent’s claim that only a portion or no part of the calculated Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice, including any calculations contained therein (or the entire Claimed Amount, if the Securityholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any modifications by the Indemnitee to the Claimed Amount, so long as Securityholders’ Agent provides Indemnitee with written notice of such updated or modified estimate). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Securityholders’ Agent shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

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(c)            Payment of Claimed Amount. If: (i) the Securityholders’ Agent delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee; or (ii) the Securityholders’ Agent does not deliver a Response Notice to the Indemnitee prior to or on the expiration date of the Dispute Period, then, subject to the limitations contained in this Section 9: (A) the number of Remaining Available Indemnity Holdback Shares shall be reduced by a number of shares of Parent Common Stock having an aggregate value equal to (1) the amount of Damages set forth in the Claimed Amount divided by (2) the Parent Stock Price as of the Closing Date, and the Participating Securityholders shall permanently forfeit any right to receive any such portion of the Indemnity Holdback Shares cancelled by Parent in accordance with this sentence; and (B) if the aggregate value of the Remaining Available Indemnity Holdback Shares (as determined by dividing (1) the amount of Damages set forth in the Claimed Amount and (2) the Parent Stock Price as of the Closing Date) is insufficient to cover the full Claimed Amount, then, subject to the limitations provided for in this Section 9, Parent shall seek recourse for such shortfall in accordance with Section 9.7.

(d)            Payment of Agreed Amount. If the Securityholders’ Agent delivers a Response Notice to the Indemnitee prior to or on the expiration date of the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then, subject to the limitations contained in this Section 9: (i) the number of Remaining Available Indemnity Holdback Shares shall be reduced by a number of shares of Parent Common Stock having an aggregate value equal to (1) the amount of Damages agreed to by the Securityholders’ Agent in the Response Notice divided by (2) the Parent Stock Price as of the Closing Date and the Participating Securityholders shall permanently forfeit any right to receive any such portion of the Indemnity Holdback Shares cancelled by Parent in accordance with this sentence); and (ii) if the aggregate value of the Remaining Available Indemnity Holdback Shares (as determined by dividing (1) the amount of Damages set forth in the Claimed Amount and (2) the Parent Stock Price as of the Closing Date) is insufficient to cover the full Claimed Amount, then, subject to the limitations provided for in this Section 9, Parent shall seek recourse for such shortfall in accordance with Section 9.7.

(e)            Resolution Between the Parties. If the Securityholders’ Agent delivers a Response Notice to the Indemnitee prior to or on the expiration date of the Dispute Period indicating that there is a Contested Amount, the Securityholders’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Securityholders’ Agent resolve such dispute, then their resolution of such dispute shall be binding on the Securityholders’ Agent, the Indemnitors and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Securityholders’ Agent. Following the execution of such settlement agreement and subject to the limitations contained in this Section 9: (i) the number of Remaining Available Indemnity Holdback Shares shall be reduced by a number of shares of Parent Common Stock having an aggregate value equal to (1) the Stipulated Amount divided by (2) the Parent Stock Price as of the Closing Date and the Participating Securityholders shall permanently forfeit any right to receive any such portion of the Indemnity Holdback Shares cancelled by Parent in accordance with this sentence); and (ii) if the aggregate value of the Remaining Available Indemnity Holdback Shares (as determined by dividing (1) the amount of Damages set forth in the Claimed Amount and (2) the Parent Stock Price as of the Closing Date) is insufficient to cover the full Claimed Amount, then, subject to the limitations provided for in this Section 9, Parent shall seek recourse for such shortfall in accordance with Section 9.7.

(f)            Dispute Resolution. If the Securityholders’ Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the thirty (30)-day period commencing upon the delivery of the Response Notice to the Indemnitee, then each of the Securityholders’ Agent and the Indemnitee may take action to resolve the objection in accordance with Section 10.8.

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(g)            Recourse to Indemnity Holdback Shares. Promptly after the Indemnity Holdback Issuance Date (and in any event within five (5) Business days following the Indemnity Holdback Issuance Date), Parent shall notify the Securityholders’ Agent in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims made by an Indemnitee pursuant to Section 9.2(a) that have been timely asserted pursuant to a Notice of Claim delivered in accordance with this Section 9.6, but not fully and finally resolved on or prior to the Indemnity Holdback Issuance Date in accordance with this Section 9.6 (such unresolved claims being referred to as the “Unresolved Claims” and such aggregate amount being referred to as the “Retained Indemnity Holdback Shares”). Within five (5) Business Days after the Indemnity Holdback Issuance Date, Parent shall, subject to Section 9.6(i), issue to each Indemnitor, in accordance with such Indemnitor’s Pro Rata Share, a number of Indemnity Holdback Shares (rounded down to the nearest whole share) equal to: (i) the amount, if any, by which the Remaining Available Indemnity Holdback Shares (after giving effect to any forfeiture thereof pursuant to Sections 9.6(c), 9.6(d) and 9.6(e)) as of the Indemnity Holdback Issuance Date exceeds the number of Retained Indemnity Holdback Shares multiplied by (ii) such Indemnitor’s Pro Rata Share.

(h)            Resolution of Unresolved Claims. Following the Indemnity Holdback Issuance Date, if an Unresolved Claim is finally resolved between Indemnitee and the Securityholders’ Agent in accordance with Section 9.6(e) or Section 9.6(f), then Parent shall, subject to Section 9.6(i), within five (5) Business Days after the final resolution of such Unresolved Claim, issue to each Indemnitor, in accordance with such Indemnitor’s Pro Rata Share, a number of Indemnity Holdback Shares (rounded down to the nearest whole share) equal to: (i) the amount, if any, by which the number of Remaining Available Indemnity Holdback Shares as of the time of such disbursement exceeds the then-remaining number of Retained Indemnity Holdback Shares; multiplied by (ii) such Indemnitor’s Pro Rata Share.

(i)            Other Terms of Issuance of Indemnity Holdback Shares. Notwithstanding anything to the contrary contained in this Agreement, each issuance of Indemnity Holdback Shares to a particular Participating Securityholder shall be effected via issuance by Parent in accordance with Section 1.5(a)(ii)(5), Section 1.5(a)(iii)(5), Section 1.11(a) and the delivery instructions set forth in such Participating Securityholder’s letter of transmittal (unless the Participating Securityholder provides updated payment delivery instructions).

9.7           Sources of Indemnification for Indemnitees.

(a)            Notwithstanding anything to the contrary contained herein other than the limitations set forth in Section 9.3 and subject to the other limitations contained in this Section 9, in the event that any Indemnitee is entitled to indemnification pursuant to the terms of this Agreement, after such amounts are finally resolved and determined in accordance with Section 9.6, Indemnitees may seek recourse for any such claim for indemnification only as follows:

(i)            With respect to any claim for indemnification arising out of Section 9.2(a)(i) or 9.2(a)(ii) with respect to any representation or warranty of the Company other than (A) any Specified Representation or (B) the IP Representations, solely from the following sources and in the following order:

(1)            first, by reducing the number of Remaining Available Indemnity Holdback Shares by a number of shares of Parent Common Stock having an aggregate value equal to (A) the amount of Damages suffered by an Indemnitee calculated pursuant to this Section 9 and (B) the Parent Stock Price as of the Closing Date, until all such Remaining Available Indemnity Holdback Shares are exhausted (and the Participating Securityholders shall permanently forfeit any right to receive any such portion of the Remaining Available Indemnity Holdback Shares); and

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(2)            second, via set-off, in accordance with Section 9.8, against the Milestone Payment to the extent due and payable to the Indemnitors, in an amount that when taken together with all other amounts set-off by Parent does not exceed 10% of the aggregate amount of the Milestone Payment then due and payable to the Indemnitors; provided that such set-off shall be in the same proportion of cash or shares of Parent Common Stock issued by Parent for payment of such Milestone Payment in accordance with Section 1.7.

(ii)          With respect to any claim for indemnification arising out of Section 9.2(a)(i) or 9.2(a)(ii) with respect to any IP Representations, solely from the following sources and in the following order:

(1)            first, by reducing the number of Remaining Available Indemnity Holdback Shares by a number of shares of Parent Common Stock having an aggregate value equal to (A) the amount of Damages suffered by an Indemnitee calculated pursuant to this Section 9 and (B) the Parent Stock Price as of the Closing Date, until all such Remaining Available Indemnity Holdback Shares are exhausted (and the Participating Securityholders shall permanently forfeit any right to receive any such portion of the Remaining Available Indemnity Holdback Shares); and

(2)            second, via set-off, in accordance with Section 9.8, against the Milestone Payment to the extent due and payable to the Indemnitors, in an amount that when taken together with all other amounts set-off by Parent does not exceed 40% of the aggregate amount of the Milestone Payment then due and payable to the Indemnitors; provided that such set-off shall be in the same proportion of cash or shares of Parent Common Stock issued by Parent for payment of such Milestone Payment in accordance with Section 1.7.

(iii)          With respect to any claim for indemnification pursuant to Section 9.2(a)(i) or 9.2(a)(ii) with respect to any Specified Representation or pursuant to Sections 9.2(a)(iii) through (viii) or (x), solely from the following sources and in the following order:

(1)            first, by reducing the number of Remaining Available Indemnity Holdback Shares by a number of shares of Parent Common Stock having an aggregate value equal to (A) the amount of Damages suffered by an Indemnitee calculated pursuant to this Section 9 and (B) the Parent Stock Price as of the Closing Date, until all such Remaining Available Indemnity Holdback Shares are exhausted (and the Participating Securityholders shall permanently forfeit any right to receive any such portion of the Remaining Available Indemnity Holdback Shares);

(2)            second, to the extent the Damages exceeds the value of the then Remaining Available Indemnity Holdback Shares (as calculated in accordance with Section 9.7(a)(ii)(1)), via set-off in accordance with Section 9.8, against any Milestone Payment to the extent due and payable to the Indemnitors based on each Indemnitor’s Pro Rata Share; provided that such set-off shall be in the same proportion of cash or shares of Parent Common Stock issued by Parent for payment of such Milestone Payment in accordance with Section 1.7; and

(3)            third, if and only to the extent that the Remaining Available Indemnity Holdback Shares are exhausted and the Damages exceeds the value of the set-off against any Milestone Payment then due and payable (as calculated in accordance with Section 9.7(a)(ii)(2)), directly against the Indemnitors on a several and not joint basis based on each Indemnitor’s Pro Rata Share of the applicable Damages and subject to Section 9.3; provided that, at such Indemnitor’s election, Indemnitor may (A) forfeit to Parent a number of shares of Parent Common Stock then held by such Indemnitor equal to (I) the amount of such Damages that exceeds the Remaining Available Indemnity Holdback Shares and the value of the set-off against any Milestone Payment then due and payable (as calculated in accordance with Section 9.7(a)(ii)(2)) divided by (II) the Parent Stock Price as of the date of the applicable claim or (B) pay an amount of cash to Parent equal to such Damages not to exceed (I) the amount of the Aggregate Upfront Cash Consideration received in accordance with Section 1.5(a)(ii)(1) or Section 1.5(a)(iii)(1), as applicable and (II) the amount of any cash received by such Indemnitor as a result of the sale or disposal of any portion of the Upfront Stock Consideration received in accordance with Section 1.5(a)(ii)(2) or Section 1.5(a)(iii)(2), as applicable (or a combination of (A) and (B)); provided, further, that in the event of a forfeiture as described in the preceding clause, the applicable Participating Securityholders shall (at their sole expense) execute any and all documentation reasonably required by Parent or Exchange Agent to process such forfeiture.

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9.8          Setoff. Subject to the limitations set forth in this Section 9, Parent shall have the right to be entitled to setoff against any then unpaid Milestone Payment that is or may be owed to any Indemnitee under this Agreement and in the amount that is set forth in the Notice of Claim; provided that Parent shall first seek recovery by forfeiture of any shares of Parent Common Stock to be issued as a portion of the Milestone Payment; provided, further that Parent’s right to setoff against any then unpaid Milestone Payments in accordance with this Section 9.8 shall be limited only to the Agreed Amount and to the extent Parent seeks recovery by setoff against any then unpaid Milestone Payments that are later determined not to be indemnifiable by the Indemnitors pursuant to Section 9, Parent shall promptly pay to the Participating Securityholders the amount that Parent setoff against any then unpaid Milestone Payments that were determined not to be indemnifiable by the Indemnitors pursuant to Section 9.

9.9          Tax Matters.

(a)            Tax Returns. The Securityholders’ Agent shall prepare and timely file, or cause to be prepared and timely filed, at the Indemnitors’ expense, all Tax Returns of the Acquired Companies for Pre-Closing Tax Periods, regardless of when such Tax Returns are required to be filed (the “Pre-Closing Tax Returns”). Such Tax Returns shall be prepared in a manner consistent with the past practices of the applicable Acquired Company except as required by applicable Legal Requirements or pursuant to this Agreement. The Indemnitors shall timely pay, or cause to be timely paid (from the Expense Fund or by forfeiture of a number of Indemnity Holdback Shares), all Taxes shown as due thereon. The Securityholders’ Agent shall deliver or cause to be delivered drafts of the Pre-Closing Tax Returns to Parent at least fifteen (15) days prior to the due date of any such Pre-Closing Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). The Securityholders’ Agent shall consider in good faith any reasonable comments received by Parent to such Pre-Closing Tax Returns. Parent shall prepare and file or cause to be prepared and filed all Tax Returns for Straddle Periods. To the extent there is Tax allocable to any pre-Closing portion of any Straddle Period (as determined in accordance with Section 9.9(b)), Parent shall or shall cause the Company to provide a statement to the Securityholders’ Agent specifying in reasonable detail the computation of the amount of Taxes and no later than ten (10) days prior to the due date for the payment of Taxes with respect to any Straddle Period Tax Return (or such shorter period of time as is reasonable, in the event that Parent does not provide the Securityholders’ Agent with the foregoing statement at least twenty (20) days prior to the due date for the payment of any applicable Taxes; provided that in no event will the Securityholders’ Agent have less than five (5) Business Days to cause such reimbursement on behalf of the Indemnitors), the Securityholders’ Agent, on behalf of the Indemnitors, shall reimburse Parent or the Company, as applicable, for any Taxes allocable to the pre-Closing portion of said Straddle Period pursuant to Section 9.9(b) of this Agreement. In connection with any Tax Returns to be prepared by the Securityholders’ Agent, Parent and the Surviving Company shall use commercially reasonable efforts to facilitate the Securityholders’ Agent’s utilization of the Surviving Company’s existing tax return preparation firm(s) (the “Accounting Firm”), including (i) providing reasonable access to the Surviving Company’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Accounting Firm to take direction from the Securityholders’ Agent.

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(b)           Straddle Periods. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(i)            in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Acquired Companies ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)           in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Acquired Companies, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction (A) the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and (B) the denominator of which is the number of calendar days in the entire period.

To the extent permitted by applicable Legal Requirements, the parties agree that (A) Parent, the Acquired Companies and their Affiliates shall cause the Tax year of the Acquired Companies to end at the end of the day on the Closing Date for U.S. federal, state, and local income Tax purposes, (B) Parent and its Subsidiaries, including the Acquired Companies, will file consolidated U.S. federal income Tax Returns for the taxable period beginning immediately after the Closing Date, (C) all items accruing on the Closing Date shall be allocated to the Acquired Companies’ taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)), and (D) all Transaction Deductions shall be treated as properly allocable to the taxable period or portion thereof ending on or before the Closing Date and shall be included as deductions on the income Tax Returns of the Acquired Companies for such period.

(c)           Tax Agreements. Any and all Tax allocation or Tax sharing agreements between any Acquired Company, on the one hand, and any other Person, on the other, other than agreements the primary purpose of which is not related to Taxes, shall be terminated as of the Closing Date and, from and after the Closing Date, no Acquired Company shall be obligated to make any payment pursuant to any such agreement for any past or future period.

(d)           Cooperation. Parent and the Securityholders’ Agent shall cooperate fully with each other in connection with the preparation of any Tax Return of, and with any audit examination or Legal Proceeding relating to any Tax Liability imposed on, any Acquired Company for any Pre-Closing Tax Period or Straddle Period, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or useful for the preparation of any such Tax Return, the conduct of any audit examination or the defense of any claim by any Taxing Authority relating to the imposition of any Tax; provided, however, that nothing in this Section 9.9(d) shall require Parent to provide the Securityholders’ Agent with any consolidated, combined, unitary or other Tax Return of Parent.

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(e)           Tax Proceedings. From and after the Closing Date, Parent and its Affiliates shall have the sole right to represent the interests of any Acquired Company before any Taxing Authority with respect to any claim, Legal Proceeding or similar event relating to any Tax of any Acquired Company (any such claim, Legal Proceeding or similar event, a “Tax Matter”); provided, however, that if a Tax Matter is with respect to a Tax for which Parent is entitled to indemnification pursuant to Section 9.2(a)(vii): (i) Parent shall promptly notify Securityholders’ Agent of receipt of a written notice from a Taxing Authority of a Tax Matter (but the failure of Parent to provide such notice shall not relieve any Indemnitor from any of its obligations under this Agreement except to the extent such Indemnitor is actually prejudiced by such failure); and (ii) the Securityholders’ Agent shall be entitled to participate in such Tax Matter (at the Indemnitors’ expense and by employing counsel of its choosing) and Parent shall not compromise or settle such Tax Matter without obtaining consent of the Securityholders’ Agent (which shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any Tax Matter shall be subject to the provisions of this Section 9.9(e) and not Section 9.5.

(f)           Transfer Taxes. All Transfer Taxes with respect to the transactions contemplated by this Agreement shall be borne by the Indemnitors. Parent and its Subsidiaries (including the Surviving Company) and the Indemnitors shall use commercially reasonable efforts to cooperate in the execution and delivery of all certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing parties to comply with any Tax Return filing requirements for such Transfer Taxes. Any Person (other than the Securityholders’ Agent) required by applicable Legal Requirements to file any necessary Tax Return or other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Taxing Authority each such Tax Return and shall timely pay to the relevant Taxing Authority all Transfer Taxes due and payable thereon, and, if required by applicable Legal Requirements, Parent or its applicable Subsidiary (including the Surviving Company) and the Indemnitors, as the case may be will join in the execution of any such Tax Returns and other documentation. Parent shall promptly reimburse the Indemnitors for Parent’s share of any Transfer Taxes paid by the Indemnitors. With respect to any portion of the Indemnitors’ share of Transfer Taxes paid by Parent, Parent shall be entitled to reimbursement, at Parent’s option, by reducing the number of Remaining Available Indemnity Holdback Shares by a number of shares of Parent Common Stock having an aggregate value equal to the Parent Stock Price as of the Closing Date (and the Participating Securityholders shall permanently forfeit any right to receive any such portion of the Remaining Available Indemnity Holdback Shares), via set-off against the Milestone Payment due and payable to the Indemnitees in accordance with Section 9.8, or directly from the Indemnitors on a several and not joint basis based on each Indemnitor’s Pro Rata Share of any such Taxes, subject to the limitations set forth in Section 9.3(d).

(g)           Post-Closing Actions. Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Securityholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed) or unless otherwise required by applicable Legal Requirement, amend any Tax Return, make, change or revoke any Tax election, file any Tax Return in a jurisdiction in which Tax Returns have not previously been filed by that entity, initiate or enter into any voluntary disclosure agreement or similar agreements, extend any applicable statute of limitations or take any action on the Closing Date outside the ordinary course of business, in each case with respect to any of the Acquired Companies and relating to any Pre-Closing Tax Period or Straddle Period, to the extent that doing so could increase the liability of any Acquired Company for Taxes for which the Indemnitors would be liable under this Agreement. Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Securityholders’ Agent, make an election under Section 338 or Section 336 of the Code with respect to the transactions contemplated by this Agreement.

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10.	Miscellaneous Provisions

10.1        Securityholders’ Agent.

(a)            Appointment. By virtue of the adoption of this Agreement or the acceptance of Merger Consideration, and without any further action by the Company or any of the Indemnitors the Indemnitors irrevocably nominate, constitute and appoint Fortis Advisors LLC as of the Closing as the exclusive agent, the representative, agent and true and lawful attorney-in-fact of the Indemnitors (the “Securityholders’ Agent”) for all purposes in connection with this Agreement, the Payments Agreement and the Securityholders’ Agent Engagement Agreement, with full power of substitution, for all purposes in connection with this Agreement, the Payments Agreement and the Securityholders’ Agent Engagement Agreement , including (i) to act in the name, place and stead of the Indemnitors for purposes of executing any documents and taking or refrain from taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement, the Payments Agreement and the Securityholders’ Agent Engagement Agreement , including with respect to, any matter contemplated by Section 1.7 and any claim for indemnification, compensation or reimbursement under Section 9; and (ii) to incur and pay expenses on behalf of the Indemnitors. Notwithstanding the foregoing or Section 10.1(b), the Securityholders’ Agent shall have no obligation to act on behalf of the Indemnitors, except as expressly provided herein, in the Payments Agreement and in the Securityholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Agent in any other ancillary agreement, schedule, exhibit or the Disclosure Schedule. Securityholders’ Agent hereby accepts its appointment as Securityholders’ Agent.

(b)            Authority. The Indemnitors grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Indemnitors (in the name of any or all of the Indemnitors or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby, after the Closing: (i) each Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to Section 1.7 and any claim for indemnification, compensation or reimbursement under Section 9 (for the avoidance of doubt, other than with respect to collection of amounts due to Indemnitees from the Participating Securityholders directly); and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Securityholders’ Agent, as fully binding upon such Indemnitor. All actions taken by the Securityholders’ Agent under this Agreement, the Payments Agreement or the Securityholders’ Agent Engagement Agreement shall be binding upon each Indemnitor and such Indemnitor’s successors as if expressly confirmed and ratified in writing by such Indemnitor, and all defenses which may be available to any Indemnitor to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement, the Payments Agreement or the Securityholders’ Agent Engagement Agreement are waived.

(c)            Power of Attorney. The Indemnitors recognize and intend that the power of attorney granted in Section 10.1(a) and the immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by the Securityholders’ Agent; (iii) shall survive the death, incapacity, dissolution, bankruptcy, liquidation or winding up of any Indemnitor and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnitor of the whole or any fraction of his, her or its interest in the Indemnity Holdback Shares.

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(d)            Replacement. The Securityholders’ Agent may resign at any time and may be removed or replaced by the vote of the Advisory Group. If the Securityholders’ Agent shall die, resign, become disabled, be removed or replaced or otherwise be unable to fulfill his responsibilities hereunder, the Advisory Group shall appoint a successor to the Securityholders’ Agent and promptly thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder.

(e)            Expense Fund. The Expense Fund will be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Agent for any Representative Losses incurred pursuant to this Agreement, the Payments Agreement or the Securityholders’ Agent Engagement Agreement; or (ii) as otherwise determined by the Advisory Group. The Indemnitors will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. Subject to Advisory Group approval, the Securityholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Indemnitors. The Securityholders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as reasonably determined by the Securityholders’ Agent that the Expense Fund is no longer required to be withheld, the Securityholders’ Agent will distribute any amounts remaining in the Expense Fund to the Payment Administrator for further distribution to the Indemnitors in accordance with such Indemnitor’s Pro Rata Share thereof. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnitors at the time of Closing.

(f)            Exculpation; Indemnification. Certain Indemnitors have entered into an engagement agreement (the “Securityholders’ Agent Engagement Agreement”) with the Securityholders’ Agent to provide direction to the Securityholders’ Agent in connection with its services under this Agreement, the Payments Agreement and the Securityholders’ Agent Engagement Agreement (such Indemnitors, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”) will incur liability of any kind with respect to any action or omission by the Securityholders’ Agent in connection with its services pursuant to this Agreement, the Payments Agreement or the Securityholders’ Agent Engagement Agreement , except in the event of liability directly resulting from the Securityholders’ Agent’s gross negligence, bad faith or willful misconduct. The Indemnitors shall severally (and not jointly), based upon such Indemnitor’s Pro Rata Share up to the aggregate Merger Consideration paid to such Indemnitor pursuant to this Agreement (except in the event of a Fraud claim), indemnify, defend and hold harmless the Securityholders’ Agent Group from and against any and all losses, liabilities, damages, claims, penalties, actions, fees, costs and expenses (including the reasonable and documented disbursements, fees and expenses of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Agent’s execution and performance of this Agreement, , the Payments Agreement or the Securityholders’ Agent Engagement Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, bad faith or willful misconduct of the Securityholders’ Agent, the Securityholders’ Agent will reimburse the Indemnitors the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, bad faith or willful misconduct. If not paid directly to the Securityholders’ Agent by the Indemnitors, any such Representative Losses may be recovered by the Securityholders’ Agent from (i) the funds in the Expense Fund and (ii) the Milestone Payments or any other funds that become payable to the Indemnitors under this Agreement at such time as such amounts would otherwise be distributable to the Indemnitors. In no event will the Securityholders’ Agent be required to advance or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Payments Agreement, the Securityholders’ Agent Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Agent shall not be required to take any action unless the Securityholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Agent against the costs, expenses and liabilities which may be incurred by the Securityholders’ Agent in performing such actions. The foregoing immunities and indemnities will survive the Closing, the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group or the termination of this Agreement.

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(g) The Securityholders’ Agent shall be entitled to: (i) rely upon the Merger Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnitor or other party.

10.2        Further Assurances. Each party hereto (in the case of the Securityholders’ Agent, after the Closing) shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3        [Reserved].

10.4        Fees and Expenses. Except as provided in Section 10.1 with respect to the Securityholders’ Agent, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred only by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred only by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given to any Governmental Body in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent from any Governmental Body required to be obtained in connection with any of such transactions; (c) the investigation and review conducted by Parent and its Representatives with respect to the Acquired Companies’ business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); and (d) the consummation of the Merger. Each party to this Agreement agrees that it shall not be responsible for the fees described in this Section 10.4 incurred by the other party hereto.

10.5        Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by email, upon receipt of a written or electronic confirmation of delivery by, or on behalf of, the other party or parties; and (d) if otherwise actually personally delivered, when delivered, provided that, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement; provided that with respect to notices delivered to the Securityholders’ Agent, such notices must be delivered solely via email:

CONFIDENTIAL

If to Parent, Intermediate Sub Merger Sub or, after the Closing, the Company:

Century Therapeutics, Inc.
25 N 38th Street, 11th Floor
Philadelphia, Pennsylvania

Attention: Brent Pfeiffenberger
E-Mail: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

One Commerce Square

2005 Market Street, 32nd Floor

Philadelphia, PA 19103

Attention: [***]

[***]

[***]

If, prior to the Closing, the Company:

Clade Therapeutics, Inc.
201 Brookline Avenue

Suite 1002

Boston, MA 02215
Attention: Chad Cowan
E-Mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive

San Diego, CA 92121
Attention: Rama Padmanabhan and Ken Rollins

E-Mail: [***]

If to the Securityholders’ Agent:

Fortis Advisors LLC
Attention:     Notices Department (Project Clarent)
Email:           [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive

San Diego, CA 92121
Attention: Rama Padmanabhan and Ken Rollins

E-Mail: [***]

CONFIDENTIAL

10.6        Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7        Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10.8        Governing Law; Dispute Resolution.

(a)            Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced and construed in accordance with, the laws of the State of Delaware, including its statutes of limitations, without regard to the conflict of laws rules of such state that would result in the application of the laws of another jurisdiction.

(b)           Jurisdiction. Each party irrevocably agrees that any Legal Proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such Legal Proceeding and waives to the fullest extent permitted by applicable Legal Requirements any objection that it may now or hereafter have that any such Legal Proceeding has been brought in an inconvenient forum.

(c)            Service of Process. Each of the parties consents to service of any process, summons, notice or document that may be served in any Legal Proceeding in the Chosen Courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 10.5, to such party’s address set forth in Section 10.5.

(d)            Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8(d).

CONFIDENTIAL

10.9        Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and permitted assigns (if any); (b) Parent and its successors and assigns (if any); (c) Intermediate Sub, Merger Sub and its respective successors and assigns (if any) and (d) the Securityholders’ Agent and its successors and permitted assigns, if any. This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Intermediate Sub and Merger Sub and (iv) the respective successors and permitted assigns (if any) of the foregoing. If at any time after the Closing until the end of the Development Expiration Date, Parent or the Company divests or transfers (by way of merger, consolidation, asset acquisition or sale, exclusive license, exclusive sublicense, assignment or other similar transfer) (a “Divestiture”) to a third party all of Parent’s or the Acquired Companies’ right, title and interest in and to any of the Company Products and the Intellectual Property assets related to the same material to the achievement of the [***] Milestone (collectively, “Divested Assets” and the party receiving any Divested Assets, the “Transferee”), Parent will: (x) make provision for the Transferee to assume and succeed to the obligations of Parent set forth in Section 1.7; and (y) prior to or simultaneously with the consummation of any such Divestiture, cause such Transferee to provide to the Securityholders’ Agent an instrument of assumption in a form reasonably acceptable to the Securityholders’ Agent, for the benefit of the Participating Securityholders, effecting the assumption and succession described in the foregoing clause (x). Parent will only remain liable to the Participating Securityholders for the obligations set forth in Section 1.7 following any such Divestiture if, at the time of such Divestiture, such Transferee does not reasonably have the financial capacity to pay the Milestone Payment when due hereunder. Subject to the foregoing in this Section 10.9, Parent may freely assign any or all of its rights or obligations under this Agreement (including its rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Neither the Company nor the Securityholders’ Agent shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without Parent’s prior written consent. Any attempted assignment or delegation by the Company or the Securityholders’ Agent in violation of this Section 10.9 shall be null and void.

10.10      Remedies Cumulative; Specific Performance. The parties to this Agreement agree that a breach by any party of any covenant, obligation or other provision set forth in this Agreement would cause irreparable harm, and that in the event of any breach or threatened breach of this Agreement: (a) the other party shall be entitled, without proof of actual damages and without being required to prove that money damages are an inadequate remedy (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) the other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action, suit or other legal proceeding. Notwithstanding the foregoing but subject to Section 10.9, Parent may, at any time, freely transfer to an Affiliate any or all of Parent’s or the Company’s right, title and interest to, the Company Products and the Intellectual Property assets related to the same.

10.11     Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12      Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Parent, Intermediate Sub and Merger Sub; and (b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting for and on behalf of all of the Indemnitors).

CONFIDENTIAL

10.13     Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Legal Requirements.

10.14      Parties in Interest. Except for (a) the provisions of Section 9, which shall be for the benefit of the Indemnitees as set forth in Section 9, (b) the provisions of Section 4.9, which shall be for the benefit of the Indemnified Executive Parties, (c) the provisions of Sections 1.5 and 1.7, which shall be for the benefit of the holders of the Company Capital Stock as of immediately prior to the Effective Time, (d) the provisions of Section 10.17, which shall be for the benefit of Cooley and (e) the provisions of Section 10.18, which shall be for the benefit of the holders of Company Capital Stock as of immediately prior to the Effective Time, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than, other than Parent, Intermediate Sub, Merger Sub, the Company and the Securityholders’ Agent, and each of their respective successors and assigns (if any).

10.15      Entire Agreement. This Agreement, the exhibits and schedules hereto, the Disclosure Schedule, the Ancillary Agreements and all of the other agreements and certificates referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated or expires in accordance with its terms.

10.16      Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation or warranty of the Company in this Agreement.

10.17     Conflict of Interest. If the Securityholders’ Agent so desires, acting on behalf of the Indemnitors and without the need for any consent or waiver by any of the Acquired Companies or Parent, Cooley LLP (“Cooley”) shall be permitted to represent any Indemnitor after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, the Ancillary Agreements, any other agreement referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Indemnitors, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, the Ancillary Agreements, any transaction contemplated hereto or thereto, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Indemnitors or the Securityholders’ Agent consents in writing at the time to such engagement. Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

CONFIDENTIAL

10.18      Attorney-Client Privilege. All communications involving attorney-client confidences between an equityholder of the Company as of immediately prior to Closing, its Affiliates or the Company and Cooley in the course of the negotiation, documentation and consummation of the Merger and the transactions contemplated hereby shall be deemed to be attorney-client confidences and communications that belong solely to the equityholders of the Company as of immediately prior to Closing and their Affiliates, and not that of the Surviving Company, following the Closing, and may be waived only by the Securityholders’ Agent. Absent the consent of the Securityholders’ Agent, neither Parent nor the Surviving Company shall have a right to access attorney-client privileged material of the Company related to the Merger and the transactions contemplated hereby following the Closing and neither the Parent nor the Surviving Company shall assert that the attorney-client privilege of the Company related to the Merger was waived due to the inadvertent transfer of attorney-client privileged material after the Closing (either because they were included in the computer server(s) of the Surviving Company or were otherwise within the records of the Surviving Company after the Closing).

10.19      Parent Acknowledgment.

(a)            Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Acquired Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of each Acquired Company for such purpose. Parent, together with its advisors, have such knowledge and expertise in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Parent is knowledgeable about the business engaged in by each of the Acquired Companies and about the usual and customary practices of companies engaged in businesses similar to such business and thus is able to independently evaluate its investment decision.

(b)            Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 2 (including the related portions of the Disclosure Schedule) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including any relating to the future or historical condition, results of operations, assets or liabilities or prospects of any Acquired Company); and (ii) none of the Indemnitors, equityholders of the Company as of immediately prior to the Effective Time, the Acquired Companies or any other Person has made any representation or warranty as to a equityholder of the Company as of immediately prior to the Effective Time, the Company, any of its subsidiaries or the accuracy or completeness of any information regarding any of the Acquired Companies furnished or made available to Parent or its Representatives, except as expressly set forth in Section 2 (including the related portions of the Disclosure Schedule.

(c)            In connection with the due diligence investigation of each of the Acquired Companies by Parent and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date of this Agreement from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and its respective businesses and operations. Parent hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent will have no claim against any of the Acquired Companies, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided except as expressly provided for in this Agreement. Accordingly, Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 2, neither the Acquired Companies, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

CONFIDENTIAL

10.20      Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.21      Construction.

(a)           Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)            Including; Or. As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” and (ii) the word “or” is used in the inclusive sense (“and/or”), unless explicitly indicated otherwise by the term “either/or.”

(d)           References. Except as otherwise indicated, all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively. Any Contract, instrument or statute defined or referred to in this Agreement or in Exhibit A means such Contract, instrument or statute, in each case as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes. Any Contract or instrument defined or referred to in this Agreement or in Exhibit A shall include all exhibits, schedules and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement or in Exhibit A shall include all rules and regulations promulgated thereunder.

(e)            Hereof. The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

[Remainder of page intentionally left blank]

CONFIDENTIAL

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Century Therapeutics, Inc.,
a Delaware corporation

By:
Name:
Title:

Clarent Intermediate Sub, Inc.
a Delaware corporation

By:
Name:
Title:

Clarent Merger Sub, Inc.
a Delaware corporation

By:
Name:
Title:

Clade Therapeutics, Inc.,
a Delaware corporation

By:
Name:
Title:

Fortis Advisors LLC,
a Delaware limited liability company, solely in its capacity as the Securityholders’ Agent

By:
Name:
Title:

MERGER AGREEMENT SIGNATURE PAGE

CONFIDENTIAL

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“280G Vote” has the meaning set forth in Section 5.2(c).

“401(k) Plan” has the meaning set forth in Section 4.5.

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.

“Accredited Investor Questionnaire” means a questionnaire used to determine the status of Participating Securityholders as either Accredited Investors or Non-Accredited Investors in the form attached hereto as Exhibit E.

“Acquired Company” means (a) the Company and (b) each Subsidiary of the Company as of the date of this Agreement.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)            the sale or disposition of all or a substantial portion of any Acquired Company’s business or assets, having a fair market value (as determined by the board of directors of the Company in good faith) in excess of 50% of the fair market value of all of the assets of the Acquired Companies immediately prior to such sale or disposition);

(b)            the grant, issuance, disposition or acquisition of: more than 50% of total shares of capital stock or other voting equity securities of any Acquired Company (other than Company Common Stock issued to employees pursuant to a Company Employee Plan, holders of Company Preferred Stock upon conversion thereof or employees of any Acquired Company upon exercise of Company Options); or

(c)            any transaction involving the transactions described in the foregoing clauses (a) and (b), consummated pursuant to a merger, amalgamation, plan or scheme of arrangement, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.

“Advisory Group” has the meaning set forth in Section 10.1(f).

“Affiliate” means, with respect to a Person, any entity or person that controls, is controlled by, or is under common control with that Person. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity, in each case, whether pursuant to any Legal Requirement, contract or otherwise, excluding with respect to the Company, any portfolio companies of venture capital or investment funds that are the Company’s stockholders, which portfolio companies may otherwise be deemed to be “under common control” with the Company. The parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

CONFIDENTIAL

“Aggregate Upfront Cash Consideration” means: (a) $15,000,000; minus (b) the aggregate amount of Company Transaction Expenses as of immediately prior to the Effective Time; minus (c) the Closing Net Indebtedness Amount (it being understood that all amounts used in calculating the Aggregate Upfront Cash Consideration shall be based on the corresponding amounts set forth and represented in the Merger Consideration Spreadsheet).

“Agreed Amount” has the meaning set forth in Section 9.6(b).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean each of (a) the Joinder Agreement, (b) the Lock Up Agreement, and (c) the Payments Agreement.

“Bridge Note” means that certain Secured Promissory Note, dated as of March 29, 2024, by and between the Company and Parent.

“Business Day” means any day other than: (a) a Saturday, Sunday or a federal holiday; or (b) a day on which commercial banks in Boston, Massachusetts, New York, New York or Philadelphia, Pennsylvania are authorized or required to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and any similar or successor federal, state, local and foreign Legal Requirement.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Charter Document” means the certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, operating agreement or equivalent governing document of the each Acquired Company.

“Chosen Courts” has the meaning set forth in Section 10.8(b).

“Claimed Amount” has the meaning set forth in Section 9.6(a).

“Clinical Trial” means a human clinical trial, including any Phase 1a Clinical Trial, Phase 1b Clinical Trial, Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial or any study incorporating more than one of these phases.

“Closing” has the meaning set forth in Section 1.3.

“Closing Cash Amount” means the aggregate dollar amount of consolidated cash and cash equivalents (other than restricted cash or restricted cash equivalents) held by the Acquired Companies as of immediately prior to the Closing, determined in accordance with GAAP and on a basis consistent with the Company Financial Statements.

“Closing Date” has the meaning set forth in Section 1.3.

CONFIDENTIAL

“Closing Indebtedness Amount” means an amount, expressed as a positive number (or zero), equal to the aggregate dollar amount of Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Closing Net Indebtedness Amount” means an amount, expressed as a positive number, equal to (i) the Closing Cash Amount minus (ii) the Closing Indebtedness Amount; provided, that if the Closing Cash Amount exceeds the Closing Indebtedness Amount, then the Closing Net Indebtedness Amount shall be deemed to equal zero dollars ($0.00).

“Code” has the meaning set forth in the Preamble.

“Commercially Reasonable Efforts” means, with respect to the level of efforts to be used to achieve the [***] Milestone, the use of such efforts and resources as normally used by similarly-sized and similarly-situated pharmaceutical companies in connection with the development of products of similar market potential at a similar stage of product life, taking into account the product’s safety and efficacy data, the cost to develop the product, the product’s intended patient population, the competitiveness of the relevant marketplace, the intellectual property positions of Third Parties, the intellectual property position related to the product, including, for example, the scope of the intellectual property and length of exclusivity provided by the intellectual property post-marketing authorization of the product, applicable regulatory considerations (including the likelihood of regulatory approval), applicable manufacturing considerations, the profitability and commercial viability of the product, and other relevant development, manufacturing and commercialization factors based upon then-prevailing conditions. The parties acknowledge and agree that the level of efforts may vary over time and that a delay or cessation of efforts to achieve the [***] Milestone may be consistent with the use of Commercially Reasonable Efforts.

“Company” has the meaning set forth in the Preamble.

“Company Bonuses” means any and all annual, quarterly or other bonuses, commissions or similar incentive compensation accrued with respect to (or otherwise owed or payable to) any Company Employee in accordance with or under any Company Employee Plan or otherwise.

“Company Capital Stock” means the shares of Company Common Stock and Company Preferred Stock.

“Company Closing Certificate” has the meaning set forth in Section 6.6(d).

“Company Common Stock” means the shares of common stock of the Company, par value $0.0001 per share.

“Company Contract” means any Contract: (a) to which any Acquired Company is a party or (b) by which any Acquired Company or any of its assets is bound, in each case, as in effect as of the date of this Agreement.

“Company Cure Period” has the meaning set forth in Section 8.1(e).

“Company Employee” means any current or former employee, independent contractor or consultant of any Acquired Company.

“Company Employee Plan” means any plan, program, policy, practice, Contract or arrangement, whether written or unwritten, providing benefits or compensation (including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option or other equity-related or phantom equity award, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice or Contract), in any case: (a) that is sponsored, maintained or contributed to by any Acquired Company; (b) to which any Acquired Company is a party; or (c) with respect to which any Acquired Company has any liability (including contingent liability).

CONFIDENTIAL

“Company Financial Statements” has the meaning set forth in Section 2.4(a).

“Company Incentive Plan” means the Clade Therapeutics, Inc. 2020 Equity Incentive Plan.

“Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Company IP Contract” means any Contract to which any Acquired Company is or was a party or by which any Acquired Company is or was bound, that contains any assignment, transfer, or license of, or any covenant not to assert or enforce, any Intellectual Property or that otherwise relates to any Company Intellectual Property or any Intellectual Property developed by, on behalf of, with or for any Acquired Company, including any Contract set forth on Part 2.9(a) or Part 2.9(b) of the Disclosure Schedule.

“Company IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, owned or licensed by the Company and used in or necessary to the conduct of the business of any Acquired Company.

“Company Option” means each option to purchase shares of Company Capital Stock (or exercisable for cash) outstanding under any Company Incentive Plan or otherwise.

“Company Preferred Stock” means the Series A Preferred Stock and Series A-1 Preferred Stock.

“Company Product” means all compounds, molecules, and products (including product candidates) researched, tested, developed or manufactured by or on behalf of any Acquired Company.

“Company Product Know-How” means the Know-How owned or otherwise controlled by the Company and any Acquired Company as of the date hereof listed on Schedule 2.

“Company Program Technology” means the Milestone Patents and the Company Product Know-How.

“Company Restricted Stock” means Company Capital Stock issued under a Company Incentive Plan and subject to a repurchase right on the part of the Company.

“Company Transaction Expenses” means, without duplication and other than to the extent included in the calculation of Indebtedness, all fees, costs or expenses, (each, an “Expense”), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, and whether or not invoiced prior to the Closing Date, incurred by or on behalf of any Acquired Company, or to or for which any Acquired Company is or becomes subject or liable, in connection with any of the transactions contemplated by the Agreement and solely to the extent that such amounts have not been paid in full prior to the Effective Time, including: (a) Expenses described in Section 10.4 of the Agreement; (b) Expenses payable to legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of any Acquired Company, or who is otherwise entitled to any compensation or payment from any Acquired Company, in connection with any of the transactions contemplated by the Agreement; (c) any Expenses that are incurred prior to Closing and arise or are triggered or become due or payable to any Company Employee as a direct result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by the Agreement, including any severance, bonus, profit sharing or change of control payment or benefit (or similar payment obligations), made or provided, or required to be made or provided, by any Acquired Company as a result of or in connection with any of the transactions contemplated by this Agreement (other than the Excluded Severance); provided, that any severance, bonus, profit sharing, change of control payment or benefit (or similar payment obligations) that are put in place by or at the direction of Parent or its Affiliates, included the Surviving Company on or after Closing or Liabilities under such arrangements put in place by Parent that are incurred on or after the Closing by or at the direction of Parent or its Affiliates, included the Surviving Company shall not be “Company Transaction Expenses” and shall not reduce the consideration payable to the Participating Securityholders in any way or (d) any social security, Medicare, unemployment or other employment, withholding or payroll Taxes or similar amounts owed by or imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable that are due at or around the Closing Date, as a result of, or with respect or attributable to, any of the transactions contemplated by this Agreement, including in connection with any exercise or cancellation of Company Options at or prior to the Effective Time. No line item included in the calculation of the Company Transaction Expenses and Indebtedness shall be duplicative of any other line item included in such other calculations. For the avoidance of doubt, (i) the Company Transaction Expenses of the type set forth on Schedule 7 (the “Excluded Transaction Expenses”) shall not reduce the calculation of the Merger Consideration or constitute “Company Transaction Expenses” except to the extent the total amount of Excluded Transaction Expenses, taken together with all Excluded Severance, exceeds the Closing Cash Amount and (ii) if the aggregate amount of all Excluded Transaction Expenses and Excluded Severance exceeds the Closing Cash Amount, the amount of such excess shall constitute Company Transaction Expenses hereunder.

CONFIDENTIAL

“Computer Software” means computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of February 26, 2024 (as amended by that certain Amendment to Mutual Non-Disclosure Agreement, dated as of March 26, 2024), between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).

“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.

“Contested Amount” has the meaning set forth in Section 9.6(b).

“Contingent Company Transaction Expense” means any Company Transaction Expense that is or becomes payable by or on behalf of any Acquired Company and that was not paid at Closing in accordance with Section 1.10 as set forth on the Merger Consideration Spreadsheet.

“Continuing Employee” means each Company Employee that remains or continues in employment with the Parent or one of its Affiliates (including an Acquired Company) as of the Closing Date.

“Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, in each case which is legally binding.

“Cover” means, with respect to given product and a Valid Claim, that such Valid Claim would, absent a license thereunder or ownership thereof, be infringed by the making, having made, use, sale, offer for sale or importation of such product, and for purposes of determining such infringement, considering claims of pending patent applications as Valid Claims (to the extent such claims would otherwise constitute Valid Claims) as if they have already been issued.

CONFIDENTIAL

“D&O Tail Policy” has the meaning set forth in Section 4.10.

“Damages” means any losses, damages, awards, judgments, costs and expenses (including reasonable and documented fees and expenses of counsel and other professionals and expenses of investigation incurred therewith) asserted against, relating to, imposed upon, actually suffered, incurred or sustained by such Person, including any damages that are incidental or indirect, consequential, special or exemplary (solely to the extent reasonably foreseeable); provided that “Damages” shall not include punitive damages (except to the extent paid or payable by an Indemnitee to a third party in connection with a third party claim).

“Development Expiration Date” means the earlier to occur of: (a) [***] and (b) the date on which the [***] Milestone has been achieved.

“Development Report” has the meaning set forth in Section 1.7(c)(i).

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 10.16 of the Agreement.

“Dispute Period” has the meaning set forth in Section 9.6(b).

“Disregarded Share” has the meaning set forth in Section 1.5(a)(i).

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Divested Assets” has the meaning set forth in Section 10.9.

“Divestiture” has the meaning set forth in Section 10.9.

“Encumbrance” means any lien, pledge, charge, mortgage, deed of trust, easement, encroachment, security interest, encumbrance, license, claim, infringement, option, right of first refusal or preemptive right.

“End Date” has the meaning set forth in Section 8.1(b).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environment” means: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wetlands, flora and fauna.

“Environmental Law” means any Legal Requirement pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), or to the manufacture, processing, generation, treatment, transportation, disposal, storage, Environmental Release, or remediation of or exposure to a Contaminant or any other environmental matter as in effect on or prior to the date of this Agreement.

CONFIDENTIAL

“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) or any other Entity that would be considered a single employer with any Acquired Company within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Equiniti Trust Company, LLC.

“Excluded Severance” shall mean any severance obligations owing in respect of the agreements listed on Schedule 4 that become due and payable in connection with a termination of employment in anticipation of the Closing; provided that the aggregate amount of Excluded Severance shall not exceed the Closing Cash Amount.

“Expense Fund” has the meaning set forth in Section 1.5(b)(ii).

“Expense Fund Amount” means $100,000.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto in the U.S. having substantially the same function.

“FFDCA” has the meaning set forth in Section 2.12(b).

“FIRPTA Notifications” has the meaning set forth in Section 4.7.

“Fraud” shall mean common law fraud under Delaware law with respect to the making of the representations and warranties contained in Section 2 of this Agreement. For the avoidance of doubt, “Fraud” shall not include constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GLP” has the meaning set forth in Section 2.12(d).

“Governmental Authorization” means any: permit, license, approval, certificate, franchise, clearance, Consent, registration, variance, sanction, exemption, order, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, provincial, local, municipal, foreign or other government; (d) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) professional association or quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

CONFIDENTIAL

[***]

“[***] Milestone” means [***]

“Indemnity Holdback Issuance Date” has the meaning set forth in Section 9.1(a).

“Indemnity Holdback Shares” means 793,687 shares of Parent Common Stock.

“In-License Agreements” has the meaning set forth in Section 2.9(b).

“Indebtedness” means any and all amounts and obligations owed by any Acquired Company, (a) in respect of indebtedness for borrowed money (excluding any amounts outstanding under the Bridge Note); (b) in respect of capitalized lease obligations (including, for the avoidance of doubt, operating leases with fixed commitments for a period of more than one (1) year); (c) in respect to obligations evidenced by the drawn portion of any letter of credit, letter of guaranty, banker’s acceptance, performance bonds, surety bonds, debenture or other similar facility issued for the account of any Acquired Company; (d) any breakage costs, prepayment or other premiums, penalties and other fees, costs, expenses and payment obligations associated with prepayment or redemption or tender for any of the foregoing (other than to the extent included in Company Transaction Expenses); (e) indebtedness under any interest rate, currency, commodity and financial market swaps, options, forward contracts, caps and any other hedging or derivatives arrangement to which any Acquired Company is a party, in each case, including any amounts payable to terminate such arrangements or similar transactions; (f) any Taxes, including, accruing but unpaid Taxes and any payroll Taxes deferred under the provisions of the CARES Act or similar provision of state, local or foreign Tax law for (i) any Pre-Closing Tax Period and (ii) for the portion of any Straddle Period ending on the Closing Date (as determined in accordance with Section 9.9(c)); (g) guarantees of obligations of the type described in clauses (a), (b), (c) and (d); and (h) any Company Bonuses in respect of performance periods prior to the Closing to the extent not paid prior to the Closing (including any partial performance period for the 2024 calendar year).

“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current Affiliates (including Intermediate Sub, Merger Sub and, following the Merger, the Surviving Company); and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” above; provided, however, that the Participating Securityholders shall not be deemed to be “Indemnitees.”

“Indemnitors” has the meaning set forth in Section 9.2(a).

CONFIDENTIAL

“Information Statement” means an information statement prepared by the Company and relating to the vote by the stockholders of the Company on the adoption of the Agreement and the approval of the Merger and the other transactions contemplated by the Agreement.

“Intellectual Property” means, collectively: (a) all United States and non-United States registered, unregistered and pending: (i) Trademarks, internet domain names and URLs and all registrations and applications therefor, and the goodwill symbolized thereby; (ii) copyrights (including those in Computer Software), and all registrations and applications therefor; and (iii) Patents; and (b) all: (i) Computer Software; (ii) trade secrets; and (iii) other intellectual property and proprietary rights, including inventions (including inventions not yet claimed or otherwise disclosed in a Patent (each invention not yet claimed or otherwise disclosed in a Patent, a “Non-Patented Invention”) and rights in or to challenges to Third Party intellectual property rights (including ex parte reviews, inter partes reviews, post grant reviews, and oppositions (each, a “Third Party IP Challenge Right”)), rights of publicity, moral rights and rights of attribution.

“Interim Balance Sheet Date” has the meaning set forth in Section 2.4(a).

“IP Representations” means the representations and warranties set forth in Sections 2.9(a), (b), (f), (g), (h) and (q) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning set forth in the Recitals.

“Key Employees” means the individuals listed on Schedule 3.

“Key Stockholders” means each of the Company’s stockholders listed on Schedule 6.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, materials, models and techniques.

“knowledge,” “to the Company’s knowledge,” “to the Company’s Knowledge” and words and phrases of similar import means the actual knowledge of each of Chad Cowan, Jim Glasheen, Derek Hei, Leandro Vetcher and Grant Welstead.

“Legal Proceeding” means any action, suit, litigation, arbitration, claim, assessment, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, Order, rule, guideline, regulation or requirement issued, enacted, adopted, promulgated, entered, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 1.9(b).

“Liability” or “Liabilities” means any debt, obligation, duty or liability, including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect or conditional liability, regardless of whether such debt, obligation, duty or liability is immediately due and payable.

CONFIDENTIAL

“Licensed Intellectual Property” means all Intellectual Property that is exclusively, co-exclusively or non-exclusively licensed to any Acquired Company pursuant to an Intellectual Property License.

“Lock Up Agreement” means an agreement between Parent and certain stockholders of the Company immediately prior to the Effective Time in the form set forth on Exhibit C.

“Made Available to Parent” means contained and accessible for a continuous period of at least one (1) Business Day prior to the date of this Agreement in the virtual data rooms hosted on behalf of the Company by CARTA at (i) https://app.carta.com/data-rooms/1292096/85771/files/?deal_room_token=a6b614293dbe470c900db45dcf31bcd0; (ii)  https://app.carta.com/data-rooms/1292096/85607/?tab_name=files; (iii) https://app.carta.com/data-rooms/1292096/84380/files/ and (iv) https://app.carta.com/data-rooms/1292096/85501/files/, in connection with the Merger to which Parent and its designated Representatives had unrestricted access and notification rights during such period.

“Management Carveout Plan” shall mean the Clade Therapeutics, Inc. Change in Control Bonus Plan, effective as of April 10, 2024.

“Management Carveout Plan Payment ” shall mean the payments payable under the Management Carveout Plan.

“Management Carveout Plan Payment Recipient” shall mean the recipients of payments under the Management Carveout Plan.

“Material Adverse Effect” means any effect, change, event, circumstance or development (each, an “Effect”) that is, or could reasonably be expected to be or to become, materially adverse with respect to or on: (i) the business, financial condition, assets, Intellectual Property, Liabilities or results of operations, or financial performance of the Acquired Companies; or (ii) materially impair or prevent the ability of the Company to perform the transactions contemplated by this Agreement; provided, however, that, for purposes of clause “(i)” only, the following shall not be deemed to constitute a Material Adverse Effect: (a) actions (i) expressly required by the terms or conditions of this Agreement or (ii) at the request of Parent, or the failure to take any action expressly prohibited by this Agreement; (b) the negotiation, execution, announcement, pendency, or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement, the identity of (or facts or circumstances related to) Parent; (c) changes in any industry or industry sector or in markets in which the Acquired Companies operate; (d) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets; (e) changes in general legal, tax, regulatory, political, or business conditions in any country or region; (f) acts of war, armed hostilities, sabotage, or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage, or terrorism threatened or underway as of the date of this Agreement; (g) any failure by the Acquired Companies to meet any projections, guidance, estimates, forecasts, or milestones for or during any period (provided, that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination of whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (h) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, or other natural disasters, weather conditions, pandemics, and other force majeure events in any country or region; and (i) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP (or the interpretation thereof); except with respect to clauses (c), (d), (e), (f), or (h), to the extent that such change, effect, event, fact, or circumstance disproportionately affects the Acquired Companies, as compared to other companies in the same industry (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur.

CONFIDENTIAL

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the consideration that a Non-Dissenting Stockholder is entitled to receive in exchange for such Non-Dissenting Stockholder’s shares of Company Capital Stock outstanding as of immediately prior to the Effective Time calculated pursuant to Section 1.5(a).

“Merger Consideration Certificate” has the meaning set forth in Section 6.6(d).

“Merger Consideration Spreadsheet” has the meaning set forth in Section 6.6(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Milestone Achievement Date” means the date of achievement by a Milestone Party of the [***] Milestone.

“Milestone Consideration Value” means an amount equal to $10,000,000 less any Contingent Company Transaction Expense (excluding any Contingent Company Transaction Expense that has already been deducted from payments to the Participating Securityholders as of the Milestone Achievement Date).

“Milestone Party” means: (a) Parent and its Affiliates, including the Company; or (b) with respect to a given Milestone Product, any of Parent’s or any of its Affiliates’ respective licensees, sublicensees, transferees, or assignees, in each case, of any Valid Claim of a Milestone Patent Covering such Milestone Product.

“Milestone Patent” means any Patent owned or otherwise controlled by any Acquired Company as of immediately prior to the Effective Time and/or any Patent that claims priority to any of the foregoing.

“Milestone Payment” means the payment of the Milestone Consideration Value in cash, in shares of Parent Common Stock or as a combination thereof as provided in the Agreement.

“Milestone Product” means [***]

“NASDAQ” means the NASDAQ Global Market.

“Non-Accredited Investor” means any holder of Company Capital Stock and/or Company Options that is not an Accredited Investor.

“Non-Dissenting Stockholder” means each holder of Company Capital Stock that does not properly assert or perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.5.

“Non-Patented Invention” has the meaning set forth in the definition of Intellectual Property.

CONFIDENTIAL

“Notice of Claim” has the meaning set forth in Section 9.6(a).

“Option Grant Date” has the meaning set forth in Section 2.3(b).

“Order” means any order, writ, injunction, judgment, edict, decree, ruling or award of any arbitrator or any court or other Governmental Body.

“Owned Intellectual Property” means all Intellectual Property owned by any Acquired Company, including any Intellectual Property that is jointly owned with another person at such time, together with any other Intellectual Property set forth on Part 2.9(a)(i) of the Disclosure Schedule.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the Parent’s common stock, par value $0.0001 per share.

“Parent Consideration Shares” means the shares of Parent Common Stock issuable to Participating Securityholders pursuant to Section 1.5(a)(ii) and Section 1.5(a)(iii).

“Parent Cure Period” has the meaning set forth in Section 8.1(f).

“Parent Stock Price” means, as of any date of determination, an amount equal to the volume weighted average trading price of Parent Common Stock for the thirty (30) consecutive trading day period ending immediately preceding the applicable date of determination (as adjusted to reflect any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction with respect to shares of Parent Common Stock during such thirty (30) trading day period (rounded up to the nearest $0.0001)).

“Participating Securityholder” means each (a) Non-Dissenting Stockholder that holds shares of Company Preferred Stock as of immediately prior to the Effective Time and (b) Management Carveout Plan Recipient.

“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), filed and pending patent applications (including original, priority, continuing (in whole or part), divisional, reissue, renewal, substitution, and re-examination applications), and any pending or granted term extensions (including patent term extension applications and supplementary protection certificates) or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

“Payment Administrator” has the meaning set forth in Section 1.9(a).

“Payment Compliance Date” means for a particular Non-Dissenting Stockholder as of immediately prior to the Effective Time, the first date upon which such Non-Dissenting Stockholder as of immediately prior to the Effective Time has validly executed and delivered a properly completed a letter of transmittal and other documents required by the Payments’ Administrator in accordance with Section 1.10;.

“Payment Fund” has the meaning set forth in Section 1.9(a).

“Payments Agreement” means the payments administration agreement to be entered into among Parent and the Payments Administrator on or prior to the Closing Date.

“Permitted Purchaser Share Transferees” has the meaning set forth in Section 1.7(e)(ii).

CONFIDENTIAL

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means information that constitutes “personal information,” “personal data” or similarly defined term that is governed, regulated or protected by one (1) or more applicable Legal Requirements.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 9.9(a).

“Privacy and Security Laws” means all applicable federal, state, and local privacy, data security and data protection Legal Requirements governing the processing of Personal Information, and all binding regulations and guidance issued by Governmental Bodies.

“Pro Rata Share” means with respect to any Indemnitor, a fraction having a numerator equal to the aggregate amount of Merger Consideration that such Indemnitor is entitled to receive pursuant to Section 1.5(a) of the Agreement and the aggregate amount of the Management Carveout Plan Payments that such Indemnitor is entitled to receive pursuant to the Management Carveout Plan (determined assuming the distribution in full of the Indemnity Holdback Shares and the Expense Fund Amount and without giving effect to any payments that may be made under Section 1.7), and having a denominator equal to the aggregate amount of Merger Consideration that all Indemnitors are entitled to receive pursuant Section 1.5(a) of the Agreement (including any Management Carveout Plan Payment made to any Management Carveout Plan Payment Recipient and determined assuming the distribution in full of the Indemnity Holdback Shares and the Expense Fund Amount and without giving effect to any payments that may be made under Section 1.7).

“Properties” means the leasehold properties held or occupied by any Acquired Company.

“Registration Statement” has the meaning set forth in Section 1.11(a).

“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Body involved in authorizing an IND to initiate or conduct clinical testing in humans or involved in granting approval to import, market and sell pharmaceutical products, including the FDA.

“Related Party” has the meaning set forth in Section 2.18.

“Remaining Available Indemnity Holdback Shares” means, at any time, the aggregate number of Indemnity Holdback Shares (after deducting the number of Indemnity Holdback Shares that have been forfeited pursuant to Claimed Amounts in accordance with Article 9 as of such time).

“Representative Losses” has the meaning set forth in Section 10.1(f).

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives of a Person.

“Required Stockholder Votes” has the meaning set forth in Section 2.22.

“Response Notice” has the meaning set forth in Section 9.6(b).

“Retained Indemnity Holdback Shares” has the meaning set forth in Section 9.6(g).

CONFIDENTIAL

“SEC” has the meaning set forth in Section 1.11(a).

“Section 280G” has the meaning set forth in Section 5.2(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Agent” has the meaning set forth in Section 10.1(a).

“Securityholders’ Agent Engagement Agreement” has the meaning set forth in Section 10.1(f).

“Securityholders’ Agent Group” has the meaning set forth in Section 10.1(f).

“Series A Preferred Stock” means the shares of Series A Preferred Stock of the Company, par value of $0.0001 per share.

“Series A-1 Preferred Stock” means the shares of Series A-1 Preferred Stock of the Company, par value of $0.0001 per share.

“Specified Person” has the meaning set forth in Section 2.3(g).

“Specified Representations” means: (a) the representations and warranties set forth in Sections 2.1(a) and (b) (Due Organization, Subsidiaries, Etc.), 2.2(a) (Charter Documents), 2.3(a) (Capitalization), 2.14 (Tax Matters), 2.20 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes), 2.22 (Vote Required) and 2.23 (Brokers) of the Agreement.

“Stimulus Program” means any stimulus fund program or other similar grant, incentive, subsidy, or similar benefit or accommodation (including any Tax Measure) from any Governmental Body or pursuant to any Contract, including the CARES Act stimulus fund programs and other similar stimulus fund programs enacted in connection with or in response to the COVID-19 pandemic.

“Stipulated Amount” has the meaning set forth in Section 9.6(e).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person means another Person if such Person directly or indirectly owns or purports to own, beneficially or of record at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surviving Company” has the meaning set forth in the Section 1.1.

“Tax” means any federal, state, local or foreign tax or charge in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, custom, duty, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, escheat, unclaimed property, environmental, alternative or add-on minimum or estimated taxes or any other tax or duty of any kind whatsoever, including any interest, fine, penalty, or addition attributable to or imposed with respect to such amounts, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

CONFIDENTIAL

“Tax Matter” has the meaning set forth in Section 9.9(e).

“Tax Measure” means any provisions of federal, state, or local law impacting Tax, including, permitting any nonpayment or deferral of Tax, including payroll or similar employment related taxes, application made for any carryback of a net operating loss or similar Tax item, Tax credit, or other similar Tax savings or any Tax refund, including any claim for Tax refund that is currently pending

“Tax Representations” means the representations and warranties set forth in Section 2.14 of this Agreement.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” means any Governmental Body or political subdivision thereof having jurisdiction over the assessment, determination, collection or other imposition in respect of Taxes.

“Third Party” means any person other than the Company, a stockholder of the Company, Parent, Securityholders’ Agent and their respective Affiliates and successors and permitted assigns.

“Third Party IP Challenge Right” has the meaning set forth in the definition of Intellectual Property.

“Tipping Basket” has the meaning set forth in Section 9.3(a).

“Trade Secrets” means any trade secrets, and such other items in following list that constitute trade secrets under applicable Legal Requirements: confidential unpatented or unpatentable inventions, processes, formulae, developments, discoveries, technology, cell lines, biological materials, compounds, compositions, probes, sequences, technical information, data, methods, models, biological materials, bioassays, clones, molecules, protocols, reagents, experiments, lab results, test, know-how, concepts, ideas, research and development, business plans, strategies or other confidential or proprietary information or materials.

“Trademark” means any trademark, service mark, trade name, trade dress, certification mark, distinguishing guise, logo, slogan, design right, corporate name, right in business or get-up or other source or business identifier (in each case whether or not registered) and any registration, application, renewal or extension of any of the foregoing and any goodwill symbolized by or associated with any of the foregoing.

“Transaction Deduction” means the sum, without duplication, of the following, in each case to the extent properly deductible for U.S. federal income tax purposes: (a) any sale bonuses or other compensatory payments made in connection with the Merger (including the Company portion of any employment Taxes borne by the Indemnitors); and (b) to the extent not included in the foregoing clause “(a),” any and all payments of Company Transaction Expenses and Indebtedness as contemplated by this Agreement.

“Transfer Taxes” means all federal, state, local, foreign and other transfer, documentary, sales, use, stamp, registration or other similar Taxes applicable to, imposed upon or arising out of the transactions contemplated by this Agreement.

“Transferee” has the meaning set forth in Section 10.9.

CONFIDENTIAL

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 2.4(a)

“Unresolved Claims” has the meaning set forth in Section 9.6(g).

“Upfront Stock Consideration” means 4,535,333 shares of Parent Common Stock.

“Valid Claim” means either (A) a claim of an issued and unexpired Milestone Patent that (x) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Body of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and (y) has not been canceled, withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (B) a claim of a Milestone Patent that is a pending patent application that (x) has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken, and (y) has been pending for less than ten (10) years.

“Waived Section 280G Payments” has the meaning set forth in Section 5.2(c).

“WARN” has the meaning set forth in Section 2.15(k).

CONFIDENTIAL

EXHIBIT B

Form of Joinder Agreement

B-1

CONFIDENTIAL

EXHIBIT C

Form of Lock Up Agreement

C-1

CONFIDENTIAL

EXHIBIT D

Form of Letter Of Transmittal

D-1

CONFIDENTIAL

EXHIBIT E

Accredited Investor Questionnaire

E-1

CONFIDENTIAL

EXHIBIT F

Agreements to be Terminated Prior to Closing

1.	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 27, 2023, by and among the Company, the Investors (as defined therein) listed on Schedule A attached thereto and the Key Holders (as defined therein) listed on Schedule B attached thereto.

2.	Amended and Restated Investors’ Rights Agreement, dated as of September 27, 2023, by and among the Company and the Investors (as defined therein) listed on Schedule A attached thereto.

3.	Amended and Restated Voting Agreement, dated as of September 27, 2023, by and among the Company, the Investors (as defined therein) listed on Schedule A attached thereto and the Key Holders (as defined therein) listed on Schedule B attached thereto.

EXHIBIT G

Required Third Party Consents

None.

EXHIBIT H

Resignations

Officers:

1.	Jim Glasheen
2.	Chad Cowan
3.	Derek Hei
4.	Leandro Vetcher

Directors:

1.	Jim Glasheen
2.	Chad Cowan
3.	Martin Murphy
4.	Daniel Vasella
5.	Neil White
6.	Emile Voest

EXHIBIT I

governmental Consents

None.